UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C
(Rule 14c-101)

Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934

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☒	Definitive Information Statement

HANDY & HARMAN LTD.

(Name of Registrant as Specified In Its Charter)

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Handy & Harman Ltd.
1133 Westchester Avenue, Suite N222
White Plains, New York 10604

Dear Handy & Harman Ltd. Stockholders:

Please be advised that on May 28, 2015, the potential receipt of shares of our common stock, $.01 par value (the “Common Stock”), by SPH Group Holdings LLC (“SPHG Holdings”), the holder of approximately 66.1% of our outstanding Common Stock, was approved by the written consent of SPHG Holdings. The proposed receipt by SPHG Holdings of our Common Stock will be made in connection with an exchange agreement between our wholly-owned subsidiary Handy & Harman Group Ltd. (“H&H Group”) and SPHG Holdings whereby SPHG Holdings will exchange shares that it holds in JPS Industries, Inc. for newly issued shares of our Common Stock held by H&H Group.  The exact number of shares of Common Stock to be received by SPHG Holdings will be determined by reference to the twenty days’ dollar volume weighted average price of our Common Stock (as more fully described in the attached Notice and Information Statement).  Assuming that the twenty days’ dollar volume weighted average price is $31.68, which was the closing price of our Common Stock as reported on the NASDAQ Capital Market on May 29, 2015, SPHG Holdings will receive approximately 1,527,953 shares of our Common Stock.  Accordingly, based on this assumption, our total outstanding shares will increase from 10,784,634 shares to 12,312,587 shares, and the percentage ownership of SPHG Holdings in our company will increase from 66.1% to 70.3%.

The exchange agreement was approved by our Audit Committee, consisting solely of our independent directors, and our Board of Directors.

We previously circulated a Definitive Information Statement on or about February 9, 2015 to our stockholders relating to the potential issuance of 863,946 shares of our Common Stock (constituting an approximate 8.0% increase in our Common Stock) to SPHG Holdings.  While that potential issuance was approved by our Audit Committee, our Board of Directors and SPHG Holdings, that potential issuance did not occur as the transaction relating to that potential issuance was terminated.

Please be advised further that on May 28, 2015, our Board of Directors approved the adoption of an amendment (the “Amendment”) to our certificate of incorporation (the “Certificate of Incorporation”), which extends the expiration date from July 29, 2015 to July 29, 2018 of the 5% ownership limitations contained in ARTICLE FIFTH of our Certificate of Incorporation.  This ownership limitation preserves the tax treatment of our net operating losses and other tax benefits.  On May 28, 2015, SPHG Holdings approved the Amendment.

For more information concerning the potential receipt by SPHG Holdings of our Common Stock and the Amendment, please see the attached Notice and the accompanying Information Statement.

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER WHICH WILL BE DESCRIBED HEREIN.

By order of the Board of Directors,

/s/ Warren G. Lichtenstein
WARREN G. LICHTENSTEIN
Chairman of the Board

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the potential issuance, passed upon the merits or fairness of the potential issuance or passed upon the adequacy or accuracy of the disclosures in this letter to stockholders or the accompanying Notice and Information Statement. Any representation to the contrary is a criminal offense.

NOTICE OF ACTION TAKEN PURSUANT TO
WRITTEN CONSENT OF STOCKHOLDERS

HANDY & HARMAN LTD.
1133 Westchester Avenue, Suite N222
White Plains, New York 10604

DATE FIRST MAILED TO STOCKHOLDERS: June 24, 2015

THIS INFORMATION STATEMENT IS BEING PROVIDED TO
YOU BY THE BOARD OF DIRECTORS OF HANDY & HARMAN LTD.
WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

To the Stockholders of Handy & Harman Ltd.:

This Notice and the accompanying Information Statement are being furnished to the stockholders of Handy & Harman Ltd., a company incorporated in Delaware (“we,” “us,” “our,” “HNH,” or the “Company”), to advise our stockholders of the potential receipt of shares of our common stock, $.01 par value (the “Common Stock”), by SPH Group Holdings LLC (“SPHG Holdings”), the holder of approximately 66.1% of our Common Stock and an entity affiliated with certain of our directors and officers. The proposed receipt will be made in connection with an exchange agreement, dated as of May 31, 2015, between our wholly owned subsidiary Handy & Harman Group, Ltd. (“H&H Group”) and SPHG Holdings (the “Exchange Agreement”).  The Exchange Agreement provides that we will issue (the “Issuance”) to H&H Group shares of our Common Stock in an amount equal to the product of (a) the aggregate number of shares of Common Stock, par value $.01 per share (“JPS Common Stock”) of JPS Industries, Inc. (“JPS”) held by SPHG Holdings immediately prior to the Exchange (as defined below) multiplied by (b) a fraction, (i) the numerator of which is $11.00 and (ii) the denominator of which is an amount equal to the Parent Stock Price (as defined in the Exchange Agreement and which is determined by reference to the twenty days’ dollar volume weighted average price for shares of our Common Stock ending with the complete trading day prior to the Merger (as defined below)).  Following the Issuance, H&H Group will exchange (the “Exchange”) such newly issued shares of our Common Stock for all shares of JPS Common Stock held by SPHG Holdings.  The Issuance and Exchange will take place following the merger of a subsidiary of H&H Group into JPS (the “Merger”).

Assuming a Parent Stock Price of $31.68, which was the closing price of our Common Stock as reported on the NASDAQ Capital Market on May 29, 2015, the trading day immediately prior to public disclosure of the Issuance and the Exchange, SPHG Holdings will receive approximately 1,527,953 shares of Common Stock in the Exchange.  As of April 29, 2015, we had 10,784,634 shares of Common Stock outstanding, of which SPHG Holdings owns 7,131,185 shares.  Accordingly, assuming a Parent Stock Price of $31.68, upon consummation of the Issuance and the Exchange our total outstanding shares will increase to 12,312,587 and the percentage ownership of SPHG Holdings in the Company will increase from 66.1% to 70.3%.

The Issuance and the Exchange have been approved by the Audit Committee of our Board of Directors, consisting solely of independent directors, and our Board of Directors (the “Board”). Because of the stockholder approval requirements of the NASDAQ Stock Market, the Issuance and the Exchange also had to be approved by our stockholders. The Issuance and the Exchange have been approved by the written consent of SPHG Holdings, the holder of a majority of our issued and outstanding Common Stock. We urge you to read the entire Information Statement included with this Notice carefully for a more complete description of these matters.

This Notice and the accompanying Information Statement also relates to the following corporate action.  On May 28, 2015, our Board approved the adoption of a Certificate of Amendment (the “Amendment”) to our certificate of incorporation (the “Certificate of Incorporation”) in order to extend the expiration date of the 5% ownership limitation contained in ARTICLE FIFTH of our Certificate of Incorporation, which preserves the tax treatment of our net operating losses and other tax benefits.  The Amendment extends the expiration date of such protective provisions for an additional three year period, from July 29, 2015 to July 29, 2018.

On May 28, 2015, through the consent of SPHG Holdings, a majority of our issued and outstanding shares of Common Stock took action in lieu of a Special Meeting of our stockholders authorizing us to adopt the Amendment.

Pursuant to Rule 14c−2 under the Exchange Act, the Issuance and Exchange and the filing of the Amendment with the Secretary of State of Delaware can be made no sooner than 20 calendar days after the definitive form of the accompanying Information Statement is first mailed to the Company’s stockholders. Since the definitive form of the accompanying Information Statement is first being mailed to our stockholders on June 24, 2015, the Issuance and Exchange and the filing of the Amendment with the Secretary of State of Delaware may be made on or after July 13, 2015. As the matters set forth in this Notice and accompanying Information Statement have been duly authorized and approved by the written consent of the holders of a majority of the voting power of the Company’s issued and outstanding voting securities, your vote or consent is not requested or required to approve the Issuance and Exchange or the Amendment. The accompanying Information Statement is provided solely for your information and we are not, by sending this Information Statement, asking any of our stockholders to vote.

By order of the Board of Directors,

/s/ Warren G. Lichtenstein
WARREN G. LICHTENSTEIN
Chairman of the Board

White Plains, New York

June 22, 2015

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the potential issuance, passed upon the merits or fairness of the potential issuance or passed upon the adequacy or accuracy of the disclosures in this Notice or the accompanying Information Statement. Any representation to the contrary is a criminal offense.

ANNEXES

Annex A: Exchange Agreement between Handy & Harman Group, Ltd. and SPH Group Holdings LLC

Annex B: Certificate of Amendment to Handy & Harman Ltd.’s Certificate of Incorporation

Annex C: Handy & Harman Ltd.’s Consolidated Annual Financial Statements

Annex D: Handy & Harman Ltd.’s Unaudited Consolidated Interim Financial Statements

Annex E: Management’s Discussion and Analysis of Financial Condition and Results of Operations

HANDY & HARMAN LTD.
1133 Westchester Avenue, Suite N222
White Plains, New York 10604

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

ABOUT THIS INFORMATION STATEMENT

General – Issuance and Exchange

This Information Statement is being furnished by Handy & Harman Ltd., a Delaware corporation (“we,” “us,” “our,” “HNH” or the “Company”), to advise our stockholders of the potential receipt of shares of our common stock, $.01 par value (the “Common Stock”), by SPH Group Holdings LLC (“SPHG Holdings”), the holder of approximately 66.1% of our Common Stock and an entity affiliated with certain of our directors and officers. The proposed receipt by SPHG Holdings will be made in connection with an exchange agreement, dated as of May 31, 2015, between our wholly-owned subsidiary Handy & Harman Group, Ltd. (“H&H Group”) and SPHG Holdings (the “Exchange Agreement”).  The Exchange Agreement provides that we will issue (the “Issuance”) to H&H Group shares of our Common Stock in an amount equal to the product of (a) the aggregate number of shares of Common Stock, par value $.01 per share (“JPS Common Stock”), of JPS Industries, Inc. (“JPS”) held by SPHG Holdings immediately prior to the Exchange (as defined below) multiplied by (b) a fraction, (i) the numerator of which is $11.00 and (ii) the denominator of which is an amount equal to the Parent Stock Price (as defined in the Exchange Agreement and which is determined by reference to the twenty days’ dollar volume weighted average price for shares of our Common Stock ending with the complete trading day prior to the Merger (as defined below)).  Following the Issuance, H&H Group will exchange (the “Exchange”) such newly issued shares of our common stock for all shares of JPS Common Stock held by SPHG Holdings.  The Issuance and the Exchange will take place following the merger of a subsidiary of H&H Group into JPS (the “Merger”).

Assuming a Parent Stock Price of $31.68, which was our closing price as reported on the NASDAQ Capital Market on May 29, 2015, the trading day immediately prior to public disclosure of the Issuance and the Exchange, SPHG Holdings will receive approximately 1,527,953 shares of our Common Stock.  As of April 29, 2015, we had 10,784,634 shares of Common Stock outstanding, of which SPHG Holdings owns 7,131,185 shares.  Accordingly, assuming a Parent Stock Price of $31.68, upon consummation of the Issuance and Exchange our total outstanding shares will increase to 12,312,587 and the percentage ownership of SPHG Holdings in the Company will increase from 66.1% to 70.3%.

The Exchange Agreement is attached as Annex A to this Information Statement.

Approval of the Issuance and the Exchange by Our Audit Committee and Our Board of Directors

On  April 17, 2015 the Audit Committee of our Board of Directors (the “Audit Committee”), consisting solely of independent directors, approved the Issuance and the Exchange and also on April 17, 2015 our Board of Directors (the “Board”) approved the Issuance and the Exchange.

Requirement to Obtain Stockholder Approval of Issuance and Exchange

We are subject to the NASDAQ Stock Market Listing Rules because our Common Stock is currently listed on the NASDAQ Capital Market. As described in the next paragraph, the Issuance and the Exchange require stockholder approval under the NASDAQ Stock Market Listing Rules because an affiliate of ours will receive shares of our Common Stock in exchange for shares such affiliate owns in an entity in which the affiliate has a greater than 5% interest.

Pursuant to the NASDAQ Stock Market Listing Rule 5635(a)(2), when a NASDAQ−listed company proposes to issue securities in connection with the acquisition of the stock or assets of another company, stockholder approval is required if a substantial stockholder of such company has a 5% or greater interest, directly or indirectly, in such company or the assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock could result in an increase in outstanding shares of common stock or voting power of 5% or more. NASDAQ Stock Market Listing Rule 5635(e)(3) defines a substantial stockholder as the holder of an interest of 5% or more of either the number of shares of common stock or the voting power outstanding of a NASDAQ−listed company. Because SPHG Holdings currently owns approximately 66.1% of our outstanding Common Stock, SPHG Holdings is considered a substantial stockholder of the Company under NASDAQ Stock Market Listing Rule 5635(e)(3). In addition, it is estimated that SPHG Holdings will own approximately 4,400,504 shares of JPS Common Stock immediately prior to the Exchange, or approximately 42.3% of the outstanding JPS Common Stock, and SPHG Holdings will receive our Common Stock in exchange for the JPS Common Stock it holds.

Impact of the Exchange and Issuance on our Stockholders

As of April 29, 2015, we had 10,784,634 shares of Common Stock issued and outstanding and entitled to vote on the Issuance and Exchange, of which SPHG Holdings owns 7,131,185 shares, or approximately 66.1% of our outstanding shares. As a result of the Issuance and Exchange, assuming a Parent Stock Price of $31.68 per share, which was the closing price of our Common Stock as reported on the NASDAQ Capital Market on May 29, 2015, our issued and outstanding shares will increase by approximately 1,527,953 shares of Common Stock, or approximately 14.2%, from 10,784,634 shares to 12,312,587 shares of Common Stock and SPHG Holdings will beneficially own 8,659,138 shares of our Common Stock or approximately 70.3% as opposed to the current approximate of 66.1%.  Assuming a Parent Stock Price of $33.1978, which was the twenty days’ dollar volume weighted average price for shares of our Common Stock ending on the trading day immediately prior to the record date of this Information Statement (June 17, 2015), our issued and outstanding shares will increase by 1,458,095 shares of Common Stock or approximately 13.5 % to 12,242,729 shares of Common Stock and SPHG Holdings will own 8,589,280 shares of our Common Stock or approximately 70.2%.

Approval of Charter Amendment

This Notice and the accompanying Information Statement also relates to the following corporate action.  On May 28, 2015, our Board approved the adoption of a Certificate of Amendment (the “Amendment”) to our Certificate of Incorporation in order to extend the expiration date of the 5% ownership limitation contained in ARTICLE FIFTH of our Certificate of Incorporation, which preserves the tax treatment of our net operating losses (“NOLs”) and other tax benefits.  The Amendment extends the expiration date of such protective provisions for an additional three year period, from July 29, 2015 to July 29, 2018.

The Actions by Written Consent

In order to consummate the Issuance and the Exchange and the Amendment, pursuant to the Delaware General Corporation Law (the “DGCL”), the Company had to obtain the approval of a majority of the outstanding Common Stock of the Company present in person or represented by proxy and entitled to vote on the matter. Abstentions and broker non-votes count against the actions. On May 28, 2015, SPHG Holdings, the holder of a majority of our outstanding shares of Common Stock, approved the Issuance and the Exchange and the Amendment, in lieu of a special meeting of our stockholders, by written consent.

No Voting Required; Notice Pursuant to Section 228

We are not seeking a vote, authorizations, or proxies from you. Our amended and restated certificate of incorporation, amended and restated bylaws, as amended, and Section 228 (“Section 228”) of the DGCL provide that stockholders may take action without a meeting of the stockholders and without prior notice if a consent in writing, setting forth the action so taken, is signed by the holders of the outstanding voting shares holding not less than the minimum number of votes that would be necessary to approve such action at a stockholders meeting. The approval by at least a majority of the outstanding voting power of our Common Stock is required to approve the Issuance and the Exchange and the Amendment.

Pursuant to Section 228, we are required to provide prompt notice of the taking of a corporate action by written consent to our stockholders who have not consented in writing to such action. This Information Statement serves as the notice required by Section 228.

Dissenters’ Rights of Appraisal

The DGCL does not provide dissenters’ rights of appraisal to our stockholders in connection with the matters approved by the written consent.

General Information

We previously circulated a Definitive Information Statement on or about February 9, 2015 to our stockholders relating to the potential issuance of 863,946 shares of our Common Stock to SPHG Holdings.  While that potential issuance was approved by the Audit Committee, our Board and SPHG Holdings, that potential issuance did not occur as the transaction relating to that potential issuance was terminated.

This Information Statement is first being mailed on or about June 24, 2015 to stockholders of record of the Company as of June 17, 2015 (the “Record Date”), and is being delivered to inform you of the corporate actions described herein before it takes effect in accordance with Rule 14c−2 of the Exchange Act.

In addition the Exchange and the Issuance will not become effective until at least July 13, 2015, which is more than 20 calendar days following the date on which this Information Statement was first sent to our stockholders. The Company will not be able to file the Amendment until July 13, 2015 which is more than 20 calendar days following the date on which this Information Statement was sent to Shareholders.

Our principal executive offices are located at 1133 Westchester Avenue, Suite N222, White Plains, New York, 10604 and our main telephone number is (914) 461-1300.

RECEIPT OF SHARES BY SPHG HOLDINGS

This Information Statement is being delivered in connection with the receipt by SPHG Holdings, the holder of approximately 66.1% of our outstanding Common Stock, of shares of our Common Stock in connection with the Issuance and Exchange. Because of the stockholder approval requirements of the NASDAQ Stock Market, stockholder approval of the Issuance and Exchange is required. The Issuance and the Exchange have been approved by our Audit Committee, which consists solely of independent directors, and our Board. In addition, the Issuance and Exchange have been approved by SPHG Holdings, the holder of a majority of our outstanding shares of Common Stock. Accordingly, your vote or consent is not requested or required to approve the Issuance and the Exchange.

The Parties

Our Company. We are a Delaware corporation with our principal executive offices located at 1133 Westchester Avenue, Suite N222, White Plains, New York 10604. HNH is a diversified manufacturer of engineered niche industrial products with leading market positions in many of the markets it serves. Through our wholly owned operating subsidiaries, HNH focuses on high margin products and innovative technology and serves customers across a wide range of end markets. HNH sells its products and services through direct sales forces, distributors and manufacturer’s representatives. HNH is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and other information with the Securities Exchange Commission (the “SEC”) relating to its business, financial condition and other matters.

Steel Holdings. Steel Partners Holdings L.P. (“Steel Holdings”) is a global diversified holding company that engages or has interests in a variety of operating businesses through its subsidiary companies.

SPHG Holdings. SPHG Holdings is a subsidiary of Steel Holdings. The principal business of SPHG Holdings is holding securities for the account of Steel Holdings.

H&H Group. H&H Group is a Delaware corporation and a wholly owned subsidiary of HNH.

Corporate Actions

Audit Committee and Board Approval. After consideration and review of the merits of the Issuance and the Exchange, our Audit Committee, consisting solely of independent directors, and our Board approved the Issuance and the Exchange.

Requirement to Obtain Stockholder Approval. We are subject to the NASDAQ Stock Market Listing Rules because our Common Stock is currently listed on the NASDAQ Capital Market. As described in the next paragraph, the Issuance and Exchange require stockholder approval under the NASDAQ Stock Market Listing Rules because an affiliate of ours will receive shares of our Common Stock in exchange for shares such affiliate owns in an entity that the affiliate has a greater than 5% interest.

Pursuant to NASDAQ Stock Market Listing Rule 5635(a)(2), when a NASDAQ−listed company proposes to issue securities in connection with the acquisition of the stock or assets of another company, stockholder approval is required if a substantial stockholder of such company has a 5% or greater interest, directly or indirectly, in such company or the assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock could result in an increase in outstanding shares of common stock or voting power of 5% or more. NASDAQ Stock Market Listing Rule 5635(e)(3) defines a substantial stockholder as the holder of an interest of 5% or more of either the number of shares of common stock or the voting power outstanding of a NASDAQ−listed company. Because SPHG Holdings currently owns approximately 66.1% of our outstanding Common Stock, SPHG Holdings is considered a substantial stockholder of the Company under NASDAQ Stock Market Listing Rule 5635(e)(3). In addition, it is estimated that SPHG Holdings will own approximately 4,400,504 shares of JPS Common Stock immediately prior to the Exchange, or approximately 42.3% of the outstanding JPS Common Stock, and SPHG Holdings will receive our Common Stock in exchange for the JPS Common Stock. If the Issuance and the Exchange are consummated, then based on a Parent Stock Price of $31.68 per share our outstanding shares of Common Stock will increase by approximately 14.2% and the percentage ownership of SPHG Holdings in our Company will increase by approximately 4.2%.

In addition to NASDAQ Stock Market Listing Rule 5635(a)(2), NASDAQ Stock Market Listing Rule 5635(d) requires stockholder approval prior to the issuance of securities when the issuance enables an investor to acquire or have the right to acquire 20% or more of the outstanding common stock or voting power of a company at a price less than the greater of book or market value.  While we do not believe that we will issue 20% or more of our Common Stock or voting power to SPHG Holdings as part of the Issuance and Exchange, the approval of SPHG Holdings also constitutes stockholder approval for purposes of NASDAQ Stock Market Listing Rule 5635(d).

Approval by Written Consent.  On May 28, 2015, SPHG Holdings, the beneficial owner of approximately 66.1% of the outstanding shares of our Common Stock, executed the Written Consent in lieu of a meeting approving the Issuance and the Exchange. As a result, no further approval of our stockholders is required to approve the Issuance and the Exchange.

No Fairness Opinion or Separate Vote by Our Unaffiliated Stockholders. In connection with the Issuance and the Exchange, our Board did not receive a report, opinion or appraisal from an outside party as to the value of our Common Stock or seek the approval of a vote by a majority of the shares of our Common Stock held by our unaffiliated stockholders. The Issuance and the Exchange were approved by our Audit Committee, which consists solely of independent directors, and our Board. In addition, our Board as well as our Audit Committee believes that linking the value of our Common Stock to a twenty days’ volume weighted average price provides sufficient procedural safeguards. The Board believes that there is sufficient liquidity in the trading volume of the Common Stock to enable the trading price of the Common Stock to provide sufficient indicia of the value of the Common Stock. The Board also believes that tying the value to a twenty days’ volume weighted average price, as opposed to a shorter period of time, ensures that the value of our Common Stock will not be subject to random fluctuations in the trading price of our Common Stock.

Dilutive Effect. Our stockholders will incur dilution of their percentage of stock ownership in HNH if and when the Issuance and Exchange are consummated. This means that our current stockholders will own a smaller percentage interest in HNH as a result of the Issuance and Exchange.

Based on a Parent Stock Price of $31.68, which was the closing price of our Common Stock as reported on the NASDAQ Capital Market on May 29, 2015, the incremental impact that the Issuance and Exchange will have upon the number of shares of our Common Stock outstanding (assuming no additional issuances of shares of our Common Stock) is as follows:

Number of Shares Outstanding as of April 29, 2015	Shares Issued	Number of Shares Outstanding After Issuance
10,784,634	1,527,953	12,312,587(1)

(1) Assuming 1,527,953 shares are issued in connection with the Issuance and Exchange, SPHG Holdings will own approximately 70.3% of our outstanding Common Stock, an increase of approximately 4.2% from its current ownership of approximately 66.1%.  Assuming a Parent Stock Price of $33.1978, which is the twenty days’ dollar volume weighted average price for shares of our Common Stock ending on the trading day immediately prior to the record date of this Information Statement (June 17, 2015), our issued and outstanding shares will increase by 1,458,095 shares of Common Stock or approximately 13.5 % to 12,242,729 shares of Common Stock and SPHG Holdings will own 8,589,280 shares of our Common Stock or approximately 70.2%.

While we currently expect SPHG Holdings will own approximately 4,400,504 shares of JPS Common Stock immediately prior to the Exchange, it is possible that SPHG Holdings’ ownership could be greater or less than that amount.  In any event, based on the Parent Stock Price of $31.68 per share, we would not expect to issue more than 1,613,132 shares of our Common Stock to SPHG Holdings as part of the Issuance and Exchange, in which case SPHG Holdings’ percentage ownership in the Company will increase to 70.5% and our issued and outstanding shares will increase by approximately 15.0%.

THE EXCHANGE AGREEMENT

On May 31, 2015, H&H Group and SPHG Holdings entered into the Exchange Agreement.  The Exchange Agreement provides for the Issuance and Exchange. As a result of the Issuance and the Exchange, H&H Group will acquire all of the JPS Common Stock held by SPHG Holdings in exchange for shares of our Common Stock, as further described herein.

APPROVAL OF AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EXTEND THE EXPIRATION DATE OF THE PROTECTIVE PROVISIONS

Introduction

The Company’s Amended and Restated Certificate of Incorporation contains certain provisions which impose certain restrictions on transfers of our Common Stock or other interests  (the “Protective Provisions”) that would be treated as our “stock” for purposes of Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). Under Section 382 of the Code, an “ownership change” occurs if, over a rolling three-year period, there has been an aggregate increase of 50 percentage points or more in the percentage of our Common Stock owned by one or more of our “5-percent stockholders” (as determined under the rules of Section 382 of the Code and the regulations and guidance thereunder). The Protective Provisions were designed to prevent transfers of our Common Stock that could otherwise result in an ownership change under Section 382 of the Code and, therefore, adversely affect our ability to utilize NOLs to offset our taxable income for U.S. federal income tax purposes.

The purpose of including the Protective Provisions is to assist us in protecting long-term value to the Company of its accumulated NOLs by limiting direct or indirect transfers of our Common Stock that could affect the percentage of stock that is treated as being owned by a holder of 5% or more of our Common Stock. However, the Protective Provisions are set to expire on July 29, 2015. As a result, the Board believes it is in our and our stockholders’ best interests to extend the expiration date of the Protective Provisions so that they can continue in effect.

On May 28, 2015, our Board adopted the Amendment, which revised the Amended and Restated Certificate of Incorporation’s definition of “Restriction Release Date” and extended the term of the Protective Provisions for an additional three years. All of the other terms of the Protective Provisions will remain the same. Also on May 28, 2015, SPHG Holdings approved the Amendment. The Amendment, which was approved by SPHG Holdings, will be effected by filing the Amendment to the Amended and Restated Certificate of Incorporation that includes the changes indicated in the Amendment with the Office of the Secretary of State of the State of Delaware.

It is important to note that despite the Protective Provisions, they do not offer a complete solution and an ownership change may occur. There are limitations on the enforceability of the Protective Provisions against stockholders that may allow an ownership change to occur. The limitations of the Protective Provisions are described in more detail below.

The following description of the Protective Provisions and the Amendment is qualified in its entirety by reference to the text of the Amendment, which can be found in the accompanying Annex B and the text of the Protective Provisions contained in the Amended and Restated Certificate of Incorporation, which was filed with the SEC. Please read each of the Amendment and the Protective Provisions in their entirety, as the discussion below is only a summary.

Description of the Protective Provisions

On July 29, 2005, the Company amended and restated its Certificate of Incorporation, to add among other things, the Protective Provisions to our Certificate of Incorporation in an attempt to help preserve certain tax benefits primarily associated with our NOLs.

Prohibited Transfers.  The Protective Provisions generally restrict any direct or indirect transfer (such as transfers of our stock that result from the transfer of interests in other entities that own our stock) if the effect would be to:

•	increase the ownership of our Common Stock by any Person or Persons (as defined below) from less than 5.0% to 5.0% or more of our Common Stock; or

•	increase the ownership percentage of a Person owning or deemed to own 5.0% or more of our Common Stock.

“Person” means any individual, partnership, corporation, limited liability company, association, joint venture, trust or other entity or association, including without limitation any governmental authority.

The Protective Provisions also prohibit any direct or indirect transfer by a Person or group of Persons that is identified as a "5-percent shareholder" of the Company pursuant to Treasury Regulation ss. 1.382-2T(g). However the agent designated by the Board will not be subject to such restrictions.

Complicated common stock ownership rules prescribed by the Code (and regulations promulgated thereunder) will apply in determining whether a Person is a 5.0% stockholder under the Protective Provisions. A transfer from one member of a “public group” (as that term is defined under Section 382) to another member of the same public group does not increase the percentage of our Common Stock owned directly or indirectly by the public group and, therefore, such transfers are not restricted. For purposes of determining the existence and identity of, and the amount of our Common Stock owned by, any stockholder, we will be entitled to rely on the existence or absence of certain public securities filings as of any date, subject to our actual knowledge of the ownership of our Common Stock.

These transfer restrictions may result in the delay or refusal of certain requested transfers of our Common Stock, or prohibit ownership (thus requiring dispositions) of our Common Stock due to a change in the relationship between two or more persons or entities or to a transfer of an interest in an entity other than us that, directly or indirectly, owns our Common Stock. The transfer restrictions will also apply to proscribe the creation or transfer of certain “options” (which are broadly defined by Section 382) with respect to our Common Stock to the extent that, in certain circumstances, the creation, transfer or exercise of the option would result in a proscribed level of ownership.

Consequences of Prohibited Transfers.  Any direct or indirect transfer attempted in violation of the Protective Provisions would be void as of the date of the prohibited transfer as to the purported transferee (or, in the case of an indirect transfer, the ownership of the direct owner of our Common Stock would terminate simultaneously with the transfer), and the purported transferee (or in the case of any indirect transfer, the direct owner) would not be recognized as the owner of the shares owned in violation of the Protective Provisions for any purpose, including for purposes of voting and receiving dividends or other distributions in respect of such Common Stock, or in the case of options, receiving our Common Stock in respect of their exercise. In this Information Statement, our Common Stock purportedly acquired in violation of the Protective Provisions is referred to as “excess stock.”

In addition to a prohibited transfer being void as of the date it is attempted, upon demand, the purported transferee must transfer the excess stock to our agent along with any dividends or other distributions paid with respect to such excess stock. Our agent is required to sell such excess stock in an arm’s-length transaction (or series of transactions) that would not constitute a violation under the Protective Provisions. The net proceeds of the sale, together with any other distributions with respect to such excess stock received by our agent, after deduction of all costs incurred by the agent, will be distributed first to the purported transferee in an amount, if any, up to the lesser of (a) the cost incurred by the purported transferee to acquire such excess stock and (b) the fair market value of the excess stock on the date of the prohibited transfer, as determined at the discretion of the Board, and the balance of the proceeds, if any, will be distributed to the purported transferor. If the excess stock is sold by the purported transferee, such person will be treated as having sold the excess stock on behalf of the agent, and will be required to remit all proceeds to our agent (except to the extent we grant written permission to the purported transferee to retain an amount not to exceed the amount such person otherwise would have been entitled to retain had our agent sold such shares).

In addition, our Board will have the discretion to approve a transfer of our Common Stock that would otherwise violate the transfer restrictions if it determines that the transfer is in our and our stockholders’ best interests. If the Board decides to permit such a transfer, that transfer or later transfers may result in an ownership change that could limit our use of our NOLs. In deciding whether to grant a waiver, the Board may seek the advice of counsel and tax experts with respect to the preservation of our federal tax attributes pursuant to Section 382. In addition, the Board may request relevant information from the acquirer and/or selling party in order to determine compliance with the Protective Provisions or the status of our federal income tax benefits, including an opinion of counsel selected by the Board (the cost of which will be borne by the transferor and/or the transferee) that the transfer will not result in a limitation on the use of the NOLs under Section 382. If the Board decides to grant a waiver, it may impose conditions on the acquirer or selling party.

Implementation of the Amendment

Not less than 20 calendar days after the mailing of this Information Statement, we intend to file the Amendment to the Amended and Restated Certificate of Incorporation that includes the changes indicated in the Amendment with the Secretary of State of the State of Delaware, whereupon the Amendment will become effective. We intend thereafter to continue to enforce the restrictions in the Protective Provisions to preserve the future use of our NOLs. We also will continue to include a legend reflecting the transfer restrictions included in the Protective Provisions on certificates representing newly issued or transferred shares, to disclose such restrictions to persons holding our Common Stock in uncertificated form and to disclose such restrictions to the public generally.

The Amendment

Pursuant to the Amendment, “Restriction Release Date” will be redefined so that the Protective Provisions will now expire upon the earliest of (a) July 29, 2018, (b) the repeal, amendment or modification of Section 382 in such a way as to render the restrictions imposed by Section 382 no longer applicable to the Company, (c) the beginning of a taxable year of the Company in which no NOLs are available, (d) the determination by the Board that the provisions of this Article FIFTH shall not apply, (e) a determination by the Board or the Internal Revenue Service that the Company is ineligible to use Section 382(l)(5) of the Code permitting full use of the NOLs existing as of the Effective Date, and (f) an election by the Company for Section 382(l)(5) of the Code not to apply.

SELECTED FINANCIAL DATA

The following table summarizes certain selected consolidated financial data, which should be read in conjunction with our consolidated financial statements and the notes thereto, our unaudited consolidated interim financial statements and the notes thereto and with Management's Discussion and Analysis of Financial Condition and Results of Operations included as Annex C, Annex D and Annex E, respectively, to this Information Statement. The selected consolidated financial data has been derived from our annual consolidated financial statements and our unaudited consolidated interim financial statements for the three months ended March 31, 2015. Certain amounts for prior years have been reclassified to conform to the current year presentation. In particular, the assets, liabilities and income or loss of discontinued operations (see Note 5 to our consolidated financial statements included in Annex C) have been reclassified into separate lines on the consolidated financial statements to segregate them from continuing operations.

(in thousands, except per share amounts)	Three Months Ended March 31, 2015 (a)	2014 (b)	2013 (c)	2012	2011 (d)	2010 (e)
Consolidated Statement of Operations Data:
Net sales	$137,982	$600,468	$571,164	$498,713	$498,482	$412,650
Operating income	$5,446	$45,720	$40,203	$38,401	$37,230	$26,696
Income (loss) from continuing operations before tax and equity investment	$3,979	$39,302	$27,496	$23,861	$20,092	$(5,585)
Income (loss) from continuing operations, net of tax	$3,258	$15,193	$21,341	$14,224	$128,371	$(6,391)
Income (loss) from continuing operations, net of tax, per share—basic and diluted	$0.30	$1.23	$1.61	$1.09	$10.22	$(0.52)
Consolidated Balance Sheet Data:
Total assets	$519,864	$538,759	$509,723	$512,361	$493,190	$353,548
Total debt	$99,827	$203,403	$157,191	$158,444	$163,281	$171,292

a)	Income from continuing operations, net of tax for the three months ended March 31, 2015 includes a $0.9 million gain from our investment in ModusLink Global Solutions, Inc. (“ModusLink”).
b)
2014 operating income includes asset impairment charges totaling $1.2 million associated with certain equipment owned by the Company's Joining Materials segment located in Toronto, Canada and certain unused, real property owned by the Company's Kasco Blades and Route Repair Services segment located in Atlanta, Georgia. 2014 income from continuing operations, net of tax includes a $7.1 million loss from our investment in ModusLink.

c)
2013 income from continuing operations before tax and equity investment includes expenses totaling $6.5 million associated with the Company's redemption of its outstanding 10% subordinated secured notes due 2017. Income from continuing operations, net of tax in 2013 includes a $6.0 million gain from our investment in ModusLink.

d)	Income from continuing operations, net of tax in 2011 reflects a tax benefit of $108.3 million, primarily due to the reversal of a deferred income tax valuation allowance.
e)
2010 operating income includes a gain of $1.3 million related to insurance proceeds from a fire claim settlement, $0.5 million of costs related to restructuring activities and a $1.6 million asset impairment charge associated with certain unused, real property located in Atlanta, Georgia.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On September 12, 2013, the Company, following a competitive bidding process, notified Grant Thornton LLP (“GT”) that it was dismissing GT as its independent registered public accounting firm effective immediately. The Audit Committee of the Board of Directors of HNH approved the dismissal.

The reports of GT on the financial statements of HNH for the years ended December 31, 2012 and 2011 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During the fiscal years ended December 31, 2012 and 2011 and through September 12, 2013, there were no:

(i) disagreements with GT on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of GT, would have caused them to make reference to the subject matter of the disagreement(s) in connection with its reports on the financial statements for such years; or

(ii) “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K).

On September 12, 2013, the Company also engaged BDO USA LLP (“BDO”) as its independent registered public accountant effective immediately. The engagement was approved by the Audit Committee of the Board of Directors of HNH, and was made after a competitive bidding process and evaluation. During the Company’s two most recent fiscal years and the subsequent interim period through September 12, 2013, HNH did not consult BDO with respect to any of the matters or events listed in Regulation S-K Item 304(a)(2).

DESCRIPTION OF THE COMPANY’S CAPITAL STOCK

General

Our authorized capital stock consists of 180,000,000 shares of Common Stock, $.01 par value per share and 5,000,000 shares designated as preferred stock, $.01 par value per share. As of April 29, 2015, there were 10,784,634 shares of Common Stock outstanding. As of April 29, 2015, there were no shares of preferred stock outstanding.

Common Stock

Voting Rights. Subject to the preferences applicable to any preferred stock outstanding at any time, holders of common stock vote together as a single class on all matters submitted to a vote of the stockholders. Each holder of Common Stock is entitled to cast one vote per share held by such holder on all matters submitted to a vote of the stockholders. Generally, all matters submitted to a vote of the stockholders must be approved by a majority of the votes cast on the matter by the holders of Common Stock present in person or represented by proxy, voting together as a single class at a meeting at which a quorum is present, subject to any voting rights granted to holders of any outstanding shares of preferred stock.

Conversion Rights. Shares of Common Stock are not convertible into other securities of the Company.

Dividend Rights. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available at the times and in the amounts that our Board may determine from time to time.

No Preemptive or Redemption Rights. Our Common Stock is not entitled to preemptive rights and is not subject to redemption or sinking fund provisions.

Right to Receive Liquidation Distributions. Upon our liquidation, dissolution or winding−up, the holders of Common Stock are entitled to share equally in all of our assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock.

Our Board is authorized, subject to limitations imposed by the DGCL, to issue up to a total of 5,000,000 shares of preferred stock in one or more series, without stockholder approval. As of April 29, 2015, no shares of preferred stock were issued or outstanding. Our board of directors is authorized to establish from time to time the number of shares to be included in each series, and to fix the designations, preferences and rights of the shares of each wholly unissued series and any of its qualifications, limitations or restrictions, subject to the provisions of any series of preferred stock. Our Board is also able to increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by the stockholders.

The Board may authorize the issuance of preferred stock with voting or conversion rights that could harm the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of the Company and might harm the market price of the common stock and the voting and other rights of the holders of common stock. The Company has no current plans to issue any shares of preferred stock.

Other Terms

Classification of Our Board of Directors. The Amended and Restated Certificate of Incorporation provides that our Board of Directors has the power to make, alter, amend, or repeal the By-Laws, and to adopt any new By-Law, except a By-Law classifying directors for election for staggered terms. The entire Board is elected annually, and each member will serve a one−year term.

Charter Transfer Restrictions. There are transfer restrictions contained in our Amended and Restated Certificate of Incorporation to help preserve our net operating tax loss carry forwards that will generally prevent any person from acquiring amounts of our Common Stock such that such person would hold 5% or more of our Common Stock, for up to ten years after July 29, 2005, as specifically provided in our Amended and Restated Certificate of Incorporation.  As described herein, the Company’s Board of Directors and majority stockholder have approved the Amendment which would extend the expiration date of the terms of the transfer restrictions to July 28, 2018.

Calling of a Special Meeting of Stockholders by a Stockholder. The Amended and Restated By−laws, as amended, provide that the Secretary may call a special meeting at the direction of a majority of the voting power of all the then outstanding shares of the voting stock, voting together as a single class upon receipt of a written request to do so specifying the matter or matters, appropriate for action at such a meeting.

Action of the Stockholders by Written Consent. The Amended and Restated Certificate of Incorporation permits action by the written consent of a majority of the stockholders entitled to vote with respect to the subject matter of the action.

Anti−Takeover Effects of Delaware Law. The Company is subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	The transaction is approved by the board before the date the interested stockholder attained that status;

•
Upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•
On or after the date the business combination is approved by the board and authorized at a meeting of stockholders by at least two−thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	Any merger or consolidation involving the corporation and the interested stockholder;

•	Any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	Subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
Any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	The receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons. A Delaware corporation may opt out of this provision either with an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out, and do not currently intend to opt out, of this provision. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Nasdaq Capital Market Listing Symbol. Our Common Stock is traded on the NASDAQ Capital Market under the ticker symbol “HNH.”

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table presents certain information regarding the beneficial ownership of our Common Stock as of April 29, 2015, by (a) each beneficial owner of 5% or more of our outstanding Common Stock known to us, (b) each of our directors, (c) each of our “named executive officers” and (d) all of our current directors and executive officers as a group.

The percentage of beneficial ownership for the table is based on 10,784,634 shares of our Common Stock outstanding as of April 29, 2015. To our knowledge, except under community property laws or as otherwise noted, the persons and entities named in the table have sole voting and sole investment power over their shares of our Common Stock. Unless otherwise indicated, each beneficial owner listed below maintains a mailing address of c/o Handy & Harman Ltd., 1133 Westchester Avenue, Suite N222, White Plains, New York 10604.

The number of shares beneficially owned by each stockholder is determined under SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of Common Stock over which the stockholder has sole or shared voting or investment power and those shares of Common Stock that the stockholder has the right to acquire within 60 days after April 29, 2015, including through the exercise of an option or vesting of restricted stock. The “Percent of Shares Outstanding” column treats as outstanding all shares underlying options that are exercisable within 60 days after April 29, 2015, or vesting of restricted stock held by the Directors and named executive officers individually and as a group, but not shares underlying equity awards that are exercisable by other stockholders.

Name and Address of Beneficial Owner	Number of Shares	Percent of Shares Outstanding
Directors and Named Executive Officers:
Warren G. Lichtenstein (1)	306,412	2.8%
Patrick A. DeMarco (2)	9,733	*
Robert Frankfurt (2)	12,733	*
Jack L. Howard (3)	273,947	2.5%
James F. McCabe, Jr. (4)	44,267	*
John H. McNamara, Jr. (2)	33,233	*
Garen W. Smith (5)	12,148	*
Jeffrey A. Svoboda (6)	127,262	1.2%
Directors and executive officers as a group (9 persons) (7)	830,451	7.7%
5% Stockholders:
SPH Group Holdings LLC (8) 590 Madison Avenue 32 Floor New York, New York 10022	7,131,185	66.1%

______________

*	Less than one percent.

(1)
Includes 18,305 unvested shares of restricted stock issued as of March 17, 2015 pursuant to our 2007 Incentive Stock Plan (the “2007 Plan”), which currently have voting rights but do not vest until March 17, 2016, provided, however, that the Compensation Committee may accelerate vesting in its sole discretion when and in the event his status as a member of the Board has terminated by reason of his death, disability, voluntary resignation or termination by the Company without cause.

(2)
Includes 733 unvested shares of restricted stock issued as of March 17, 2015 pursuant to the 2007 Plan, which currently have voting rights but do not vest until March 17, 2016 provided, however, that the Compensation Committee may accelerate vesting in its sole discretion when and in the event his status as a member of the Board has terminated by reason of his death, disability, voluntary resignation or termination by the Company without cause.

(3)
Includes (a) 57,642 shares owned directly by EMH Howard, LLC (“EMH”) which may be deemed beneficially owned by Mr. Howard by virtue of his position as the managing member of EMH and (b) 18,305 unvested shares of restricted stock issued as of March 17, 2015 pursuant to the 2007 Plan, which currently have voting rights but do not vest until March 17, 2016 provided, however, that the Compensation Committee may accelerate vesting in its sole discretion when and in the event his status as a member of the Board has terminated by reason of his death, disability, voluntary resignation or termination by the Company without cause. Mr. Howard disclaims beneficial ownership of the shares owned by EMH except to the extent of his pecuniary interest therein.

(4)
Includes (a) 5,000 shares of common stock issuable upon exercise of options that are currently exercisable, (b) 1,301 unvested shares of restricted stock issued as of March 19, 2013 pursuant to the 2007 Plan, which currently have voting rights and will vest on March 19, 2016, (c) 2,564 unvested shares of restricted stock issued as of March 21, 2014 pursuant to the 2007 Plan, which currently have voting rights and will vest in approximately equal installments on each of March 21, 2016 and 2017, and (d) 823 unvested shares of restricted stock issued as of March 17, 2015 pursuant to the 2007 Plan, which currently have voting rights and will vest in approximately equal installments on each of March 17, 2016, 2017 and 2018.

(5)
Includes (a) 1,000 shares of common stock issuable upon exercise of options that are currently exercisable and (b) 733 unvested shares of restricted stock issued as of March 17, 2015 pursuant to the 2007 Plan, which currently have voting rights but do not vest until March 17, 2016 provided, however, that the Compensation Committee may accelerate vesting in its sole discretion when and in the event his status as a member of the Board has terminated by reason of his death, disability, voluntary resignation or termination by the Company without cause.

(6)
Includes (a) 10,000 shares of common stock issuable upon exercise of options that are currently exercisable, (b) 3,604 unvested shares of restricted stock issued as of March 19, 2013 pursuant to the 2007 Plan, which currently have voting rights and will vest on March 19, 2016, (c) 7,102 unvested shares of restricted stock issued as of March 21, 2014 pursuant to the 2007 Plan, which currently have voting rights and will vest in approximately equal installments on each of March 21, 2016 and 2017, and (d) 2,156 unvested shares of restricted stock issued as of March 26, 2015 pursuant to the 2007 Plan, which currently have voting rights and will vest in approximately equal installments on each of March 26, 2016, 2017 and 2018.

(7)
Includes 10,716 shares of common stock beneficially owned by Leonard J. McGill, our Senior Vice President, Chief Legal Officer and Assistant Secretary. The 10,716 shares held by Mr. McGill includes (a) 1,020 unvested shares of restricted stock issued as of March 19, 2013 pursuant to the 2007 Plan, which currently have voting rights and will vest on March 19, 2016, (b) 2,010 unvested shares of restricted stock issued as of March 21, 2014 pursuant to the 2007 Plan, which currently have voting rights and will vest in approximately equal installments on each of March 21, 2016 and 2017, and (c) 1,169 unvested shares of restricted stock issued as of March 17, 2015 pursuant to the 2007 Plan, which currently have voting rights and will vest in approximately equal installments on each of March 17, 2016, 2017 and 2018.

(8)
Based upon Amendment No. 30 to the Schedule 13D filed on September 12, 2014, SPHG Holdings directly owns 7,131,185 shares of the Company’s common stock. SPHG is the sole member of SPHG Holdings and Steel Holdings owns 99% of the membership interests of SPHG. Steel Holdings GP is the general partner of Steel Holdings, the managing member of SPHG and the manager of SPHG Holdings. Steel Holdings, SPHG and Steel Holdings GP disclaim beneficial ownership of the shares owned by SPHG Holdings except to the extent of their pecuniary interest therein.  Assuming a Parent Stock Price of $31.68, which was our closing price as reported on the NASDAQ Capital Market on May 29, 2015, the trading day immediately prior to public disclosure of the Issuance and the Exchange, SPHG Holdings will receive 1,527,953 shares and will beneficially own 8,659,138 shares or our Common Stock or approximately 70.3%.  Assuming a Parent Stock Price of $33.1978 which was the twenty days’ trading volume weighted average for shares of our Common Stock ending on the trading day immediately prior to the record date of this Information Statement (June 17, 2015), SPHG Holdings will receive 1,458,095 shares of our Common Stock and beneficially own 8,589,280 shares of Common Stock or 70.2%.

DELIVERY OF INFORMATION STATEMENT

To reduce the expenses of delivering duplicate materials to our stockholders, we are taking advantage of house holding rules that permit us to deliver only one Information Statement to stockholders who share the same address unless otherwise requested.

If you share an address with another stockholder and have received only one Information Statement, you may write or call us to request a separate copy at no cost to you. For future mailings, you may request separate materials or, if you are receiving multiple copies you may request that we only send one set of materials, by writing to us at Handy & Harman Ltd., 1133 Westchester Avenue, Suite N222, White Plains, New York 10604, Attention: Corporate Secretary, or by calling us at (914) 461-1300.

COST OF THIS INFORMATION STATEMENT

The entire cost of furnishing this Information Statement will be borne by us. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our common stock held of record by them.

FORWARD−LOOKING STATEMENTS

This Information Statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may be identified by their use of such words as “expects,” “anticipates,” “intends,” “hopes,” “believes,” “could,” “may,” “will,” “projects,” and “estimates,” and other similar expressions, but these words are not the exclusive means of identifying such statements. We caution that a variety of factors, including but not limited to the following, could cause our results to differ materially from those expressed or implied in our forward-looking statements: our ability to deploy our capital in a manner that maximizes stockholder value; the consummation of the Issuance and Exchange; the ability to identify suitable acquisition candidates or business and investment opportunities; the inability to realize the benefits of our net operating losses; the ability to consolidate and manage our newly acquired businesses; fluctuations in demand for our products; environmental and other health and safety laws and regulations; general economic conditions and other risks detailed from time to time in filings we make with the SEC, including our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q. Except as required by law, we assume no obligation to update any forward-looking information that is included in this Information Statement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read or copy any document we file at the public reference room maintained by the SEC at Station Place, 100 F Street, N.E., Washington, D.C. 20549. Copies of this information may also be obtained by mail from the SEC’s Public Reference Branch at Station Place, 100 F Street, N.E., Washington, D.C. 20549. In addition, our filings with the SEC are also available to the public on the SEC’s internet website at http://www.sec.gov and on our corporate website, www.handyharman.com.

Copies of material filed by us with the SEC, including the information we are incorporating by reference, may also be obtained free of charge and within one business day of our receipt of such request, by writing to us at our corporate headquarters, Handy & Harman Ltd., Attention: Investor Relations, 1133 Westchester Avenue, Suite N222, White Plains, New York 10604, or by calling us at (914) 461-1300.

Annex A

Exchange Agreement between Handy & Harman Group, Ltd. and SPH Group Holdings LLC

EXCHANGE AGREEMENT

This Exchange Agreement dated as of May 31, 2015, is entered into between Handy & Harman Group, Ltd., a Delaware corporation (“HNH Group”), and SPH Group Holdings LLC, a Delaware limited liability company (“Steel”, and together with HNH Group, the “Parties”).

WHEREAS, as of the date hereof, JPS Industries, Inc., a Delaware corporation (the “Company”), HNH Group, HNH Group Acquisition LLC, a Delaware limited liability company (“Sub I”), Handy & Harman Ltd., a Delaware corporation (“Parent”) and HNH Group Acquisition Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Sub I (“Merger Sub”), are entering into an Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”) pursuant to which Merger Sub will be merged with and into the Company (“Merger I”), with the Company being the surviving entity in Merger I, and pursuant to which all of the holders of shares of Company Common Stock (other than Steel) will receive cash consideration in an amount equal to $11.00 per share of Company Common Stock (the “Per Share Merger Consideration”).  Each capitalized and other term used and not defined herein shall have the meaning ascribed thereto in the Merger Agreement.

WHEREAS, after the date hereof and prior to the consummation of Merger I, HNH Group and Steel will make cash contributions to the capital of Sub I in exchange for limited liability company interests in Sub I, on such terms and conditions as may be agreed by HNH Group, Steel and Sub I;

WHEREAS, immediately following the consummation of Merger I, Sub I will own all of the shares of Company Common Stock not owned by Steel;

WHEREAS, as part of a certain corporate reorganization transaction following the consummation of Merger I:

(i)
Sub I will be liquidated, and in connection with such liquidation, all of the shares of Company Common Stock owned by Sub I will be distributed to the holders of all of the limited liability company interests of Sub, Steel and HNH Group, in accordance with their respective percentage interests in Sub I (the “Liquidation”); and

(ii)	shares of common stock of Parent (“HNH Parent Stock”) will be issued to its subsidiary, HNH Group (the “Issuance”);

WHEREAS, following the Liquidation and the Issuance, and as part of such corporate reorganization transaction, Steel and HNH Group desire to provide for the exchange, pursuant to this agreement, of all of Steel’s shares of Company Common Stock for all of HNH Group’s shares of HNH Parent Stock (the “Exchange”);

WHEREAS, following the Exchange, HNH Group will own all of the shares of Company Common Stock and currently intends to merge the Company with and into its wholly-owned subsidiary, HNH Acquisition LLC, a Delaware limited liability company (“Sub II”) (“Merger II”), with Sub II being the surviving entity in Merger II; and

WHEREAS, HNH Group and Steel intend that an Exchange consummated hereunder, together with the foregoing transactions, including Merger II, be treated for U.S. Federal income tax purposes as an integrated transaction and together shall qualify as a “reorganization” under Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.          Exchange.

                             a.           Subject to the terms and conditions of this agreement, the Exchange contemplated hereby shall take place at a closing (the “Closing”) to be held no later than the day on which the condition set forth in Section 2(a)(iii) has been satisfied, provided that all of the other conditions set forth in Section 2 have also been satisfied or waived.  At the Closing, (a) Steel shall surrender all of its shares of Company Common Stock in exchange for the number of shares of Parent Common Stock determined pursuant Section 1(b); and (b) HNH Group shall surrender the number of shares of Parent Common Stock determined pursuant Section 1(b) in exchange for all of Steel’s shares of Company Common Stock.  Any such shares surrendered by one Party to the other Party pursuant to the Exchange are referred to herein as “Exchange Shares.”

                             b.           The number of shares of Parent Common Stock that Steel shall receive pursuant to the Exchange is equal to the product of (a) the aggregate number of shares of Company Common Stock held by Steel immediately prior to the Exchange multiplied by (b) a fraction, (i) the numerator of which is an amount equal to the Per Share Merger Consideration and (ii) the denominator of which is an amount equal to the Parent Stock Price.  “Parent Stock Price” means the dollar volume-weighted average prices for the Parent Common Stock on the Nasdaq Capital Market (the “Principal Market”) during the period beginning at 9:30:01 a.m., New York Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg through its “Volume at Price” functions, or, if the foregoing does not apply, the dollar volume-weighted average price of the Parent Common Stock in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York Time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as such market publicly announces is the official close of trading) as reported by Bloomberg, for each of the twenty (20) consecutive complete trading days ending with the complete trading day prior to the Merger Closing Date.  If the Parent Stock Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Parent Stock Price of the Parent Common Stock on such date shall be the fair market value as mutually determined by Parent’s Board of Directors and Steel.  All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

2.           Conditions.

                             a.           The obligations of each of the Parties to consummate the Exchange shall be subject to the satisfaction of the following conditions:

i.	the Merger Agreement shall have been executed and delivered by the parties thereto;

ii.
each of the conditions to effect Merger I set forth in Sections 6.01, 6.02 and 6.03 of the Merger Agreement shall have been satisfied or waived (other than any conditions that by their nature are to be satisfied at the closing of Merger I, but subject to the prior or substantially concurrent satisfaction of such conditions); and

iii.	Merger I shall have been consummated in accordance with the terms of the Merger Agreement.

                             b.           The obligations of Steel to consummate the Exchange shall be subject to the satisfaction of the following conditions:

i.	the Liquidation shall have occurred; and

ii.	the Issuance shall have occurred.

3.          Delivery of Company Common Stock and Parent Common Stock.  With respect to each Party, on the date of the consummation of the Exchange and subject to the surrender of Certificates (duly endorsed in blank for transfer or accompanied by separate stock powers duly executed in blank) or Book-Entry Shares representing such Party’s Exchange Shares, such Party shall (i) provided that the applicable transfer agent (the “Transfer Agent”) with respect to such Party’s Exchange Shares is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, upon the request of the other Party, credit such aggregate number of Exchange Shares to which such other Party is entitled pursuant to Section 1 to such other Party’s balance account with DTC through its Deposit Withdrawal Agent Commission system which balance account shall be specified by such other Party, or (ii) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program or such Exchange Shares are not able to issued through the Deposit Withdrawal Agent Commission system for any reason, issue and dispatch by overnight courier to the address as specified by such other Party, a certificate, registered in the applicable share register in the name of such other Party or its designee, for the number of such Exchange Shares to which such other Party is entitled pursuant to Section 1; provided, however, that Exchange Shares may only be issued to a person other than the person in whose name the applicable certificate so surrendered is registered if such certificate is properly endorsed or otherwise in proper form for transfer and such other person pays any transfer or other similar taxes required by reason of the issuance of such Exchange Shares to a person other than the registered holder of such certificate or reasonably establishes that such tax has been paid or is not applicable.  Upon the consummation of the Exchange, each Party shall be deemed for all corporate purposes to have become the holder of record of the Exchange Shares to which such Party is entitled pursuant to Section 1, irrespective of the date of delivery of the certificates evidencing such Exchange Shares.

4.          Parties in Interest; Third Party Beneficiaries.  Each Party hereby agrees that its respective agreements and obligations set forth herein are solely for the benefit of the other Party and its respective successors and permitted assigns, in accordance with and subject to the terms of this agreement, and this agreement is not intended to, and does not, confer upon any person other than the Parties and their respective successors and permitted assigns any benefits, rights or remedies under or by reason of, or any rights to enforce the obligations set forth herein.

5.          No Modification; Entire Agreement.  This agreement may not be amended or otherwise modified without the prior written consent of each of the Parties. No transfer of any rights or obligations hereunder (including with respect to the exchange, transfer and delivery of the Exchange Shares) by one Party shall be permitted without the consent of the other Party.  Any transfer in violation of the preceding sentence shall be null and void.

6.          Governing Law; Jurisdiction; Venue; Waiver of Jury Trial.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The parties hereto consent to the service of process in any manner permitted by the laws of the State of Delaware. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

7.          Counterparts.  This agreement may be executed in any number of counterparts (including by facsimile or by .pdf delivered via email), each such counterpart when executed being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

8.          Termination.  This agreement will terminate automatically and immediately upon the earliest to occur of (a) the consent of the Parties and (b) the termination of the Merger Agreement pursuant to its terms.

9.          No Assignment.  This agreement shall not be assignable, in whole or in part, by one Party without the other Party’s prior written consent and the granting of such consent in a given instance shall be solely in the discretion of the Party whose consent is required and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment.  Any purported assignment of this agreement in contravention of this section shall be void.

10.        Agreed Tax Treatment.  The Parties intend that the Exchange and the other steps, including Merger II, set forth in the recitals hereto shall be treated as an integrated transaction and together shall qualify as a “reorganization” under Section 368(a) of the Code.  Each Party and its Affiliates shall use reasonable best efforts to cause the transactions to so qualify, to file all tax returns consistent with, and take no position inconsistent with, such treatment unless required to do so by applicable Law.  HNH Group hereby adopts this agreement as a plan of reorganization within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this agreement as of the date first written above.

Handy & Harman Group, Ltd.

By:	/s/ James F. McCabe, Jr.
Name:	James F. McCabe, Jr.
Title:	Senior Vice President

SPH Group Holdings LLC

By:	/s/ James F. McCabe, Jr.
Name:	James F. McCabe, Jr.
Title:	Chief Financial Officer of Managing Member

Annex B

Certificate of Amendment to Handy & Harman Ltd.’s Certificate of Incorporation

CERTIFICATE OF AMENDMENT

 TO THE

CERTIFICATE OF INCORPORATION

OF

HANDY & HARMAN LTD.

_______________________________________________
Pursuant to Section 242 of the General Corporation Law of the State of Delaware

Handy & Harman Ltd. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

1.	The name of the Corporation is Handy & Harman Ltd.

2.	Pursuant to Section 242 of the Delaware General Corporation Law, this Certificate of Amendment hereby amends:

The definition of “Restriction Release Date” in Article FIFTH, paragraph F(15) of the Certificate of Incorporation by deleting it in its entirety and replacing it with the following:

“(15) “Restriction Release Date” means the earliest of (a) July 29, 2018, (b) the repeal, amendment or modification of Section 382 in such a way as to render the restrictions imposed by Section 382 no longer applicable to the Corporation, (c) the beginning of a taxable year of the Corporation in which no Tax Benefits are available, (d) the determination by the Board that the provisions of this Article FIFTH shall not apply, (e) a determination by the Board or the Internal Revenue Service that the Corporation is ineligible to use Section 382(l)(5) of the Code permitting full use of the Tax Benefits existing as of the Effective Date, and (f) an election by the Corporation for Section 382(l)(5) of the Code not to apply.”

3.
The foregoing amendments to the Certificate of Incorporation were duly authorized by the affirmative vote of the Board of Directors of the Corporation and a written consent of the holder of a majority of outstanding shares of Common Stock of the Corporation.

[Signature Page Follows]

B-1

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be signed this ___ day of _____, 2015.

HANDY & HARMAN LTD.

By:
Name:
Title:

B-2

Annex C

Handy & Harman Ltd.’s Consolidated Annual Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Handy & Harman Ltd.
White Plains, New York

We have audited the accompanying consolidated balance sheets of Handy & Harman Ltd. and subsidiaries (the "Company") as of December 31, 2014 and 2013 and the related consolidated statements of income, comprehensive (loss) income, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Handy & Harman Ltd. and subsidiaries at December 31, 2014 and 2013, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Handy & Harman Ltd.'s internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 27, 2015 expressed an unqualified opinion thereon.

/s/ BDO USA, LLP

New York, New York
February 27, 2015

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Handy & Harman Ltd.
White Plains, New York

We have audited Handy & Harman Ltd. and subsidiaries' (the "Company") internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Handy & Harman Ltd.'s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Item 9A, "Management's Report on Internal Control Over Financial Reporting." Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Handy & Harman Ltd. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2014, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Handy & Harman Ltd. as of December 31, 2014 and 2013 and the related consolidated statements of income, comprehensive (loss) income, changes in stockholders' equity, and cash flows for the years then ended and our report dated February 27, 2015 expressed an unqualified opinion thereon.

/s/ BDO USA, LLP

New York, New York
February 27, 2015

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Handy & Harman Ltd.

We have audited the consolidated balance sheet of Handy & Harman Ltd. (a Delaware corporation) and subsidiaries (the "Company") as of December 31, 2012 (not presented herein), and the related consolidated statements of income, comprehensive (loss) income, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Handy & Harman Ltd. and subsidiaries as of December 31, 2012, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

New York, New York
February 28, 2013 (except Note 5, as to which the date is February 27, 2015)

HANDY & HARMAN LTD.
Consolidated Balance Sheets

	December 31,	December 31,
(in thousands, except par value)	2014	2013
ASSETS
Current Assets:
Cash and cash equivalents	$31,649	$10,300
Trade and other receivables - net of allowance for doubtful accounts of $1,742 and $1,590, respectively	59,463	63,322
Inventories, net	63,929	59,170
Deferred income tax assets - current	26,719	20,507
Prepaid and other current assets	7,111	8,930
Assets of discontinued operations	69,673	68,144
Total current assets	258,544	230,373
Property, plant and equipment at cost, less accumulated depreciation	67,621	66,461
Goodwill	68,253	68,214
Other intangibles, net	33,338	36,329
Investment in associated company	23,936	33,983
Deferred income tax assets	71,710	59,686
Other non-current assets	15,357	14,677
Total assets	$538,759	$509,723
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Trade payables	$30,805	$29,103
Accrued liabilities	23,368	24,514
Accrued environmental liabilities	2,424	3,213
Short-term debt	602	304
Current portion of long-term debt	6,378	12,818
Deferred income tax liabilities - current	186	433
Liabilities of discontinued operations	13,698	12,321
Total current liabilities	77,461	82,706
Long-term debt	196,423	144,069
Accrued pension liability	208,388	142,540
Other post-retirement benefit obligations	2,914	2,501
Other liabilities	4,184	4,035
Total liabilities	489,370	375,851
Commitments and Contingencies
Stockholders' Equity:
Common stock - $.01 par value; authorized 180,000 shares; issued 13,580 and 13,444 shares, respectively	136	134
Accumulated other comprehensive loss	(235,822)	(181,931)
Additional paid-in capital	570,256	565,441
Treasury stock, at cost - 2,800 and 458 shares, respectively	(70,375)	(9,796)
Accumulated deficit	(214,806)	(239,976)
Total stockholders' equity	49,389	133,872
Total liabilities and stockholders' equity	$538,759	$509,723

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

HANDY & HARMAN LTD.
Consolidated Income Statements

	Year Ended December 31,
(in thousands, except per share)	2014	2013	2012
Net sales	$600,468	$571,164	$498,713
Cost of goods sold	435,689	411,342	355,213
Gross profit	164,779	159,822	143,500
Selling, general and administrative expenses	114,141	114,413	101,904
Pension expense	3,739	5,206	3,195
Asset impairment charges	1,179	—	—
Operating income	45,720	40,203	38,401
Other:
Interest expense	7,544	13,662	16,688
Realized and unrealized gain on derivatives	(1,307)	(1,195)	(2,582)
Other expense	181	240	434
Income from continuing operations before tax and equity investment	39,302	27,496	23,861
Tax provision	17,008	12,161	9,637
Loss (gain) from associated company, net of tax	7,101	(6,006)	—
Income from continuing operations, net of tax	15,193	21,341	14,224
Discontinued operations:
Income from discontinued operations, net of tax	9,935	5,789	12,236
Gain on disposal of assets, net of tax	42	14,899	21
Net income from discontinued operations	9,977	20,688	12,257
Net income	$25,170	$42,029	$26,481
Basic and diluted income per share of common stock
Income from continuing operations, net of tax, per share	$1.23	$1.61	$1.09
Discontinued operations, net of tax, per share	0.81	1.56	0.94
Net income per share	$2.04	$3.17	$2.03
Weighted-average number of common shares outstanding	12,334	13,251	13,032

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

HANDY & HARMAN LTD.
Consolidated Statements of Comprehensive (Loss) Income

	Year Ended December 31,
(in thousands)	2014	2013	2012
Net income	$25,170	$42,029	$26,481

Other comprehensive (loss) income, net of tax:
Changes in pension liability and other post-retirement benefit obligations	(83,887)	68,328	(43,702)
Tax effect of changes in pension liability and other post-retirement benefit obligations	31,924	(25,653)	14,455
Change in market value of securities	—	7,113	(14,948)
Tax effect of change in market value of securities	—	(3,041)	6,054
Foreign currency translation adjustments	(1,928)	(2,510)	362
Other comprehensive (loss) income	(53,891)	44,237	(37,779)

Comprehensive (loss) income	$(28,721)	$86,266	$(11,298)

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

HANDY & HARMAN LTD.
Consolidated Statements of Changes in Stockholders' Equity

	Common Stock		Accumulated Other Comprehensive	Additional Paid-In	Treasury Stock,	Accumulated	Total Stockholders'
(in thousands)	Shares	Amount	Loss	Capital	at Cost	Deficit	Equity
Balance, January 1, 2012	12,646	$127	$(188,389)	$555,746	$—	$(308,486)	$58,998
Amortization, issuance and forfeitures of restricted stock grants	494	4	—	4,224	—	—	4,228
Unrealized loss on available-for-sale investments, net of tax	—	—	(8,894)	—	—	—	(8,894)
Changes in pension liability and other post-retirement benefit obligations, net of tax	—	—	(29,247)	—	—	—	(29,247)
Foreign currency translation adjustments	—	—	362	—	—	—	362
Net income	—	—	—	—	—	26,481	26,481
Balance, December 31, 2012	13,140	131	(226,168)	559,970	—	(282,005)	51,928
Amortization, issuance and forfeitures of restricted stock grants	304	3	—	5,471	—	—	5,474
Unrealized gain on available-for-sale investments, net of tax	—	—	1,710	—	—	—	1,710
Reclassification of unrealized loss on available-for-sale investments, net of tax	—	—	2,362	—	—	—	2,362
Changes in pension liability and other post-retirement benefit obligations, net of tax	—	—	42,675	—	—	—	42,675
Foreign currency translation adjustments	—	—	(2,510)	—	—	—	(2,510)
Purchases of treasury stock	—	—	—	—	(9,796)	—	(9,796)
Net income	—	—	—	—	—	42,029	42,029
Balance, December 31, 2013	13,444	134	(181,931)	565,441	(9,796)	(239,976)	133,872
Amortization, issuance and forfeitures of restricted stock grants	136	2	—	4,815	—	—	4,817
Changes in pension liability and other post-retirement benefit obligations, net of tax	—	—	(51,963)	—	—	—	(51,963)
Foreign currency translation adjustments	—	—	(1,928)	—	—	—	(1,928)
Purchases of treasury stock	—	—	—	—	(60,579)	—	(60,579)
Net income	—	—	—	—	—	25,170	25,170
Balance, December 31, 2014	13,580	$136	$(235,822)	$570,256	$(70,375)	$(214,806)	$49,389

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

HANDY & HARMAN LTD.
Consolidated Statements of Cash Flows

	Year Ended December 31,
(in thousands)	2014	2013	2012
Cash flows from operating activities:
Net income	$25,170	$42,029	$26,481
Net income from discontinued operations	(9,977)	(20,688)	(12,257)
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	13,137	11,927	9,516
Non-cash stock-based compensation	5,105	4,860	4,476
Non-cash loss (gain) from investment in associated company, net of tax	7,101	(6,006)	—
Amortization of debt issuance costs	1,480	852	2,654
Loss on early retirement of debt	—	5,662	1,368
Accrued interest not paid in cash	—	93	1,333
Deferred income taxes	13,414	10,482	6,823
Gain from asset dispositions	(176)	(63)	(145)
Asset impairment charges	1,179	—	—
Non-cash (gain) loss from derivatives	(213)	1,051	(2,389)
Reclassification of net cash settlements on precious metal contracts to investing activities	(1,093)	(2,346)	(193)
Change in operating assets and liabilities, net of acquisitions:
Trade and other receivables	(817)	5,960	6,244
Inventories	(5,431)	2,408	(762)
Prepaid and other current assets	2,192	(3,263)	1,185
Other current liabilities	(18,642)	(14,395)	(15,745)
Other items, net	(328)	(1,194)	(566)
Net cash provided by continuing operations	32,101	37,369	28,023
Net cash provided by discontinued operations	18,588	11,794	30,416
Net cash provided by operating activities	50,689	49,163	58,439
Cash flows from investing activities:
Additions to property, plant and equipment	(12,658)	(11,744)	(15,182)
Net cash settlements on precious metal contracts	1,093	2,346	193
Acquisitions, net of cash acquired	—	(68,640)	(12,434)
Proceeds from sale of assets	332	413	2,257
Investments in associated company	(1,499)	—	(6,321)
Proceeds from sale of discontinued operations	3,732	45,334	—
Net cash used in investing activities of discontinued operations	(2,902)	(4,584)	(6,395)
Net cash used in investing activities	(11,902)	(36,875)	(37,882)
Cash flows from financing activities:
Proceeds from term loans - domestic	40,000	10,000	116,838
Proceeds from WHX CS Loan	12,600	—	—
Repayment of WHX CS Loan	(12,600)	—	—
Net revolver borrowings (repayments)	162,425	30,950	(23,849)
Repayments of term loans - domestic	(156,265)	(9,318)	(91,374)
Net borrowings (repayments) on loans - foreign	315	(424)	454
Repurchases of Subordinated Notes	—	(36,307)	(10,847)

	Year Ended December 31,
(in thousands)	2014	2013	2012
Deferred finance charges	(3,175)	(771)	(2,743)
Net change in overdrafts	186	1,761	(1,365)
Purchases of treasury stock	(60,579)	(9,796)	—
Other financing activities	(50)	(424)	(437)
Net cash (used in) provided by financing activities of discontinued operations	—	(3,093)	1,093
Net cash used in financing activities	(17,143)	(17,422)	(12,230)
Net change for the year	21,644	(5,134)	8,327
Effect of exchange rate changes on cash and cash equivalents	(295)	133	133
Cash and cash equivalents at beginning of year	10,300	15,301	6,841
Cash and cash equivalents at end of year	$31,649	$10,300	$15,301

Cash paid during the year for:
Interest	$6,634	$8,704	$11,272
Taxes	$5,497	$7,519	$4,191

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – The Company and Nature of Operations

Handy & Harman Ltd. ("HNH") is a diversified manufacturer of engineered niche industrial products. HNH's diverse product offerings are marketed throughout the United States and internationally. HNH owns Handy & Harman Group Ltd. ("H&H Group"), which owns Handy & Harman ("H&H") and Bairnco, LLC ("Bairnco"), formerly Bairnco Corporation. HNH manages its group of businesses on a decentralized basis with operations principally in North America. HNH's business units encompass the following segments: Joining Materials, Tubing, Building Materials and Kasco Blades and Route Repair Services ("Kasco"). All references herein to "we," "our" or the "Company" refer to HNH together with all of its subsidiaries.

Note 2 – Summary of Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of HNH and its subsidiaries. All material intercompany transactions and balances have been eliminated.

Discontinued Operations

The results of operations for businesses that have been disposed of or classified as held-for-sale are segregated from the results of the Company's continuing operations and classified as discontinued operations for each period presented in the Company's consolidated income statement. Similarly, the assets and liabilities of such businesses are reclassified from continuing operations and presented as discontinued operations for each period presented in the Company's consolidated balance sheet.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP") requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, the Company evaluates its estimates, including those related to bad debts, inventories, long-lived assets, intangibles, accrued liabilities, income taxes, pension and other post-retirement benefit obligations, and contingencies and litigation. Estimates are based on historical experience, expected future cash flows and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

Revenue Recognition

Revenues are recognized when title and risk of loss has passed to the customer. This condition is normally met when product has been shipped or the service performed. An allowance is provided for estimated returns and discounts based on experience. Cash received by the Company from customers prior to shipment of goods, or otherwise not yet earned, is recorded as deferred revenue. Rental revenues are derived from the rental of certain equipment to the food industry where customers prepay for the rental period, usually three to six month periods. For prepaid rental contracts, sales revenue is recognized on a straight-line basis over the term of the contract. Service revenues consist of repair and maintenance work performed on equipment used at mass merchants, supermarkets and restaurants.

The Company experiences a certain degree of sales returns that varies over time, but is able to make a reasonable estimation of expected sales returns based upon history. The Company records all shipping and handling fees billed to customers as revenue, and related costs are charged principally to cost of goods sold when incurred. The Company has also entered into agreements with certain customers under which the Company has agreed to pay rebates to such customers. These programs are typically structured to incentivize the customers to increase their annual purchases from the Company. The rebates are usually calculated as a percentage of the purchase amount, and such percentages may increase as the customer's level of purchases rise. Rebates are recorded as a reduction of net sales in the consolidated income statement and are accounted for on an accrual basis. As of December 31, 2014 and 2013, accrued rebates payable totaled $6.1 million and $5.4 million, respectively, and are included in accrued liabilities on the consolidated balance sheet. In limited circumstances, the Company is required to collect and remit sales tax on certain of its sales. The Company accounts for sales taxes on a net basis, and such sales taxes are not included in net sales in the consolidated income statement.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and on deposit and highly liquid debt instruments with original maturities of three months or less. As of December 31, 2014 and 2013, the Company had cash held in foreign banks of $8.6 million and $6.5 million, respectively. The Company's credit risk arising from cash deposits held in U.S. banks in excess of insured amounts is reduced given that cash balances in U.S. banks are generally utilized to pay down the Company's revolving credit loans (see Note 11 - "Debt"). At December 31, 2014, the Company held cash and cash equivalents which exceeded federally-insured limits by approximately $22.2 million.

Trade Receivables and Allowance for Doubtful Accounts

The Company extends credit to customers based on its evaluation of the customer's financial condition. The Company does not typically require that any collateral be provided by its customers. The Company has established an allowance for accounts that are expected to be uncollectible in the future. This estimated allowance is based primarily on management's evaluation of the financial condition of the customer and historical experience. The Company monitors its trade receivables and charges to expense an amount equal to its estimate of expected credit losses. Accounts that are outstanding longer than contractual payment terms are considered past due. The Company considers a number of factors in determining its estimates, including the length of time its trade receivables are past due, the Company's previous loss history and the customer's current ability to pay its obligation. Trade receivable balances are charged off against the allowance when it is determined that the receivable will not be recovered, and payments subsequently received on such receivables are credited to recovery of accounts written-off. The Company does not typically charge interest on past due receivables.

The Company believes that the credit risk with respect to trade receivables is limited due to the Company's credit evaluation process, the allowance for doubtful accounts that has been established and the diversified nature of its customer base. There were no customers which accounted for more than 10% of consolidated net sales in 2014, 2013 or 2012. In 2014, 2013 and 2012, the 15 largest customers accounted for approximately 31%, 30% and 35% of consolidated net sales, respectively.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined by the last-in, first-out ("LIFO") method for certain precious metal inventory held in the United States. Non-precious metal inventories and remaining precious metal inventory are stated at the lower of cost (determined by the first-in, first-out method or average cost method) or market. For precious metal inventory, no segregation among raw materials, work in process and finished products is practicable.

Non-precious metal inventories are evaluated for estimated excess and obsolescence based upon assumptions about future demand and market conditions and are adjusted accordingly. If actual market conditions are less favorable than those projected, future write-downs may be required.

Derivatives and Risks

Precious Metal and Commodity Risk

H&H's precious metal and commodity inventories are subject to market price fluctuations. H&H enters into commodity futures and forward contracts to mitigate the impact of price fluctuations on its precious and certain non-precious metal inventories that are not subject to fixed price contracts.

The Company's hedging strategy is designed to protect it against normal volatility; therefore, abnormal price changes in these commodities or markets could negatively impact HNH's earnings. The Company does not enter into derivatives or other financial instruments for trading or speculative purposes. H&H accounts for these contracts as either fair value hedges or economic hedges under the guidance in Accounting Standards Codification ("ASC") 815, Derivatives and Hedging.

Fair Value Hedges. The fair values of these derivatives are recognized as derivative assets and liabilities on the consolidated balance sheet. The net change in fair value of the derivative assets and liabilities and the change in the fair value of the underlying hedged inventory are recognized in the consolidated income statement, and such amounts principally offset each other due to the effectiveness of the hedges. The fair value hedges are associated primarily with the Company's precious metal inventory carried at fair value.

Economic Hedges. As these derivatives are not designated as accounting hedges under ASC 815, they are accounted for as derivatives with no hedge designation. The derivatives are marked to market and both realized and unrealized gains and losses are recorded in current period earnings in the consolidated income statement. The economic hedges are associated primarily with the Company's precious metal inventory valued using the LIFO method.

Interest Rate Risk

HNH enters into interest rate swap agreements in order to economically hedge a portion of its debt, which is subject to variable interest rates. As these derivatives are not designated as accounting hedges under U.S. GAAP, they are accounted for as derivatives with no hedge designation. The Company records the gains and losses both from the mark-to-market adjustments and net settlements in interest expense in the consolidated income statement as the hedges are intended to offset interest rate movements.

Foreign Currency Exchange Rate Risk

The Company is subject to the risk of price fluctuations related to anticipated revenues and operating costs, firm commitments for capital expenditures and existing assets or liabilities denominated in currencies other than the U.S. dollar. The Company has not generally used derivative instruments to manage this risk.

Property, Plant and Equipment

Property, plant and equipment is recorded at historical cost. Depreciation of property, plant and equipment is provided principally on the straight line method over the estimated useful lives of the assets, which range as follows: machinery and equipment 3 – 15 years and buildings and improvements 10 – 30 years. Interest cost is capitalized for qualifying assets during the asset's acquisition period. Maintenance and repairs are charged to expense, and renewals and betterments are capitalized. Gain or loss on dispositions is recorded in operating income.

Goodwill, Other Intangibles and Long-Lived Assets

Goodwill represents the difference between the purchase price and the fair value of net assets acquired in a business combination. Goodwill is reviewed annually for impairment in accordance with U.S. GAAP as of the end of the fourth quarter. The Company uses judgment in assessing whether assets may have become impaired between annual impairment tests. Circumstances that could trigger an interim impairment test include, but are not limited to: the occurrence of a significant change in circumstances, such as continuing adverse business conditions or legal factors; an adverse action or assessment by a regulator; unanticipated competition; loss of key personnel; the likelihood that a reporting unit or significant portion of a reporting unit will be sold or otherwise disposed; or results of testing for recoverability of a significant asset group within a reporting unit.

The testing of goodwill for impairment is performed at a level referred to as a reporting unit. Goodwill is allocated to each reporting unit based on the goodwill valued in connection with each business combination consummated within each reporting unit. Five reporting units of the Company, including two associated with the former Arlon Electronic Materials ("Arlon") segment which has been reported as a discontinued operation in the consolidated financial statements, have goodwill assigned to them.

Goodwill impairment testing consists of a two-step process. Step 1 of the goodwill impairment test involves comparing the fair values of the applicable reporting units with their carrying values, including goodwill. If the carrying amount of a reporting unit exceeds the reporting unit's fair value, Step 2 of the goodwill impairment test is performed to determine the amount of impairment loss. Step 2 of the goodwill impairment test involves comparing the implied fair value of the affected reporting unit's goodwill against the carrying value of that goodwill.

Accounting Standards Update ("ASU") 2011-08 provides an entity the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not (more than 50%) that the estimated fair value of a reporting unit is less than its carrying amount. If an entity elects to perform a qualitative assessment and determines that an impairment is more likely than not, the entity is then required to perform the two-step quantitative impairment test discussed above; otherwise no further analysis is required. An entity also may elect not to perform the qualitative assessment and, instead, proceed directly to the two-step quantitative impairment test. The ultimate outcome of the goodwill impairment review for a reporting unit should be the same whether an entity chooses to perform the qualitative assessment or proceeds directly to the two-step quantitative impairment test. The Company utilized a qualitative approach to assess its goodwill as of its most recent assessment date.

Intangible assets with finite lives are amortized over their estimated useful lives. The Company also estimates the depreciable lives of property, plant and equipment, and reviews the assets for impairment if events, or changes in circumstances, indicate that it may not recover the carrying amount of an asset. Long-lived assets consisting of land and buildings used in previously operating businesses are carried at the lower of cost or fair value and are included primarily in other non-current assets on the consolidated balance sheet. A reduction in the carrying value of such long-lived assets used in previously operating businesses is recorded as an asset impairment charge in the consolidated income statement.

Investment

The Company elected to account for its investment in ModusLink Global Solutions, Inc. ("ModusLink") at fair value effective March 12, 2013, the date it obtained significant influence over the operating and financial policies of ModusLink.

Stock-Based Compensation

The Company accounts for stock options and restricted stock granted to employees, directors and service providers as compensation expense, which is recognized in exchange for the services received. The compensation expense is based on the fair value of the equity instruments on the grant-date and is recognized as an expense over the service period of the recipients.

Income Taxes

Income taxes currently payable or tax refunds receivable are recorded on a net basis and included in accrued liabilities on the consolidated balance sheet. Deferred income taxes reflect the tax effect of net operating loss carryforwards ("NOLs"), capital loss or tax credit carryforwards, and the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting and income tax purposes, as determined under enacted tax laws and rates. Valuation allowances are established if, based on the weight of available evidence, it is more likely than not that some portion or the entire deferred income tax asset will not be realized. The financial effect of changes in tax laws or rates is accounted for in the period of enactment.

Earnings Per Share

Basic earnings per share is based on the weighted-average number of shares of common stock outstanding during each year. Diluted earnings per share gives effect to dilutive potential common shares outstanding during each year.

Foreign Currency Translation

Assets and liabilities of foreign subsidiaries are translated at current exchange rates and related revenues and expenses are translated at average rates of exchange in effect during the year. Resulting cumulative translation adjustments are recorded as a separate component of accumulated other comprehensive (loss) income.

Advertising Costs

Advertising costs consist of sales promotion literature, samples, cost of trade shows, and general advertising costs, and are included in selling, general and administrative expenses in the consolidated income statement. Advertising, promotion and trade show costs totaled approximately $3.0 million, $2.6 million and $2.2 million in 2014, 2013 and 2012, respectively.

Legal Contingencies

The Company provides for legal contingencies when the liability is probable and the amount of the associated costs is reasonably estimable. The Company regularly monitors the progress of legal contingencies and revises the amounts recorded in the period in which a change in estimate occurs.

Environmental Liabilities

The Company accrues for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable.

Reclassifications

Certain amounts for prior years have been reclassified to conform to the current year presentation. In particular, the assets, liabilities and income or loss of discontinued operations (see Note 5 - "Discontinued Operations") have been reclassified into separate lines on the consolidated financial statements to segregate them from continuing operations.

Note 3 – New or Recently Adopted Accounting Pronouncements

In April 2014, the Financial Accounting Standards Board ("FASB") issued ASU No. 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. Under the new guidance, only disposals representing a strategic shift in operations should be presented as discontinued operations. Those strategic shifts should have a major effect on an organization's operations and financial results. In addition, the new guidance requires expanded disclosures about discontinued operations that will provide financial statement users with more information about the assets, liabilities, income and expenses of discontinued operations. The new guidance also requires disclosure of the pre-tax income attributable to a disposal of a significant part of an organization that does not qualify for discontinued operations reporting. The ASU is effective for the Company's 2015 fiscal year and is to be applied prospectively from the beginning of the fiscal year of adoption.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services, and the guidance defines a five step process to achieve this core principle. The ASU is effective for the Company's 2017 fiscal year and may be applied either (i) retrospectively to each prior reporting period presented with an election for certain specified practical expedients, or (ii) retrospectively with the cumulative effect of initially applying the ASU recognized at the date of initial application, with additional disclosure requirements. The Company is evaluating the potential impact of this new guidance, but does not currently anticipate that the application of ASU No. 2014-09 will have a significant effect on its financial condition, results of operations or its cash flows. We have not yet determined the method by which we will adopt the standard in 2017.

Note 4 – Acquisitions

Wolverine Joining Technologies, LLC

On April 16, 2013, the Company and its indirect subsidiary, Lucas-Milhaupt Warwick LLC (together with the Company, "Buyer"), entered into an asset purchase agreement ("Purchase Agreement") with Wolverine Tube, Inc. ("Wolverine") and its subsidiary, Wolverine Joining Technologies, LLC ("Wolverine Joining" and, together with Wolverine, "Seller"), pursuant to which the Buyer agreed to purchase substantially all of the assets of the Seller used in the business of Wolverine Joining, consisting of assets used for the development, manufacturing and sale of brazing, flux and soldering products, and the alloys for electrical, catalyst and other industrial specialties, other than certain leased real property, and to assume certain liabilities related to such business. By acquiring Wolverine Joining, the Company increased its capacity to produce brazing filler metals and fluxes, and broadened its platform for continued global expansion. The purchase price for the acquisition was approximately $59.7 million, reflecting a final working capital adjustment and certain other reductions totaling approximately $0.3 million as provided in the Purchase Agreement. The closing of this transaction occurred on April 26, 2013. Funding of the purchase price for the acquisition was from cash on hand and borrowings under the Company's then existing senior secured credit facility, which was amended in connection with the acquisition.

In connection with the acquisition of Wolverine Joining, the Company incurred employee severance charges totaling approximately $0.4 million associated with the Company's integration activities, which were primarily recorded and paid in 2013 and reflected in selling, general and administrative expenses.

The following table summarizes the amounts of the assets acquired and liabilities assumed at the acquisition date (in thousands):

Trade and other receivables	$9,491
Inventories	17,864
Prepaid and other current assets	81
Property, plant and equipment	5,549
Goodwill	14,767
Other intangibles	13,657
Total assets acquired	61,409
Trade payables	(1,167)
Accrued liabilities	(495)
Net assets acquired	$59,747

The goodwill of $14.8 million arising from the acquisition consists largely of the synergies expected from combining the operations of the Buyer and Seller. All of the goodwill is assigned to the Company's Joining Materials segment and is expected to be deductible for income tax purposes. Other intangibles consist primarily of acquired trade names of $4.6 million and customer relationships of $9.0 million. These intangible assets have been assigned 20-year useful lives based on the long operating history, broad market recognition and continued demand for the associated brands, and the limited turnover and long-standing relationships Wolverine Joining has with its existing customer base. The valuation of acquired trade names was performed utilizing a relief from royalty method, and significant assumptions used in the valuation included the royalty rate assumed and the expected level of future sales. The acquired customer relationships were valued using an excess earnings approach, and significant assumptions used in the valuation included the customer attrition rate assumed and the expected level of future sales.

The amount of net sales and operating income of the acquired business, net of sales volume transferred to or from the acquired business unit as part of the Company's integration activities, included in the consolidated income statement for the year ended December 31, 2014 were approximately $64.7 million and $0.1 million, respectively, including $5.8 million of intercompany sales which were eliminated in consolidation. The amount of net sales and operating income of the acquired business, net of sales volume transferred to or from the acquired business unit as part of the Company's integration activities, included in the consolidated income statement for the year ended December 31, 2013 were approximately $43.3 million and $1.6 million, respectively, including $3.5 million of intercompany sales which were eliminated in consolidation. The results of operations of the acquired business are reported within the Company's Joining Materials segment. Unaudited pro forma net sales and net income of the combined entity had the acquisition date been January 1, 2012 are as follows:

	Year Ended
	December 31,
(in thousands, except per share)	2013	2012
Net sales	$596,314	$581,257
Net income	$43,358	$28,603
Net income per share	$3.27	$2.19
Weighted-average number of common shares outstanding	13,251	13,032

This unaudited pro forma data is presented for informational purposes only and does not purport to be indicative of the results of future operations or of the results that would have occurred had the acquisition taken place on January 1, 2012. The information for fiscal 2013 and 2012 is based on historical financial information with respect to the acquisition and does not include operational or other changes which might have been effected by the Company. The 2013 supplemental unaudited pro forma earnings reflect adjustments to exclude $0.6 million of acquisition-related costs incurred in 2013 and $0.5 million of nonrecurring expense related to the fair value adjustment to acquisition-date inventories. The 2012 supplemental unaudited pro forma earnings were adjusted to include these charges.

PAM Fastening Technology, Inc.

On November 7, 2013, the Company, through its indirect subsidiary, OMG, Inc., acquired 100% of the stock of PAM Fastening Technology, Inc. ("PAM") for a cash purchase price of $9.2 million, net of cash acquired. PAM is a distributor of screw guns, collated screws and hot melt systems to the manufacturing and building industries in North America. The assets acquired and liabilities assumed included net working capital of trade receivables, inventories and trade payables; property, plant and equipment; and intangible assets, primarily trade names and customer relationships, valued at $2.5 million, $0.2 million and $5.0 million, respectively. This acquisition provides the Company with an add on product category to its existing fastening system product line. The amount of net sales and operating income of the acquired business included in the consolidated income statement for the year ended December 31, 2014 were approximately $11.9 million and $1.4 million, respectively. The amount of net sales and operating income of the acquired business included in the consolidated income statement for the year ended December 31, 2013 were approximately $1.5 million and $0.2 million, respectively. The results of operations of the acquired business are reported within the Company's Building Materials segment. In connection with the PAM acquisition, the Company recorded goodwill totaling approximately $3.5 million, which is not expected to be deductible for income tax purposes, as well as deferred income tax liabilities associated with the acquired intangible assets of approximately $2.0 million.

Note 5 – Discontinued Operations

The following businesses are classified as discontinued operations in the consolidated financial statements.

Arlon, LLC

On December 18, 2014, H&H Group and Bairnco entered into a stock purchase agreement to sell all of the issued and outstanding equity interests of Arlon, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Bairnco, and its subsidiaries (other than Arlon India (Pvt) Limited) for $157.0 million in cash, subject to a working capital adjustment and certain potential reductions as provided in the stock purchase agreement. The operations of Arlon, LLC comprised substantially all of the Company's former Arlon segment, which manufactures high performance materials for the printed circuit board industry and silicone rubber-based materials. The closing of the sale occurred in January 2015.

Continental Industries

In January 2013, the Company divested substantially all of the assets and existing operations of its Continental Industries, Inc. ("Continental") business unit for a cash sales price totaling approximately $37.4 million, less transaction fees, reflecting a working capital adjustment of approximately $0.1 million paid in the third quarter of 2013. Proceeds of $3.7 million were held in escrow as of December 31, 2013 pending resolution of certain indemnification provisions contained in the sales agreement and were included in other receivables on the consolidated balance sheet. This escrow balance was released and received by the Company in July 2014. Continental manufactured plastic and steel fittings and connectors for natural gas, propane and water distribution service lines, along with exothermic welding products for electrical grounding, cathodic protection and lightning protection. It was part of the Company's Building Materials segment.

Canfield Metal Coating Corporation

In June 2013, the Company divested substantially all of the assets and existing operations of its Canfield Metal Coating Corporation ("CMCC") business unit for a cash sales price totaling approximately $9.5 million, less transaction fees, reflecting a final working capital adjustment of approximately $0.5 million. CMCC manufactured electro-galvanized and painted cold rolled sheet steel products primarily for the construction, entry door, container and appliance industries. It was part of the Company's Building Materials segment.

Indiana Tube Mexico

In July 2013, the Company divested substantially all of the equipment owned or utilized by Indiana Tube de México, S. De R.L. de C.V. ("ITM") for the manufacture of refrigeration condensers for a cash sales price totaling $3.7 million, less transaction fees. ITM's operations were part of the Company's Tubing segment.

In connection with the shut-down of ITM's operations, the Company initiated a series of restructuring activities, which included the termination of all of ITM's employees and certain building lease termination costs. The total cost of these restructuring activities was $0.9 million. Payment for the majority of these costs occurred during the third quarter of 2013, and the remaining restructuring payments were completed by the end of 2013.

Indiana Tube Denmark

In 2008, the Company decided to exit the welded specialty tubing market in Europe and close its Indiana Tube Danmark A/S subsidiary ("ITD"). During 2009, ITD ceased operations and sold or disposed of its inventory and most of its equipment. ITD sold its facility for approximately $2.4 million in 2012, which included a note receivable for $0.8 million payable over a five year term. ITD was part of the Company's Tubing segment. The Company completed the final liquidation of ITD in July 2013 and recognized $2.6 million in foreign currency translation gains in earnings during the third quarter of 2013, which were previously reported in accumulated other comprehensive loss on the consolidated balance sheet.

The assets and liabilities of discontinued operations have been segregated on the consolidated balance sheets as of December 31, 2014 and 2013.

	December 31,
(in thousands)	2014	2013
Assets of Discontinued Operations:
Trade and other receivables, net	$16,044	$14,224
Inventories, net	8,294	6,580
Prepaid and other current assets	811	1,235
Property, plant and equipment, net	24,754	24,736
Goodwill	9,298	9,298
Other intangibles, net	10,472	12,007
Other non-current assets	—	64
Total assets of discontinued operations	$69,673	$68,144

Liabilities of Discontinued Operations:
Trade payables	$6,252	$5,870
Accrued liabilities	3,986	3,533
Accrued pension liability	1,794	1,165
Other liabilities	1,666	1,753
Total liabilities of discontinued operations	$13,698	$12,321

The net income from discontinued operations includes the following:

	Year Ended December 31,
(in thousands)	2014	2013	2012
Net sales	$103,392	$104,154	$164,043
Operating income	16,423	9,188	18,388
Interest and other expense	(9)	(141)	(127)
Tax provision	(6,479)	(3,258)	(6,025)
Income from discontinued operations, net of tax	9,935	5,789	12,236
Gain on disposal of assets	71	27,573	21
Tax provision	(29)	(12,674)	—
Gain on disposal of assets, net of tax	42	14,899	21
Net income from discontinued operations	$9,977	$20,688	$12,257

Note 6 – Asset Impairment Charges

In the fourth quarter of 2014, a non-cash asset impairment charge of $0.6 million was recorded related to certain equipment owned by the Company's Joining Materials segment located in Toronto, Canada, which will either be sold or scrapped as part of the Company's continued integration activities associated with the Wolverine Joining acquisition. In addition, the Company recorded a $0.6 million asset impairment charge associated with certain unused, real property owned by the Company's Kasco segment located in Atlanta, Georgia in the fourth quarter of 2014.

Note 7 – Inventories

Inventories, net at December 31, 2014 and December 31, 2013 were comprised of:
	December 31,	December 31,
(in thousands)	2014	2013
Finished products	$24,424	$20,378
In-process	10,310	8,111
Raw materials	12,346	11,904
Fine and fabricated precious metals in various stages of completion	17,094	19,802
	64,174	60,195
LIFO reserve	(245)	(1,025)
Total	$63,929	$59,170

In order to produce certain of its products, H&H purchases, maintains and utilizes precious metal inventory. H&H records certain of its precious metal inventory at the lower of LIFO cost or market, with any adjustments recorded through cost of goods sold. Remaining precious metal inventory is accounted for primarily at fair value.

Certain customers and suppliers of H&H choose to do business on a "pool" basis and furnish precious metal to H&H for return in fabricated form or for purchase from or return to the supplier. When the customer metal is returned in fabricated form, the customer is charged a fabrication charge. The value of this customer metal is not included on the Company's consolidated balance sheet. To the extent H&H is able to utilize customer precious metal in its production processes, such customer metal replaces the need for H&H to purchase its own inventory. As of December 31, 2014, customer metal in H&H's custody consisted of 191,217 ounces of silver, 518 ounces of gold and 1,392 ounces of palladium.

Supplemental inventory information:	December 31,	December 31,
(in thousands, except per ounce)	2014	2013
Precious metals stated at LIFO cost	$4,684	$5,090
Precious metals stated under non-LIFO cost methods, primarily at fair value	$12,165	$13,687
Market value per ounce:
Silver	$15.75	$19.49
Gold	$1,199.25	$1,201.50
Palladium	$798.00	$711.00

Note 8 – Property, Plant and Equipment

	December 31,	December 31,
(in thousands)	2014	2013
Land	$6,416	$6,584
Buildings, machinery and equipment	136,360	132,152
Construction in progress	5,080	4,907
	147,856	143,643
Accumulated depreciation	80,235	77,182
Total	$67,621	$66,461

Depreciation expense for the years ended 2014, 2013 and 2012 was $9.9 million, $9.2 million and $7.7 million, respectively.

Note 9 – Goodwill and Other Intangibles

The changes in the net carrying amount of goodwill by reportable segment for the years ended December 31, 2014 and 2013 were as follows (in thousands):
Segment	Balance at January 1, 2014	Foreign Currency Translation Adjustments	Additions	Adjustments	Balance at December 31, 2014	Accumulated Impairment Losses
Joining Materials	$16,275	$(37)	$—	$—	$16,238	$—
Tubing	1,895	—	—	—	1,895	—
Building Materials	50,044	—	—	76	50,120	—
Total	$68,214	$(37)	$—	$76	$68,253	$—

Segment	Balance at January 1, 2013	Foreign Currency Translation Adjustments	Additions	Adjustments	Balance at December 31, 2013	Accumulated Impairment Losses
Joining Materials	$1,494	$14	$14,767	$—	$16,275	$—
Tubing	1,895	—	—	—	1,895	—
Building Materials	47,096	—	3,402	(454)	50,044	—
Total	$50,485	$14	$18,169	$(454)	$68,214	$—

The $14.8 million addition to goodwill within the Joining Materials segment during the year ended December 31, 2013 was due to the Company's acquisition of Wolverine Joining, and the $3.4 million addition within the Building Materials segment in 2013 was due to the Company's acquisition of PAM (see Note 4 - "Acquisitions"). The $0.5 million adjustment to goodwill recorded in 2013 within the Building Materials segment is related to final purchase price allocation adjustments, including a final working capital adjustment, associated with the 2012 acquisition of substantially all of the assets of W.P. Hickman Company.

Other intangible assets as of December 31, 2014 and December 31, 2013 consisted of:

(in thousands)	December 31, 2014			December 31, 2013			Weighted- Average
	Cost	Accumulated Amortization	Net	Cost	Accumulated Amortization	Net	Amortization Life (in Years)
Customer relationships	$31,977	$(8,524)	$23,453	$32,065	$(6,553)	$25,512	19.7
Trademarks, trade names and brand names	8,419	(2,004)	6,415	8,401	(1,499)	6,902	16.2
Patents and patent applications	5,354	(2,229)	3,125	5,098	(1,865)	3,233	15.9
Non-compete agreements	709	(671)	38	906	(839)	67	8.8
Other	1,358	(1,051)	307	1,447	(832)	615	6.6
Total	$47,817	$(14,479)	$33,338	$47,917	$(11,588)	$36,329

Amortization expense totaled $3.2 million, $2.7 million and $1.8 million for the years ended December 31, 2014, 2013 and 2012, respectively. The increase in amortization expense during 2014 and 2013 was principally due to the Company's acquisitions of Wolverine Joining and PAM. The estimated amortization expense for each of the five succeeding years and thereafter is as follows:
(in thousands)	Customer Relationships	Trademarks, Trade Names and Brand Names	Patents and Patent Applications	Non-Compete Agreements	Other	Total
2015	$1,972	$503	$356	$30	$226	$3,087
2016	1,972	503	284	8	34	2,801
2017	1,965	383	284	—	37	2,669
2018	1,929	383	284	—	10	2,606
2019	1,929	383	284	—	—	2,596
Thereafter	13,686	4,260	1,633	—	—	19,579
Total	$23,453	$6,415	$3,125	$38	$307	$33,338

Note 10 – Investment

The Company holds an investment in the common stock of a public company, ModusLink, which is classified as an investment in associated company on the consolidated balance sheet. HNH owned 6,383,005 and 5,941,170 shares of the common stock of ModusLink at December 31, 2014 and December 31, 2013, respectively, and the value of this investment decreased from $34.0 million at December 31, 2013 to $23.9 million at December 31, 2014 due primarily to changes in the share price of ModusLink's common stock.

As of March 11, 2013, Steel Partners Holdings L.P. ("SPLP") and its associated companies, which include the Company, owned a combined total of 6,481,185 ModusLink common shares, which represented 14.7% of ModusLink's outstanding shares. SPLP is a majority shareholder of HNH, owning directly or indirectly through its subsidiaries in excess of 50% of HNH's common shares. The power to vote and dispose of the securities held by SPLP is controlled by Steel Partners Holdings GP Inc. ("SPH GP"). On February 11, 2013, SPLP entered into an agreement ("Investment Agreement") whereby, under certain conditions, it agreed to purchase 7,500,000 shares of ModusLink common stock at a price of $4.00 per share and receive warrants to purchase 2,000,000 additional shares of ModusLink common stock at an exercise price of $5.00 per share. In connection with the Investment Agreement, HNH entered into a related agreement under which it agreed that for a period of two years following the date of the Investment Agreement, HNH's and its affiliates', which include SPLP, ownership would not exceed 30% (amended to 45% on January 5, 2015) of ModusLink’s outstanding common stock in the aggregate, except for any acquisitions of common stock in connection with the exercise of the aforementioned 2,000,000 warrants.

At its annual meeting held on March 12, 2013, ModusLink's stockholders voted to approve the Investment Agreement with SPLP and also to elect Warren G. Lichtenstein and Glen M. Kassan to the ModusLink Board of Directors, both of whom are directors of HNH, and Mr. Lichtenstein is Executive Chairman of SPH GP. Mr. Lichtenstein was also designated Chairman of the Board of ModusLink. Also on March 12, 2013, pursuant to the terms and conditions of the Investment Agreement, SPLP purchased the 7,500,000 shares of ModusLink's common stock. As of December 31, 2014, SPLP and HNH owned approximately 15.4% and 12.3% of ModusLink's common stock, respectively, for an aggregate ownership of 27.7%. The outstanding warrants to purchase 2,000,000 additional shares of ModusLink common stock held by SPLP will expire on the date that is five years following the closing of the Investment Agreement.

As a result of the board representation described above, together with SPLP's direct ownership of an additional 15.4% of ModusLink common stock, HNH has concluded that it has significant influence over the operating and financial policies of ModusLink. The Company's investment in ModusLink became subject to the equity method of accounting as of March 12, 2013. HNH has elected the option to value its investment in ModusLink using fair value effective March 12, 2013 in order to more appropriately reflect the value of this investment in its consolidated financial statements. As a result, the Company now carries its ModusLink investment on the consolidated balance sheet at fair value, calculated based on the closing market price for ModusLink common stock, with unrealized gains and losses on the investment reported in net income or loss.

HNH had historically accounted for its investment in ModusLink as an available-for-sale security in non-current assets on the consolidated balance sheet. The unrealized gain or loss associated with this security was included in accumulated other comprehensive loss on the consolidated balance sheet and also in the consolidated statement of changes in stockholders' equity, net of tax. The change in the unrealized gain or loss was included in other comprehensive income or loss. On March 12, 2013, the accumulated unrealized loss of $2.4 million, net of tax, related to our ModusLink investment that was recorded in accumulated other comprehensive loss was reclassified to earnings. Prior to March 12, 2013, there had been no sales or realized gains or losses from this marketable security, and no impairments, whether other-than-temporary or not, recognized in the consolidated income statement.

ModusLink's fiscal year ends on July 31. Summarized unaudited information as to assets, liabilities and results of operations of ModusLink for the quarter ended October 31, 2014, its most recently completed fiscal quarter, as well as for the year ended October 31, 2014 and nine months ended October 31, 2013, the nearest practicable period corresponding to the period the Company has accounted for its investment in ModusLink under the equity method of accounting, are as follows:

	October 31,	July 31,
(in thousands)	2014	2014
Current assets	$407,796	$405,768
Non-current assets	$43,004	$45,878
Current liabilities	$198,934	$198,594
Non-current liabilities	$82,610	$81,434
Stockholders' equity	$169,256	$171,618

	Three Months Ended		Year	Nine Months
	October 31,		Ended October 31,
(in thousands)	2014	2103	2014	2013
Net revenue	$187,444	$191,415	$719,429	$545,432
Gross profit	$18,838	$21,995	$71,568	$57,463
Income (loss) from continuing operations	$222	$538	$(16,678)	$(16,544)
Net income (loss)	$222	$617	$(16,677)	$(16,530)

Note 11 – Debt

Debt at December 31, 2014 and December 31, 2013 was as follows:

	December 31,	December 31,
(in thousands)	2014	2013
Short-term debt
Foreign	$602	$304
Long-term debt
Senior term loans	—	116,000
Revolving facilities	193,375	30,950
Other H&H debt - domestic	8,014	8,279
Foreign loan facilities	1,412	1,658
Sub total	202,801	156,887
Less portion due within one year	6,378	12,818
Total long-term debt	196,423	144,069
Total debt	$203,403	$157,191

Long-term debt at December 31, 2014 matures in each of the next five years as follows:

(in thousands)	Total	2015	2016	2017	2018	2019	Thereafter
Long-term debt (a)	$202,801	$6,378	$1,498	$1,550	$—	$193,375	$—

a)	Assumes repayment of the Company's senior secured revolving credit facility on its contractual maturity date.

Senior Credit Facilities

On August 29, 2014, H&H Group entered into an amended and restated senior credit agreement ("Senior Credit Facility"), which provides for an up to $365.0 million senior secured revolving credit facility, including a $20.0 million sublimit for the issuance of letters of credit and a $20.0 million sublimit for the issuance of swing loans. On November 24, 2014, H&H Group, entered into an amendment to its Senior Credit Facility, solely for the purpose of modifying and clarifying the definition of the term "Guarantee." Borrowings under the Senior Credit Facility bear interest, at H&H Group's option, at either LIBOR or the Base Rate, as defined, plus an applicable margin as set forth in the loan agreement (2.25% and 1.25%, respectively, for LIBOR and Base Rate borrowings at December 31, 2014), and the revolving facility provides for a commitment fee to be paid on unused borrowings. The weighted-average interest rate on the revolving facility was 2.46% at December 31, 2014. At December 31, 2014, letters of credit totaling $3.0 million had been issued under the Senior Credit Facility, including $2.9 million of the letters of credit guaranteeing various insurance activities, and $0.1 million for environmental and other matters. H&H Group's availability under the Senior Credit Facility was $101.0 million as of December 31, 2014.

The Senior Credit Facility will expire, with all amounts outstanding due and payable, on August 29, 2019. The Senior Credit Facility is guaranteed by substantially all existing and thereafter acquired or created domestic and Canadian wholly-owned subsidiaries of H&H Group, and obligations under the Senior Credit Facility are collateralized by first priority security interests in and liens upon all present and future assets of H&H Group and these subsidiaries. The Senior Credit Facility restricts H&H Group's ability to transfer cash or other assets to HNH, subject to certain exceptions, including required pension payments to the WHX Corporation Pension Plan ("WHX Pension Plan"). The Senior Credit Facility is subject to certain mandatory prepayment provisions and restrictive and financial covenants, which include a maximum ratio limit on Total Leverage and a minimum ratio limit on Fixed Charge Coverage, as defined, as well as a minimum liquidity level. The Company was in compliance with all debt covenants at December 31, 2014.

The Company's prior senior credit facility, as amended, consisted of a revolving credit facility in an aggregate principal amount not to exceed $110.0 million and a senior term loan. On August 5, 2014, this agreement was further amended to, among other things, permit a new $40.0 million term loan and permit H&H Group to make a distribution to HNH of up to $80.0 million. The revolving facility provided for a commitment fee to be paid on unused borrowings. Borrowings under the prior senior credit facility bore interest, at H&H Group's option, at a rate based on LIBOR or the Base Rate, as defined, plus an applicable margin as set forth in the loan agreement. On August 29, 2014, all amounts outstanding under this agreement were repaid.

Interest Rate Swap Agreements

H&H Group entered into an interest rate swap agreement in February 2013 to reduce its exposure to interest rate fluctuations. Under the interest rate swap, the Company receives one-month LIBOR in exchange for a fixed interest rate of 0.569% over the life of the agreement on an initial $56.4 million notional amount of debt, with the notional amount decreasing by $1.1 million, $1.8 million and $2.2 million per quarter in 2013, 2014 and 2015, respectively. The agreement expires in February 2016. H&H Group entered into a second interest rate swap agreement in June 2013, also to reduce its exposure to interest rate fluctuations. Under the interest rate swap, the Company receives one-month LIBOR in exchange for a fixed interest rate of 0.598% over the life of the agreement on an initial $5.0 million notional amount of debt, with the notional amount decreasing by $0.1 million, $0.2 million and $0.2 million per quarter in 2013, 2014 and 2015, respectively. The agreement expires in February 2016.

WHX CS Loan

On June 3, 2014, WHX CS Corp., a wholly-owned subsidiary of the Company, entered into a credit agreement ("WHX CS Loan"), which provided for a term loan facility with borrowing availability of up to a maximum aggregate principal amount of $15.0 million. The amounts outstanding under the WHX CS Loan bore interest at LIBOR plus 1.25%. On August 29, 2014, the WHX CS Loan was terminated and all outstanding amounts thereunder were repaid.

Subordinated Notes

On March 26, 2013, H&H Group instructed Wells Fargo Bank, National Association ("Wells Fargo"), as trustee and collateral agent, to deliver an irrevocable notice of H&H Group's election to redeem all of its outstanding 10% subordinated secured notes due 2017 ("Subordinated Notes") to the holders of the Subordinated Notes. Pursuant to the terms of that certain amended and restated indenture, dated as of December 13, 2010, as amended ("Indenture"), by and among H&H Group, the guarantors named therein and Wells Fargo, as trustee and collateral agent, H&H Group also instructed Wells Fargo to redeem, on April 25, 2013, approximately $31.8 million principal amount of Subordinated Notes, representing all of the remaining outstanding Subordinated Notes, at a redemption price equal to 112.6% of the principal amount and accrued but unpaid payment-in-kind-interest thereof, plus accrued and unpaid cash interest. The Subordinated Notes were part of a unit ("Unit"), and each Unit consisted of (i) Subordinated Notes and (ii) warrants to purchase shares of common stock of the Company ("Warrants"). The Subordinated Notes and Warrants which comprised the Unit were not detachable until October 14, 2013. Accordingly, all Units were also redeemed. On March 26, 2013, H&H Group irrevocably deposited with Wells Fargo funds totaling $36.9 million for such redemption and interest payment in order to satisfy and discharge its obligations under the Indenture from both a legal and accounting perspective. Interest expense for the three months ended March 31, 2013 included a $5.7 million loss associated with the redemption of the Subordinated Notes, including the redemption premium and the write-off of remaining deferred finance costs and unamortized debt discounts. The obligations outstanding under the Subordinated Notes bore interest at a rate of 10% per annum, 6% of which was payable in cash and 4% of which was payable in-kind.

In 2012, H&H Group repurchased an aggregate $10.8 million of Subordinated Notes, plus accrued interest. A loss of $1.4 million on repurchases of the Subordinated Notes is included in interest expense in the consolidated income statement for the year ended December 31, 2012.

Other Debt

A subsidiary of H&H has two mortgage agreements, each collateralized by real property. The mortgage balance on the first facility was $6.3 million and $6.5 million at December 31, 2014 and 2013, respectively. The mortgage bears interest at LIBOR plus a margin of 2.70%, or 2.86% at December 31, 2014, and matures in 2015. The mortgage on the second facility was approximately $1.7 million at both December 31, 2014 and 2013. The mortgage bears interest at LIBOR plus a margin of 2.70%, or 2.87% at December 31, 2014, and matures in 2017.

Note 12 – Derivative Instruments

Precious Metal and Commodity Inventories

As of December 31, 2014, the Company had the following outstanding futures contracts with settlement dates ranging from February 2015 to March 2015. There were no forward contracts outstanding at December 31, 2014.

			Notional Value
Commodity	Amount		($ in millions)
Silver	675,000	ounces	$10.5
Gold	200	ounces	$0.2
Copper	300,000	pounds	$0.8
Tin	35	metric tons	$0.7

Of the total futures contracts outstanding, 610,000 ounces of silver and substantially all of the copper contracts are designated and accounted for as fair value hedges. The remaining outstanding futures contracts for silver, and all of the contracts for gold and tin, are accounted for as economic hedges.

The futures contracts are exchange traded contracts acquired through a third party broker. Accordingly, the Company has determined that there is minimal credit risk of default. The Company estimates the fair value of its derivative contracts through the use of market quotes or with the assistance of brokers when market information is not available. The Company maintains collateral on account with the third-party broker. Such collateral consists of both cash that varies in amount depending on the value of open futures contracts, as well as ounces of precious metal held on account by the broker.

Debt Agreements

H&H Group has entered into two interest rate swap agreements to reduce its exposure to interest rate fluctuations. See Note 11 - "Debt" for further discussion of the terms of these arrangements.

The Company's Subordinated Notes had call premiums as well as Warrants associated with them. The Company treated the fair value of these features together as both a discount on the debt and a derivative liability at inception of the loan agreement. The discount was being amortized over the life of the notes as an adjustment to interest expense, and the derivative was marked to market at each balance sheet date. As discussed in Note 11 - "Debt," on March 26, 2013, the Company discharged its obligations associated with the Subordinated Notes and Warrants, and therefore, all discounts and derivative accounts related to the Subordinated Notes and Warrants are now zero.

Effect of Derivative Instruments in the Consolidated Income Statements - Income/(Expense)

(in thousands)		Year Ended
		December 31,
Derivative	Income Statement Line	2014	2013	2012
Commodity contracts	Cost of goods sold	$2,655	$2,620	$—
	Total derivatives designated as hedging instruments	2,655	2,620	—
Commodity contracts	Cost of goods sold	131	(92)	—
Commodity contracts	Realized and unrealized gain on derivatives	1,307	1,988	522
Interest rate swap agreements	Interest expense	(156)	(328)	—
Derivative features of Subordinated Notes	Realized and unrealized (loss) gain on derivatives	—	(793)	2,060
	Total derivatives not designated as hedging instruments	1,282	775	2,582
	Total derivatives	$3,937	$3,395	$2,582

Fair Value of Derivative Instruments on the Consolidated Balance Sheets - Asset/(Liability)

(in thousands)		December 31,	December 31,
Derivative	Balance Sheet Location	2014	2013
Commodity contracts	Prepaid and other current assets	$667	$1,778
	Total derivatives designated as hedging instruments	667	1,778
Commodity contracts	Prepaid and other current assets/(Accrued liabilities)	97	(158)
Interest rate swap agreements	Other liabilities	(138)	(214)
	Total derivatives not designated as hedging instruments	(41)	(372)
	Total derivatives	$626	$1,406

Note 13 – Pension and Other Post-Retirement Benefits

The Company maintains several qualified and non-qualified pension and other post-retirement benefit plans. The Company's significant pension, post-retirement health care benefit and defined contribution plans are discussed below. The Company's other pension and post-retirement plans are not significant individually or in the aggregate.

Qualified Pension Plan

HNH sponsors a defined benefit pension plan, the WHX Pension Plan, covering many of H&H's employees and certain employees of H&H's former subsidiary, Wheeling-Pittsburgh Corporation ("WPC"). The WHX Pension Plan was established in May 1998 as a result of the merger of the former H&H plans, which covered substantially all H&H employees, and the WPC plan. The WPC plan, covering most United Steel Workers of America-represented employees of WPC, was created pursuant to a collective bargaining agreement ratified on August 12, 1997. Prior to that date, benefits were provided through a defined contribution plan, the Wheeling-Pittsburgh Steel Corporation Retirement Security Plan ("RSP Plan"). The assets of the RSP Plan were merged into the WPC plan as of December 1, 1997. Under the terms of the WHX Pension Plan, the benefit formula and provisions for the WPC and H&H participants continued as they were designed under each of the respective plans prior to the merger.

The qualified pension benefits under the WHX Pension Plan were frozen as of December 31, 2005 and April 30, 2006 for hourly and salaried non-bargaining participants, respectively, with the exception of a single operating unit. In 2011, the benefits were frozen for the remainder of the participants.

WPC employees ceased to be active participants in the WHX Pension Plan effective July 31, 2003, and as a result, such employees no longer accrue benefits under the WHX Pension Plan.

Bairnco had several pension plans, which covered substantially all of its employees. In 2006, Bairnco froze the Bairnco Corporation Retirement Plan and initiated employer contributions to its 401(k) plan. On June 2, 2008, two Bairnco plans (Salaried and Kasco) were merged into the WHX Pension Plan.

Some of the Company's foreign subsidiaries provide retirement benefits for their employees through defined contribution plans or otherwise provide retirement benefits for employees consistent with local practices. The foreign plans are not significant in the aggregate and therefore are not included in the following disclosures.

Pension benefits are based on years of service and the amount of compensation earned during the participants' employment. However, as noted above, the qualified pension benefits have been frozen for all participants.

Pension benefits for the WPC bargained participants include both defined benefit and defined contribution features, since the plan includes the account balances from the RSP Plan. The gross benefit, before offsets, is calculated based on years of service and the benefit multiplier under the plan. The net defined benefit pension plan benefit is the gross amount offset for the benefits payable from the RSP Plan and benefits payable by the Pension Benefit Guaranty Corporation from previously terminated plans. Individual employee accounts established under the RSP Plan are maintained until retirement. Upon retirement, participants who are eligible for the WHX Pension Plan and maintain RSP Plan account balances will normally receive benefits from the WHX Pension Plan. When these participants become eligible for benefits under the WHX Pension Plan, their vested balances in the RSP Plan become assets of the WHX Pension Plan. Although these RSP Plan assets cannot be used to fund any of the net benefit that is the basis for determining the defined benefit plan's net benefit obligation at the end of the year, the Company has included the amount of the RSP Plan accounts of $17.7 million and $19.4 million on a gross-basis as both assets and liabilities of the plan as of December 31, 2014 and December 31, 2013, respectively.

Certain current and retired employees of H&H are covered by post-retirement medical benefit plans, which provide benefits for medical expenses and prescription drugs. Contributions from a majority of the participants are required, and for those retirees and spouses, the Company's payments are capped. The measurement date for plan obligations is December 31.

Actuarial losses are being amortized over the average future lifetime of the participants, which is expected to be approximately 20 years. The Company believes that use of the future lifetime of the participants is appropriate because the WHX Pension Plan is completely inactive.

The components of pension expense and other post-retirement benefit expense for the Company's benefit plans included the following:

	Pension Benefits			Other Post-Retirement Benefits
(in thousands)	2014	2013	2012	2014	2013	2012
Service cost	$—	$—	$—	$—	$—	$—
Interest cost	20,518	18,447	21,505	49	98	163
Expected return on plan assets	(24,157)	(23,900)	(26,939)	—	—	—
Amortization of prior service cost	—	32	44	(103)	—	—
Amortization of actuarial loss	7,378	10,627	8,585	34	8	86
Total	$3,739	$5,206	$3,195	$(20)	$106	$249

Actuarial assumptions used to develop the components of pension expense and other post-retirement benefit expense were as follows:

	Pension Benefits			Other Post-Retirement Benefits
	2014	2013	2012	2014	2013	2012
Discount rates:
WHX Pension Plan	4.40%	3.50%	4.15%	N/A	N/A	N/A
Other post-retirement benefit plans	N/A	N/A	N/A	4.10%	3.65%	4.20%
Expected return on assets	7.00%	7.50%	8.00%	N/A	N/A	N/A
Rate of compensation increase	N/A	N/A	N/A	N/A	N/A	N/A
Health care cost trend rate - initial	N/A	N/A	N/A	7.00%	7.25%	7.50%
Health care cost trend rate - ultimate	N/A	N/A	N/A	5.00%	5.00%	5.00%
Year ultimate reached	N/A	N/A	N/A	2022	2022	2022

The measurement date for plan obligations is December 31. The discount rate is the rate at which the plans' obligations could be effectively settled and is based on high quality bond yields as of the measurement date.

Summarized below is a reconciliation of the funded status for the Company's qualified defined benefit pension plan and post-retirement benefit plan:

	Pension Benefits		Other Post-Retirement Benefits
(in thousands)	2014	2013	2014	2013
Change in benefit obligation:
Benefit obligation at January 1	$494,272	$543,799	$1,084	$4,208
Service cost	—	—	—	—
Interest cost	20,518	18,447	49	98
Actuarial loss (gain)	51,274	(34,269)	293	(1,403)
Participant contributions	—	—	1	4
Plan change	—	—	—	(1,506)
Benefits paid	(34,276)	(34,429)	(71)	(317)
Transfer from Canfield Salaried SEPP	36	724	—	—
Benefit obligation at December 31	$531,824	$494,272	$1,356	$1,084

Change in plan assets:
Fair value of plan assets at January 1	$351,869	$328,726	$—	$—
Actual returns on plan assets	(14,676)	43,742	—	—
Participant contributions	—	—	1	4
Benefits paid	(34,276)	(34,429)	(71)	(317)
Company contributions	20,540	13,106	70	313
Transfer from Canfield Salaried SEPP	36	724	—	—
Fair value of plan assets at December 31	323,493	351,869	—	—
Funded status	$(208,331)	$(142,403)	$(1,356)	$(1,084)

Accumulated benefit obligation ("ABO") for qualified defined benefit plans:
ABO at January 1	$494,272	$543,799	$1,084	$4,208
ABO at December 31	$531,824	$494,272	$1,356	$1,084

Amounts recognized on the consolidated balance sheet:
Current liability	$—	$—	$(124)	$(111)
Noncurrent liability	(208,331)	(142,403)	(1,232)	(973)
Total	$(208,331)	$(142,403)	$(1,356)	$(1,084)

The weighted-average assumptions used in the valuations at December 31 were as follows:

	Pension Benefits		Other Post-Retirement Benefits
	2014	2013	2014	2013
Discount rates:
WHX Pension Plan	3.70%	4.40%	N/A	N/A
Other post-retirement benefit plans	N/A	N/A	3.55%	4.10%
Rate of compensation increase	N/A	N/A	N/A	N/A
Health care cost trend rate - initial	N/A	N/A	6.75%	7.25%
Health care cost trend rate - ultimate	N/A	N/A	5.00%	5.00%
Year ultimate reached	N/A	N/A	2022	2022

The effect of a 1% increase (decrease) in health care cost trend rates on benefit expense and on other post-retirement benefit obligations is not significant.

Pretax amounts included in accumulated other comprehensive loss (income) at December 31, 2014 and 2013 were as follows:

	Pension Benefits		Other Post-Retirement Benefits
(in thousands)	2014	2013	2014	2013
Prior service cost (credit)	$—	$—	$(1,402)	$(1,506)
Net actuarial loss	285,132	202,404	698	440
Accumulated other comprehensive loss (income)	$285,132	$202,404	$(704)	$(1,066)

The pretax amount of actuarial losses and prior service cost (credit) included in accumulated other comprehensive loss (income) at December 31, 2014 that is expected to be recognized in net periodic benefit cost in 2015 is $11.3 million and $0.0 million, respectively, for the defined benefit pension plan and $0.0 million and $(0.1) million, respectively, for the other post-retirement benefit plan.

Other changes in plan assets and benefit obligations recognized in comprehensive (loss) income are as follows:

	Pension Benefits			Other Post-Retirement Benefits
(in thousands)	2014	2013	2012	2014	2013	2012
Current year actuarial (loss) gain	$(90,106)	$54,111	$(51,882)	$(293)	$1,403	$(150)
Amortization of actuarial loss	7,378	10,627	8,585	34	8	86
Current year prior service credit	—	—	—	—	1,506	—
Amortization of prior service cost (credit)	—	32	44	(103)	—	—
Total recognized in comprehensive (loss) income	$(82,728)	$64,770	$(43,253)	$(362)	$2,917	$(64)

The actuarial loss in 2014 occurred principally due to a decline in discount rates based on changes in corporate bond yields, an increase in participant life expectancy reflected in revised mortality assumptions, and also because the investment returns on the assets of the WHX Pension Plan were lower than actuarial assumptions.

Benefit obligations were in excess of plan assets for both the pension plan and the other post-retirement benefit plan at both December 31, 2014 and 2013. Additional information for the plans with accumulated benefit obligations in excess of plan assets:

	Pension Benefits		Other Post-Retirement Benefits
(in thousands)	2014	2013	2014	2013
Projected benefit obligation	$531,824	$494,272	$1,356	$1,084
Accumulated benefit obligation	$531,824	$494,272	$1,356	$1,084
Fair value of plan assets	$323,493	$351,869	$—	$—

In determining the expected long-term rate of return on plan assets, the Company evaluated input from various investment professionals. In addition, the Company considered its historical compound returns, as well as the Company's forward-looking expectations. The Company determines its actuarial assumptions for its pension and other post-retirement benefit plans on December 31 of each year to calculate liability information as of that date and pension and other post-retirement benefit expense for the following year. The discount rate assumption is derived from the rate of return on high-quality bonds as of December 31 of each year.

The Company's investment policy is to maximize the total rate of return with a view to long-term funding objectives of the pension plan to ensure that funds are available to meet benefit obligations when due. Pension plan assets are diversified to the extent necessary to minimize risk and to achieve an optimal balance between risk and return. There are no target allocations. The WHX Pension Plan's assets are diversified as to type of assets, investment strategies employed and number of investment managers used. Investments may include equities, fixed income, cash equivalents, convertible securities and private investment funds. Derivatives may be used as part of the investment strategy. The Company may direct the transfer of assets between investment managers in order to rebalance the portfolio in accordance with asset allocation guidelines established by the Company.

The fair value of pension investments is defined by reference to one of three categories (Level 1, Level 2 or Level 3) based on the reliability of inputs, as such terms are defined in Note 18 - "Fair Value Measurements."

The WHX Pension Plan assets at December 31, 2014 and 2013, by asset category, are as follows (in thousands):

Fair Value Measurements as of December 31, 2014:
	Assets (Liabilities) at Fair Value as of December 31, 2014
Asset Class	Level 1	Level 2	Level 3	Total
Equity securities:
U.S. large cap	$9,548	$—	$—	$9,548
U.S. mid-cap growth	36,771	—	—	36,771
U.S. small-cap value	18,207	2,626	—	20,833
International large cap value	10,058	—	—	10,058
Emerging markets growth	375	—	—	375
Equity contracts	240	2,330	—	2,570
Fixed income securities:
Corporate bonds and loans	—	50,895	—	50,895
Other types of investments:
Common trust funds (1)	—	122,628	—	122,628
Fund of funds (2)	—	41,831	—	41,831
	75,199	220,310	—	295,509
Shorts	(46,909)	(206)	—	(47,115)
Total	$28,290	$220,104	$—	248,394
Cash and cash equivalents				75,099
Total pension assets				$323,493

Fair Value Measurements as of December 31, 2013:
	Assets (Liabilities) at Fair Value as of December 31, 2013
Asset Class	Level 1	Level 2	Level 3	Total
Equity securities:
U.S. large cap	$27,226	$593	$—	$27,819
U.S. mid-cap growth	62,106	—	—	62,106
U.S. small-cap value	14,374	2,019	—	16,393
International large cap value	16,258	—	—	16,258
Equity contracts	95	—	—	95
Fixed income securities:
Corporate bonds and loans	33	63,028	500	63,561
Other types of investments:
Common trust funds (1)	—	98,024	—	98,024
Fund of funds (2)	—	41,648	—	41,648
	120,092	205,312	500	325,904
Shorts	(62,404)	(932)	—	(63,336)
Total	$57,688	$204,380	$500	262,568
Cash and cash equivalents				93,571
Net payables				(4,270)
Total pension assets				$351,869

(1)
Common trust funds are comprised of shares or units in commingled funds that are not publicly traded. The underlying assets in these funds are primarily publicly traded equity securities, fixed income securities and commodity-related securities and are valued at their net asset values ("NAV") that are calculated by the investment manager or sponsor of the fund and have daily or monthly liquidity.

(2)
Fund of funds consist of fund-of-fund LLC or commingled fund structures. The underlying assets in these funds are primarily publicly traded equity securities, fixed income securities and commodity-related securities. The LLCs are valued based on NAVs calculated by the fund and are not publicly available. In most cases, the liquidity for the LLCs is quarterly with advance notice and is subject to liquidity of the underlying funds. In some cases, there may be extended lock-up periods greater than 90 days or side-pockets for non-liquid assets.

The Company's policy is to recognize transfers in and transfers out of Level 3 as of the date of the event or change in circumstances that caused the transfer.

Changes in the WHX Pension Plan assets for which fair value is determined using significant unobservable inputs (Level 3) were as follows during 2014 and 2013 (in thousands):

Changes in Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
Year Ended December 31, 2014	Corporate Bonds and Loans
Beginning balance as of January 1, 2014	$500
Transfers into Level 3	—
Transfers out of Level 3	—
Gains or losses included in changes in net assets	73
Purchases, issuances, sales and settlements
Purchases	—
Issuances	—
Sales	(573)
Settlements	—
Ending balance as of December 31, 2014	$—

Year Ended December 31, 2013	U.S. Mid Cap Growth	Corporate Bonds and Loans
Beginning balance as of January 1, 2013	$208	$545
Transfers into Level 3	—	—
Transfers out of Level 3	—	—
Gains or losses included in changes in net assets	23	84
Purchases, issuances, sales and settlements
Purchases	—	—
Issuances	—	—
Sales	(231)	(129)
Settlements	—	—
Ending balance as of December 31, 2013	$—	$500

The following tables present the category, fair value, redemption frequency and redemption notice period for those assets whose fair value was estimated using the NAV per share (or its equivalents), as well as plan assets which have redemption notice periods, as of December 31, 2014 and December 31, 2013 (in thousands):

Class Name	Description	Fair Value December 31, 2014	Redemption frequency	Redemption Notice Period
Fund of funds	Equity long/short hedge funds	$5,479	Quarterly	45 day notice
Fund of funds	Fund of fund composites	$36,352	Daily	None
Common trust funds	Equity long/short hedge funds	$59,727	Annually	45 day notice
Common trust funds	Event driven hedge funds	$50,131	Monthly	90 day notice
Common trust funds	Equity long/short hedge funds	$12,770	Annually	90 day notice
Separately managed fund	Separately managed fund	$28,917	Monthly	30 day notice
Separately managed fund	Separately managed fund	$66,851	Quarterly	45 day notice

Class Name	Description	Fair Value December 31, 2013	Redemption frequency	Redemption Notice Period
Fund of funds	Equity long/short hedge funds	$5,673	Quarterly	45 day notice
Fund of funds	Fund of fund composites	$35,975	Quarterly	45 day notice
Common trust funds	Event driven hedge funds	$68,843	Annually	45 day notice
Common trust funds	Event driven hedge funds	$16,621	Monthly	90 day notice
Common trust funds	Equity long/short hedge funds	$12,560	Annually	90 day notice
Separately managed fund	Separately managed fund	$34,783	Monthly	30 day notice
Separately managed fund	Separately managed fund	$76,634	Quarterly	45 day notice

Contributions

Employer contributions consist of funds paid from employer assets into a qualified pension trust account. The Company's funding policy is to contribute annually an amount that satisfies the minimum funding standards of the Employee Retirement Income Security Act.

The Company expects to have required minimum pension contributions for 2015, 2016, 2017, 2018, 2019 and for the five years thereafter of $17.1 million, $13.9 million, $14.8 million, $17.0 million, $18.6 million, and $59.5 million, respectively. Required future contributions are estimated based upon assumptions such as discount rates on future obligations, assumed rates of return on plan assets and legislative changes. Actual future pension costs and required funding obligations will be affected by changes in the factors and assumptions described in the previous sentence, as well as other changes such as any plan termination.

Benefit Payments

Estimated future benefit payments for the benefit plans over the next ten years are as follows (in thousands):

	Pension	Other Post-Retirement
Years	Benefits	Benefits
2015	$34,961	$124
2016	34,828	118
2017	34,660	110
2018	34,446	104
2019	34,195	104
2020-2024	164,091	399

401(k) Plans

Certain employees participate in a Company sponsored savings plan, which qualifies under Section 401(k) of the Internal Revenue Code. This savings plan allows eligible employees to contribute from 1% to 75% of their income on a pretax basis. The Company presently makes a contribution to match 50% of the first 6% of the employee's contribution. The charge to expense for the Company's matching contribution amounted to $2.0 million, $1.6 million and $1.5 million in 2014, 2013 and 2012, respectively.

Note 14 – Stockholders' Equity

The Company's authorized capital stock is a total of 185,000,000 shares, consisting of 180,000,000 shares of common stock and 5,000,000 shares of preferred stock. Of the authorized shares, no shares of preferred stock have been issued. As of December 31, 2014 and 2013, 10,779,451 and 12,985,840 shares of common stock were outstanding, respectively.

Although the Board of Directors of HNH is expressly authorized to fix the designations, preferences and rights, limitations or restrictions of the preferred stock by adoption of a Preferred Stock Designation resolution, the Board of Directors has not yet done so. The common stock of HNH has voting power, is entitled to receive dividends when and if declared by the Board of Directors and is subject to any preferential dividend rights of any then-outstanding preferred stock, and in liquidation, after distribution of the preferential amount, if any, due to preferred stockholders, are entitled to receive all the remaining assets of the corporation.

Common Stock Repurchase Programs

On May 29, 2013, the Company's Board of Directors approved the repurchase of up to an aggregate of $2.0 million of the Company's common stock. On June 27, 2013, the Board of Directors further approved the repurchase of up to an aggregate of $8.0 million of the Company's common stock, which was in addition to the previously approved repurchase of up to an aggregate of $2.0 million of common stock. Such repurchases were made from time to time on the open market at prevailing market prices or in negotiated transactions off the market, in compliance with applicable laws and regulations. The Company repurchased 458,131 shares for a total purchase price of approximately $9.8 million under the repurchase program, which concluded at the end of 2013.

On March 24, 2014, the Company's Board of Directors approved the repurchase of up to an aggregate of $10.0 million of the Company's common stock. On June 6, 2014, the Board of Directors further approved the repurchase of up to an aggregate of $3.0 million of the Company's common stock, which was in addition to the previously approved repurchase of up to an aggregate of $10.0 million of common stock. Such repurchases were made from time to time on the open market at prevailing market prices or in negotiated transactions off the market, in compliance with applicable laws and regulations. The Company repurchased 242,383 shares for a total purchase price of approximately $5.8 million under the repurchase program, which concluded at the end of 2014.

Tender Offer

On August 7, 2014, the Company commenced a tender offer to purchase for cash up to $60.0 million in value of shares of its common stock. The tender offer expired on September 5, 2014, and a total of 2,099,843 shares were properly tendered and repurchased by the Company at a price of $26.00 per share, for a total cost of approximately $54.7 million, including related fees and expenses.

Accumulated Other Comprehensive Loss

Changes, net of tax, in accumulated other comprehensive loss and its components follow:

(in thousands)	Foreign Currency Translation Adjustments	Changes in Net Pension and Other Benefit Obligations	Total
Balance at December 31, 2013	$(29)	$(181,902)	$(181,931)
Current period loss	(1,928)	(51,963)	(53,891)
Balance at December 31, 2014	$(1,957)	$(233,865)	$(235,822)

Income tax benefits (provisions) of $31.9 million, $(28.7) million and $20.5 million were recorded in accumulated other comprehensive loss for 2014, 2013 and 2012, respectively.

Note 15 – Stock-Based Compensation

The Company has granted restricted stock awards and stock options under its 2007 Incentive Stock Plan, as amended ("2007 Plan"), to certain employees, members of the Board of Directors and service providers. The Company's stockholders have authorized the issuance of 2,075,000 shares under the 2007 Plan. As of December 31, 2014, there were 635,652 shares reserved for future issuance under the 2007 Plan.

Restricted Stock

Restricted stock grants made to employees are in lieu of a long-term incentive plan component in the Company's bonus plan for those individuals who receive shares of restricted stock. Compensation expense is measured based on the fair value of the stock-based awards on the grant date, as measured by the NASDAQ closing price for the Company's common stock. Compensation expense is recognized in the consolidated income statement on a straight-line basis over the requisite service period, which is the vesting period. Restricted stock grants made to the employees and service providers vest in approximately equal annual installments over a three year period from the grant date. Restricted stock grants to the Company's non-employee directors vest one year from the grant date. The Company allows certain grantees to forego the issuance of shares to meet applicable income tax withholding due as a result of the vesting of restricted stock. Such shares are returned to the unissued shares of the Company's common stock.

Restricted stock activity under the 2007 Plan was as follows for the year end December 31, 2014:

	Employees and
(shares)	Service Providers	Directors	Total
Balance, January 1, 2014	645,411	620,000	1,265,411
Granted	54,483	165,000	219,483
Forfeited	(31,024)	—	(31,024)
Reduced for income tax obligations	(52,622)	—	(52,622)
Balance, December 31, 2014	616,248	785,000	1,401,248

Vested at December 31, 2014	400,383	620,000	1,020,383
Non-vested at December 31, 2014	215,865	165,000	380,865

The Company recognized compensation expense related to restricted shares of $5.1 million, $4.9 million and $4.5 million for the years ended December 31, 2014, 2013 and 2012, respectively. Unearned compensation expense related to restricted shares at December 31, 2014 is $2.5 million, which is net of an estimated 5% forfeiture rate for employees and service providers. This amount will be recognized over the remaining vesting period of the restricted shares.

Stock Options

In July 2007, stock options were granted to certain employees and Directors under the 2007 Plan. The 2007 Plan permits options to be granted up to a maximum contractual term of 10 years. The Company's policy is to use shares of unissued common stock upon exercise of stock options.

The Company estimated the fair value of the stock options granted in accordance with U.S. GAAP using a Black-Scholes option-pricing model. The expected average risk-free rate was based on a U.S. treasury yield curve. The expected average life represented the period of time that options granted are expected to be outstanding. Expected volatility was based on historical volatilities of HNH's common stock. The expected dividend yield was based on historical information and management's plan.

The Company recorded no compensation expense related to its stock options in 2014, 2013 or 2012 since the options were fully vested.

Stock option activity under the Company's 2007 Plan was as follows in 2014:

Options	Shares (000's)	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (000's)

Outstanding options at December 31, 2013	42	$90	2.34	$—
Granted	—	—	—
Exercised	—	—	—
Forfeited	(4)	90	—
Outstanding at December 31, 2014	38	$90	1.34	$—
Exercisable at December 31, 2014	38	$90	1.34	$—

On July 6, 2007, the Company's Compensation Committee adopted an incentive arrangement for a member of the Board of Directors. This arrangement provides, among other things, for this individual to receive a bonus equal to 10,000 multiplied by the difference of the fair market value of the Company's stock price and $90.00 per share. The incentive arrangement terminates July 6, 2015, to the extent not previously received. Under U.S. GAAP, the Company is required to adjust its obligation for the fair value of this incentive arrangement from the date of grant to the latest balance sheet date and to record the incentive arrangement as a liability on the consolidated balance sheet. Income or expense associated with this award was not significant in 2014, 2013 or 2012.

Note 16 – Income Taxes

Income (loss) from continuing operations before tax and equity investment for the three years ended December 31 is as follows:

	Year Ended December 31,
(in thousands)	2014	2013	2012
Domestic	$39,154	$27,678	$21,314
Foreign	148	(182)	2,547
Total income from continuing operations before tax and equity investment	$39,302	$27,496	$23,861

The (benefit from) provision for income taxes for the three years ended December 31 is as follows:

	Year Ended December 31,
(in thousands)	2014	2013	2012
Current
Federal	$(413)	$146	$102
State	2,164	1,677	1,834
Foreign	877	572	661
Total income taxes, current	$2,628	$2,395	$2,597
Deferred
Federal	$14,110	$9,168	$5,951
State	495	1,041	981
Foreign	(225)	(443)	108
Total income taxes, deferred	$14,380	$9,766	$7,040
Total income tax provision	$17,008	$12,161	$9,637

Deferred income taxes result from temporary differences in the financial basis and tax basis of assets and liabilities. The amounts shown on the following table represent the tax effect of temporary differences between the Company's consolidated tax return basis of assets and liabilities and the corresponding basis for financial reporting, as well as tax credit and net operating loss carryforwards.

(in thousands)	December 31,
Deferred Income Tax Sources	2014	2013
Current Deferred Income Tax Items:
Inventories	$2,247	$2,426
Environmental costs	913	1,220
Net operating loss carryforwards	20,556	13,323
Accrued liabilities	2,984	3,046
Other items, net	489	913
Current deferred income tax assets before valuation allowance	27,189	20,928
Valuation allowance	(470)	(421)
Deferred income tax assets - current	$26,719	$20,507
Foreign	$(186)	$(433)
Deferred income tax liabilities - current	$(186)	$(433)

Non-Current Deferred Income Tax Items:
Post-retirement and post-employment employee benefits	$1,015	$904
Net operating loss carryforwards	11,334	27,198
Pension liability	78,835	53,624
Impairment of long-lived assets	529	2,636
Minimum tax credit carryforwards	3,736	3,265
Miscellaneous other	1,146	1,953
Non-current deferred income tax assets before valuation allowance	96,595	89,580
Valuation allowance	(1,669)	(1,729)
Non-current deferred income tax assets	94,926	87,851
Property, plant and equipment	(13,708)	(13,558)
Intangible assets	(9,161)	(9,378)
Undistributed foreign earnings	(902)	(568)
Other items, net	555	(4,661)
Non-current deferred income tax liabilities	(23,216)	(28,165)
Net non-current deferred income tax assets	$71,710	$59,686

Included in deferred income tax assets as of December 31, 2014 is a $28.8 million tax effect of the Company's U.S. federal NOLs of $82.4 million, as well as certain state NOLs. The U.S. federal NOLs expire between 2026 and 2029. Also included in deferred income tax assets are tax credit carryforwards of $3.7 million. The Company's 2014 tax provisions from continuing and discontinued operations reflect utilization of approximately $23.8 million of U.S. federal NOLs.

In 2005, the Company experienced an ownership change as defined by Section 382 of the Internal Revenue Code upon its emergence from bankruptcy. Section 382 imposes annual limitations on the utilization of net operating carryforwards post-ownership change. The Company believes it qualifies for the bankruptcy exception to the general Section 382 limitations. Under this exception, the annual limitation imposed by Section 382 resulting from an ownership change will not apply; instead the NOLs must be reduced by certain interest expense paid to creditors who became stockholders as a result of the bankruptcy reorganization. Thus, the Company's U.S. federal NOLs of $82.4 million as of December 31, 2014 include a reduction of $31.0 million ($10.8 million tax-effect).

The Company provides for income taxes on the undistributed earnings of non-U.S. corporate subsidiaries, except to the extent that such earnings are permanently invested outside the United States. As of December 31, 2014, $5.4 million of accumulated undistributed earnings of non-U.S. corporate subsidiaries were permanently invested. At existing U.S. and state statutory income tax rates, additional taxes of approximately $2.1 million would need to be provided if such earnings were remitted.

The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to pretax income as follows:

	Year Ended December 31,
(in thousands)	2014	2013	2012
Income from continuing operations before tax and equity investment	$39,302	$27,496	$23,861
Tax provision at statutory rate	$13,755	$9,624	$8,351
Increase (decrease) in tax due to:
State income tax, net of federal effect	1,991	2,131	2,173
Net (decrease) increase in valuation allowance	(12)	12	(454)
(Decrease) increase in liability for uncertain tax positions	(70)	(679)	8
Foreign tax differential, principally foreign losses for which tax benefit is not available	600	192	(123)
Other items, net	744	881	(318)
Tax provision	$17,008	$12,161	$9,637

U.S. GAAP provides that the tax effects from an uncertain tax position can be recognized in the financial statements only if the position is more likely than not of being sustained on audit, based on the technical merits of the position. At both December 31, 2014 and 2013, the Company had approximately $1.3 million of unrecognized state tax benefits recorded, all of which, net of federal benefit, would affect the Company's effective tax rate if recognized. The changes in the amount of unrecognized tax benefits in 2014 and 2013 were as follows:

	Year Ended December 31,
(in thousands)	2014	2013
Beginning balance	$1,344	$2,273
Additions for tax positions related to current year	144	404
Additions due to interest accrued	61	80
Tax positions of prior years:
Payments	—	(250)
Settlements	—	(640)
Due to lapsed statutes of limitations	(275)	(488)
Other	—	(35)
Ending balance	$1,274	$1,344

The Company recognizes interest and penalties related to uncertain tax positions in its income tax provision. At both December 31, 2014 and 2013, approximately $0.1 million of interest related to uncertain tax positions was accrued. No penalties were accrued. It is reasonably possible that the total amount of unrecognized tax benefits will decrease by as much as $0.3 million during the next twelve months as a result of the lapse of the applicable statutes of limitations in certain taxing jurisdictions. Adjustments to the reserve could occur in light of changing facts and circumstances with respect to the on-going examinations discussed below.

The Company is generally no longer subject to federal, state or local income tax examinations by tax authorities for any year prior to 2011, except as set forth below. However, NOLs generated in prior years are subject to examination and potential adjustment by the Internal Revenue Service ("IRS") upon their utilization in future years' tax returns.

An IRS examination of our federal consolidated income tax return for 2010 was settled during 2013 with minor adjustments. In 2014, the IRS completed a limited review of our 2012 federal consolidated income tax return, accepting the return as filed. In addition, certain subsidiaries were examined by the Commonwealth of Massachusetts ("Commonwealth") for the years 2003 to 2005, and the Company settled that examination during 2013 for $0.3 million. The Commonwealth also examined the 2008 tax return and issued an assessment for $0.3 million which the Company continues to dispute, exercising all rights under the stipulated appeals process. Examinations of 2009 and 2010 are also being conducted by the Commonwealth, as well as examinations by the State of New York for 2009 to 2011. These examinations are currently in progress, and we do not believe an increase in the reserve for uncertain tax positions is necessary.

Note 17 – Earnings Per Share

The computation of basic earnings per share of common stock is calculated by dividing net income by the weighted-average number of shares of the Company's common stock outstanding, as follows:

	Year Ended December 31,
(in thousands, except per share)	2014	2013	2012
Income from continuing operations, net of tax	$15,193	$21,341	$14,224
Weighted-average number of common shares outstanding	12,334	13,251	13,032
Income from continuing operations, net of tax, per share	$1.23	$1.61	$1.09
Net income from discontinued operations	$9,977	$20,688	$12,257
Weighted-average number of common shares outstanding	12,334	13,251	13,032
Discontinued operations, net of tax, per share	$0.81	$1.56	$0.94
Net income	$25,170	$42,029	$26,481
Weighted-average number of common shares outstanding	12,334	13,251	13,032
Net income per share	$2.04	$3.17	$2.03

Diluted earnings per share gives effect to dilutive potential common shares outstanding during the reporting period. The Company had potentially dilutive common share equivalents, in the form of outstanding stock options (see Note 15 - "Stock-Based Compensation"), during the years ended December 31, 2014, 2013 and 2012, although none were dilutive because the exercise price of these equivalents exceeded the market value of the Company's common stock during those periods. As of December 31, 2014, stock options for an aggregate of 38,100 shares are excluded from the calculations above.

Note 18 – Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e. the "exit price") in an orderly transaction between market participants at the measurement date. Fair value measurements are broken down into three levels based on the reliability of inputs as follows:

Level 1 inputs are quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. An active market for the asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis. The valuation under this approach does not entail a significant degree of judgment ("Level 1").

Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets or liabilities in active markets, inputs other than quoted prices that are observable for the asset or liability (e.g. interest rates and yield curves observable at commonly quoted intervals or current market) and contractual prices for the underlying financial instrument, as well as other relevant economic measures ("Level 2").

Level 3 inputs are unobservable inputs for the asset or liability. Unobservable inputs are used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date ("Level 3").

The fair value of the Company's financial instruments, such as cash and cash equivalents, trade and other receivables, and trade payables, approximate carrying value due to the short-term maturities of these assets and liabilities. Carrying cost approximates fair value for the Company's long-term debt which has variable interest rates.

The fair value of the Company's investment in associated company is a Level 1 measurement because the underlying security is listed on a national securities exchange.

The precious metal and commodity inventories associated with the Company's fair value hedges (see Note 12 - "Derivative Instruments") are reported at fair value. Fair values of these inventories are based on quoted market prices on commodity exchanges and are considered Level 1 measurements. The derivative instruments that the Company purchases in connection with its precious metal and commodity inventories, specifically commodity futures and forward contracts, are also valued at fair value. The futures contracts are Level 1 measurements since they are traded on a commodity exchange. The forward contracts are entered into with a counterparty and are considered Level 2 measurements.

The Company's interest rate swap agreements are considered Level 2 measurements as the inputs are observable at commonly quoted intervals. Prior to the redemption of the Subordinated Notes and related Warrants, the embedded derivative features of the Subordinated Notes and Warrants (see Note 11 - "Debt") were valued at fair value on a recurring basis and were considered Level 3 measurements.

The following table summarizes the Company's assets and liabilities that are measured at fair value on a recurring basis, the amounts on the consolidated balance sheets as of December 31, 2014 and 2013, and the activity in those assets and liabilities that are valued using Level 3 measurements.

	Asset (Liability) as of December 31, 2014
(in thousands)	Total	Level 1	Level 2	Level 3
Investment in associated company	$23,936	$23,936	$—	$—
Precious metal and commodity inventories recorded at fair value	$13,249	$13,249	$—	$—
Commodity contracts on precious metal and commodity inventories	$764	$764	$—	$—
Interest rate swap agreements	$(138)	$—	$(138)	$—

	Asset (Liability) as of December 31, 2013
(in thousands)	Total	Level 1	Level 2	Level 3
Investment in associated company	$33,983	$33,983	$—	$—
Precious metal and commodity inventories recorded at fair value	$14,766	$14,766	$—	$—
Commodity contracts on precious metal and commodity inventories	$1,620	$1,620	$—	$—
Interest rate swap agreements	$(214)	$—	$(214)	$—

(in thousands)	Year ended December 31,
Activity	2014	2013	2012
Beginning balance	$—	$793	$(1,314)
Total net (losses) gains included in:
Net income	—	(793)	2,060
Other comprehensive (loss) income	—	—	—
Purchases	—	—	—
Issuances	—	—	—
Sales	—	—	—
Settlements	—	—	47
Net transfers into / (out of) Level 3	—	—	—
Ending balance	$—	$—	$793

The (loss) income of $(0.8) million and $2.1 million for the years ended December 31, 2013 and 2012, respectively, noted above are (losses) gains that are attributable to the fair value of the embedded derivatives associated with the Company's Subordinated Notes and related redemption. The settlements relate to repurchases of certain Subordinated Notes (see Note 11- "Debt"). The valuation of the derivative features of the Subordinated Notes and Warrants utilized a customized binomial model, which valued the embedded derivatives in such notes and the associated Warrants in a unified way, using a cash flow approach. Interest rates and the market price of HNH's stock were significant inputs that influenced the valuation of the derivatives.

The Company's non-financial assets and liabilities measured at fair value on a non-recurring basis include goodwill and other intangible assets, any assets and liabilities acquired in a business combination, or its long-lived assets written down to fair value. To measure fair value for such assets and liabilities, the Company uses techniques including an income approach, a market approach and/or appraisals (Level 3 inputs). The income approach is based on a discounted cash flow analysis and calculates the fair value by estimating the after-tax cash flows attributable to an asset or liability and then discounting the after-tax cash flows to a present value using a risk-adjusted discount rate. Assumptions used in the discounted cash flow analysis ("DCF") require the exercise of significant judgment, including judgment about appropriate discount rates and terminal values, growth rates and the amount and timing of expected future cash flows. The discount rates, which are intended to reflect the risks inherent in future cash flow projections, used in the DCF are based on estimates of the weighted-average cost of capital of a market participant. Such estimates are derived from analysis of peer companies and consider the industry weighted-average return on debt and equity from a market participant perspective. A market approach values a business by considering the prices at which shares of capital stock, or related underlying assets, of reasonably comparable companies are trading in the public market or the transaction price at which similar companies have been acquired. If comparable companies are not available, the market approach is not used.

Long-lived assets consisting of land and buildings used in previously operating businesses and currently unused, which total $8.4 million as of December 31, 2014, are carried at the lower of cost or fair value, and are included primarily in other non-current assets on the consolidated balance sheet. A reduction in the carrying value of such long-lived assets is recorded as an asset impairment charge in the consolidated income statement.

Note 19 – Commitments and Contingencies

Operating Lease Commitments

The Company leases certain facilities under non-cancelable operating lease arrangements. Rent expense for the Company in 2014, 2013 and 2012 was $4.4 million, $4.1 million and $3.5 million, respectively. Future minimum operating lease and rental commitments under non-cancelable operating leases are as follows (in thousands):

Year	Amount
2015	3,059
2016	2,474
2017	1,631
2018	903
2019	725
Thereafter	713
Total	$9,505

Environmental Matters

Certain H&H Group subsidiaries have existing and contingent liabilities relating to environmental matters, including capital expenditures, costs of remediation, and potential fines and penalties relating to possible violations of national and state environmental laws. Those subsidiaries have remediation expenses on an ongoing basis, although such costs are continually being readjusted based upon the emergence of new techniques and alternative methods. The Company had approximately $2.4 million accrued related to estimated environmental remediation costs as of December 31, 2014. The Company also has insurance coverage available for several of these matters and believes that excess insurance coverage may be available as well. During the years ended December 31, 2014 and 2013, the Company recorded insurance reimbursements totaling $3.1 million and $1.1 million, respectively, for previously incurred remediation costs.

In addition, certain H&H Group subsidiaries have been identified as potentially responsible parties ("PRPs") under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or similar state statutes at sites and are parties to administrative consent orders in connection with certain properties. Those subsidiaries may be subject to joint and several liabilities imposed by CERCLA on PRPs. Due to the technical and regulatory complexity of remedial activities and the difficulties attendant in identifying PRPs and allocating or determining liability among them, the subsidiaries are unable to reasonably estimate the ultimate cost of compliance with such laws.

Based upon information currently available, however, the H&H Group subsidiaries do not expect that their respective environmental costs, including the incurrence of additional fines and penalties, if any, will have a material adverse effect on them or that the resolution of these environmental matters will have a material adverse effect on the financial position, results of operations or cash flows of such subsidiaries or the Company, but there can be no such assurances. The Company anticipates that the H&H Group subsidiaries will pay any such amounts out of their respective working capital, although there is no assurance that they will have sufficient funds to pay them. In the event that the H&H Group subsidiaries are unable to fund their liabilities, claims could be made against their respective parent companies, including H&H Group and/or HNH, for payment of such liabilities.

Among the sites where certain H&H Group subsidiaries may have more substantial environmental liabilities are the following:

H&H has been working with the Connecticut Department of Energy and Environmental Protection ("CTDEEP") with respect to its obligations under a 1989 consent order that applies to a property in Connecticut that H&H sold in 2003 ("Sold Parcel") and an adjacent parcel ("Adjacent Parcel") that together with the Sold Parcel comprises the site of a former H&H manufacturing facility. Remediation of all soil conditions on the Sold Parcel was completed on April 6, 2007. On September 11, 2008, the CTDEEP advised H&H that it had approved H&H's December 28, 2007 Soil Remediation Action Report, as amended, thereby concluding the active remediation of the Sold Parcel. The remaining remediation, monitoring and regulatory administrative costs for the Sold Parcel are expected to approximate $0.1 million. With respect to the Adjacent Parcel, an ecological risk assessment has been completed and the results, along with proposed clean up goals, will be submitted to the CTDEEP for their review and approval. The total remediation costs for the Adjacent Parcel cannot be reasonably estimated at this time. Accordingly, there can be no assurance that the resolution of this matter will not be material to the financial position, results of operations or cash flows of H&H or the Company.

In 1986, Handy & Harman Electronic Materials Corporation ("HHEM"), a subsidiary of H&H, entered into an administrative consent order ("ACO") with the New Jersey Department of Environmental Protection ("NJDEP") with regard to certain property that it purchased in 1984 in New Jersey. The ACO involves investigation and remediation activities to be performed with regard to soil and groundwater contamination. Thereafter, in 1998, HHEM and H&H settled a case brought by the local municipality in regard to this site and also settled with certain of its insurance carriers. HHEM is actively remediating the property and continuing to investigate effective methods for achieving compliance with the ACO. A remedial investigation report was filed with the NJDEP in December 2007. By letter dated December 12, 2008, the NJDEP issued its approval with respect to additional investigation and remediation activities discussed in the December 2007 remedial investigation report. HHEM anticipates entering into discussions with the NJDEP to address that agency's potential natural resource damage claims, the ultimate scope and cost of which cannot be estimated at this time. Pursuant to a settlement agreement with the former owner/operator of the site, the responsibility for site investigation and remediation costs, as well as any other costs, as defined in the settlement agreement, related to or arising from environmental contamination on the property (collectively, "Costs") are contractually allocated 75% to the former owner/operator (with separate guaranties by the two joint venture partners of the former owner/operator for 37.5% each) and 25% jointly to HHEM and H&H after the first $1.0 million. The $1.0 million was paid solely by the former owner/operator. As of December 31, 2014, over and above the $1.0 million, total investigation and remediation costs of approximately $4.5 million and $1.5 million have been expended by the former owner/operator and HHEM, respectively, in accordance with the settlement agreement. Additionally, HHEM is currently being reimbursed indirectly through insurance coverage for a portion of the Costs for which HHEM is responsible. HHEM believes that there is additional excess insurance coverage, which it intends to pursue as necessary. HHEM anticipates that there will be additional remediation expenses to be incurred once a final remediation plan is agreed upon. There is no assurance that the former owner/operator or guarantors will continue to timely reimburse HHEM for expenditures and/or will be financially capable of fulfilling their obligations under the settlement agreement and the guaranties. The final Costs cannot be reasonably estimated at this time, and accordingly, there can be no assurance that the resolution of this matter will not be material to the financial position, results of operations or cash flows of HHEM or the Company.

HHEM is continuing to comply with a 1987 consent order from the Massachusetts Department of Environmental Protection ("MADEP") to investigate and remediate the soil and groundwater conditions at a commercial/industrial property in Massachusetts. On June 30, 2010, HHEM filed a Response Action Outcome report to close the site since HHEM's licensed site professional concluded that groundwater monitoring demonstrated that the groundwater conditions have stabilized or continue to improve at the site. On June 20, 2013, HHEM received the MADEP's Notice of Audit Findings and Notice of Noncompliance ("Notice"). HHEM and its consultant held meetings with the MADEP to resolve differences identified in the Notice. As a result of those meetings and subsequent discussions, HHEM will conduct additional sampling, testing, site investigations and install additional off-site wells. The additional work is expected to be completed in the first quarter of 2015, with a follow-up response report submitted to the MADEP thereafter. The cost of this additional work is estimated at $0.2 million. Additional costs could result from these testing activities and final acceptance of the remediation plan by the MADEP, which cannot be reasonably estimated at this time.

Other Litigation

In the ordinary course of our business, we are subject to periodic lawsuits, investigations, claims and proceedings, including, but not limited to, contractual disputes, employment, environmental, health and safety matters, as well as claims associated with our historical acquisitions and divestitures. There is insurance coverage available for many of the foregoing actions. Although we cannot predict with certainty the ultimate resolution of lawsuits, investigations, claims and proceedings asserted against us, we do not believe any currently pending legal proceeding to which we are a party will have a material adverse effect on our business, prospects, financial condition, cash flows, results of operations or liquidity.

Note 20 – Related Party Transactions

As of December 31, 2014, SPLP owned directly or indirectly through its subsidiaries 7,131,185 shares of the Company's common stock, representing approximately 66.2% of outstanding shares. As of December 31, 2013, SPLP owned directly or indirectly through its subsidiaries 7,228,735 shares of the Company's common stock, representing approximately 55.7% of outstanding shares. The power to vote and dispose of the securities held by SPLP is controlled by SPH GP. Warren G. Lichtenstein, our Chairman of the Board of Directors, is also the Executive Chairman of SPH GP. Certain other affiliates of SPH GP hold positions with the Company, including Glen M. Kassan, as former Chief Executive Officer and present Vice Chairman, Jack Howard, as Vice Chairman and Principal Executive Officer, James F. McCabe, Jr., as Chief Financial Officer and Leonard J. McGill, as Chief Legal Officer. The increase in SPLP's ownership during the year ended December 31, 2014 was principally due to the reduction in the number of outstanding shares of the Company's common stock as a result of the 2014 common stock repurchase program and the completion of the tender offer discussed in Note 14 - "Stockholders' Equity." In addition, DGT Holdings Corp., which is 82.7% owned by SPLP, tendered into the offer its 97,550 shares of the Company's common stock.

The Company was indebted to SPLP under H&H Group's Subordinated Notes until March 26, 2013, when H&H Group delivered an irrevocable notice of its election to redeem all of its outstanding Subordinated Notes to the holders and irrevocably deposited funds for such redemption and interest payments in order to satisfy and discharge its obligations under the Indenture as more fully described in Note 11 - "Debt." SPLP received proceeds of $25.0 million in connection with the redemption of $21.6 million face amount of Subordinated Notes held by SPLP.

On January 1, 2012, the Company entered into a Management Services Agreement ("Management Services Agreement") with SP Corporate Services LLC ("SP Corporate"), which restructured its prior management services arrangements. SP Corporate is an affiliate of SPLP. Pursuant to the Management Services Agreement, SP Corporate provides the Company with certain executive and corporate services, including, without limitation, legal, tax, accounting, treasury, consulting, auditing, administrative, compliance, environmental health and safety, human resources, marketing, investor relations and other similar services rendered for the Company or its subsidiaries. The Management Services Agreement further provided that the Company pay SP Corporate a fixed annual fee of approximately $10.98 million, consisting of (a) $1.74 million in consideration of the executive services provided by SP Corporate under the Management Services Agreement and (b) $9.24 million in consideration of the corporate services provided by SP Corporate under the Management Services Agreement.

In connection with the Management Services Agreement, the Company also entered into an asset purchase agreement, dated January 1, 2012 ("Purchase Agreement"), pursuant to which the Company transferred to SP Corporate certain assets, which had previously been used, or held for use, by the Company and its subsidiaries to provide corporate services to the Company and its affiliates. In addition to certain fixed assets and contractual rights, approximately 37 employees of the Company and its subsidiaries were transferred to SP Corporate pursuant to the Purchase Agreement, including Mr. McCabe and certain other officers of the Company. All of the Company's officers who were transferred to SP Corporate pursuant to the Purchase Agreement continue to serve as officers of the Company pursuant to the Management Services Agreement. The Company's entry into the Management Services Agreement and the Purchase Agreement were approved by a special committee of the Board of Directors, composed entirely of independent directors.

Effective January 1, 2013, certain individuals employed by SP Corporate and their related expenses were transferred to the Company, and the fee paid under the Management Services Agreement was accordingly reduced by approximately $2.0 million. On March 27, 2013, the Company and SP Corporate entered into a First Amendment to the Management Services Agreement to modify the titles and designation of certain officers to be provided pursuant to the Management Services Agreement and to adjust the fee thereunder, reflecting the aforementioned employee transfer and related change in the scope of services provided under the Management Services Agreement. The amended Management Services Agreement provides that the Company pay SP Corporate a fixed annual fee of approximately $8.89 million, effective January 1, 2013, consisting of (a) $1.74 million in consideration of the executive services provided by SP Corporate under the Management Services Agreement and (b) $7.15 million in consideration of the corporate services provided by SP Corporate under the Management Services Agreement.

The fees payable under the Management Services Agreement are subject to an annual review and such adjustments as may be agreed upon by SP Corporate and the Company. The Management Services Agreement has a term of one year and automatically renews for successive one-year periods unless and until terminated in accordance with the terms set forth therein, which include, under certain circumstances, the payment by the Company of a termination fee to SP Corporate. There were no changes in the terms of the Management Services Agreement during 2014.

During the years ended December 31, 2014, 2013 and 2012, the Company also reimbursed SP Corporate and its affiliates approximately $0.4 million, $0.4 million and $0.3 million, respectively, for business expenses incurred on its behalf pursuant to the Management Services Agreement.

In connection with the Investment Agreement discussed in Note 10 - "Investment," ModusLink agreed to reimburse SPLP's reasonably documented out-of-pocket expenses associated with the agreement up to a maximum of $0.2 million, which was principally paid by and reimbursed to the Company during the first quarter of 2013.

Note 21 – Reportable Segments

HNH is a diversified holding company whose strategic business units encompass the following segments: Joining Materials, Tubing, Building Materials and Kasco. For a more complete description of the Company's segments, see "Item 1 - Business - Products and Product Mix."

Management has determined that certain operating companies should be aggregated and presented within a single segment on the basis that such segments have similar economic characteristics and share other qualitative characteristics. Management reviews net sales, gross profit and operating income to evaluate segment performance. Operating income for the segments generally includes costs directly attributable to the segment and excludes other unallocated general corporate expenses. Interest expense, other income and expense, and income taxes are not presented by segment since they are excluded from the measures of segment profitability reviewed by the Company's management.

The following tables present information about the Company's reportable segments for the years ended December 31, 2014, 2013 and 2012:

Income Statement Data	Year Ended
(in thousands)	December 31,
	2014	2013	2012
Net sales:
Joining Materials	$207,320	$195,187	$174,621
Tubing	81,264	91,002	80,849
Building Materials	253,644	226,806	189,106
Kasco	58,240	58,169	54,137
Total net sales	$600,468	$571,164	$498,713

Segment operating income:
Joining Materials (a)	$19,428	$16,624	$23,942
Tubing	13,340	17,434	14,258
Building Materials	30,217	27,789	22,172
Kasco (b)	3,176	4,496	4,431
Total segment operating income	66,161	66,343	64,803
Unallocated corporate expenses and non-operating units	(16,878)	(21,009)	(23,301)
Unallocated pension expense	(3,739)	(5,206)	(3,194)
Gain from asset dispositions	176	75	93
Operating income	45,720	40,203	38,401
Interest expense	(7,544)	(13,662)	(16,688)
Realized and unrealized gain on derivatives	1,307	1,195	2,582
Other expense	(181)	(240)	(434)
Income from continuing operations before tax and equity investment	$39,302	$27,496	$23,861

a)
The results of the Joining Materials segment in 2014 include an non-cash impairment charge of $0.6 million related to certain equipment located in Toronto, Canada, which will either be sold or scrapped as part of the Company's continued integration activities associated with the Wolverine Joining acquisition. The results of the Joining Materials segment in 2012 include a gain of $0.6 million, resulting from the liquidation of precious metal inventory valued at LIFO cost. No similar gain was recorded in 2014 or 2013 due to an increase in ending inventory quantities.

b)	The results of the Kasco segment in 2014 include an non-cash impairment charge of $0.6 million related to certain unused, real property located in Atlanta, Georgia.

(in thousands)	2014	2013	2012
Capital Expenditures
Joining Materials	$5,128	$3,135	$2,951
Tubing	2,835	3,679	5,157
Building Materials	2,661	3,424	4,776
Kasco	1,989	1,339	2,236
Corporate and other	45	167	62
Total	$12,658	$11,744	$15,182

(in thousands)	2014	2013	2012
Depreciation and Amortization
Joining Materials	$3,204	$2,682	$1,110
Tubing	2,401	2,399	2,250
Building Materials	5,217	4,600	4,132
Kasco	2,162	2,095	1,920
Corporate and other	153	151	104
Total	$13,137	$11,927	$9,516

(in thousands)	2014	2013
Total Assets
Joining Materials	$107,387	$108,621
Tubing	36,160	37,550
Building Materials	137,270	134,320
Kasco	22,599	23,612
Corporate and other	165,670	137,476
Discontinued operations	69,673	68,144
Total	$538,759	$509,723

The following table presents revenue and long-lived asset information by geographic area as of and for the years ended December 31. Foreign revenue is based on the country in which the legal subsidiary is domiciled. Long-lived assets in 2014 and 2013 consist of property, plant and equipment, plus approximately $8.4 million and $9.1 million, respectively, of land and buildings from previously operating businesses and other non-operating assets that are carried at the lower of cost or fair value and are included primarily in other non-current assets on the consolidated balance sheets. Neither net sales nor long-lived assets from any single foreign country was material to the consolidated financial statements of the Company.

Geographic Information
	Net Sales
(in thousands)	2014	2013	2012
United States	$550,071	$518,631	$446,387
Foreign	50,397	52,533	52,326
Total	$600,468	$571,164	$498,713

	Long-Lived Assets
(in thousands)	2014	2013
United States	$67,574	$66,065
Foreign	8,483	9,489
Total	$76,057	$75,554

Note 22 – Parent Company Condensed Financial Information

As discussed in Note 11 - "Debt," certain of the Company's subsidiaries have long-term debt outstanding which place restrictions on distributions of funds to HNH, subject to certain exceptions including required pension payments to the WHX Pension Plan. As these subsidiaries' restricted net assets, which totaled approximately $353 million at December 31, 2014, represent a significant portion of the Company's consolidated total assets, the Company is presenting the following parent company condensed financial information. The HNH parent company condensed financial information is prepared on the same basis of accounting as the HNH consolidated financial statements, except that the HNH subsidiaries are accounted for under the equity method of accounting.

HANDY & HARMAN LTD. (PARENT ONLY)
Balance Sheets
(in thousands, except par value)

	December 31,	December 31,
	2014	2013
ASSETS
Current Assets:
Cash and cash equivalents	$22,106	$1,853
Deferred income tax assets - current	10,037	4,062
Prepaid and other current assets	82	92
Total current assets	32,225	6,007
Notes receivable from Bairnco	4,627	4,627
Investment in associated company	1,661	33,983
Deferred income tax assets	84,109	64,088
Investments in and advances to subsidiaries, net	266,399	278,730
Total assets	$389,021	$387,435
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Trade payables	$—	$61
Accrued liabilities	380	718
Total current liabilities	380	779
Accrued interest - Handy & Harman	12,193	12,193
Notes payable to Handy & Harman	118,728	98,188
Accrued pension liability	208,331	142,403
Total liabilities	339,632	253,563
Commitments and Contingencies
Stockholders' Equity:
Common stock - $.01 par value; authorized 180,000 shares; issued 13,580 and 13,444 shares, respectively	136	134
Accumulated other comprehensive loss	(235,822)	(181,931)
Additional paid-in capital	570,256	565,441
Treasury stock, at cost - 2,800 and 458 shares, respectively	(70,375)	(9,796)
Accumulated deficit	(214,806)	(239,976)
Total stockholders' equity	49,389	133,872
Total liabilities and stockholders' equity	$389,021	$387,435

HANDY & HARMAN LTD. (PARENT ONLY)
Statements of Income and Comprehensive (Loss) Income
(in thousands)

	Year Ended December 31,
	2014	2013	2012
Equity in income of subsidiaries, net of tax	$39,979	$44,275	$35,498
Selling, general and administrative expenses	(8,261)	(7,790)	(7,720)
Pension expense	(3,739)	(5,206)	(3,195)
Other:
Interest expense - Handy & Handy notes payable	—	—	(4,087)
Interest income - Bairnco notes receivable	—	—	560
Other income	—	—	15
Income before tax and equity investment	27,979	31,279	21,071
Tax benefit	4,624	4,744	5,410
(Loss) gain from associated company, net of tax	(7,433)	6,006	—
Net income	25,170	42,029	26,481
Other comprehensive (loss) income, net of tax:
Changes in pension liability and other post-retirement benefit obligations	(83,887)	68,328	(43,702)
Tax effect of changes in pension liability and other post-retirement benefit obligations	31,924	(25,653)	14,455
Change in market value of securities	—	7,113	(14,948)
Tax effect of change in market value of securities	—	(3,041)	6,054
Foreign currency translation adjustments	(1,928)	(2,510)	362
Other comprehensive (loss) income	(53,891)	44,237	(37,779)
Comprehensive (loss) income	$(28,721)	$86,266	$(11,298)

HANDY & HARMAN LTD. (PARENT ONLY)
Statements of Cash Flows
(in thousands)

	Year ended December 31,
	2014	2013	2012
Cash flows from operating activities:
Net income	$25,170	$42,029	$26,481
Adjustments to reconcile net income to net cash
used in operating activities:
Equity in income of subsidiaries, net of tax	(39,979)	(44,275)	(35,498)
Payment in kind interest expense - Handy & Harman	—	—	4,087
Payment in kind interest income - Bairnco	—	—	(560)
Non-cash stock-based compensation	5,105	4,860	4,476
Non-cash loss (gain) from associated company, net of tax	7,433	(6,006)	—
Deferred income taxes	(4,624)	(5,945)	(5,410)
Change in operating assets and liabilities:
Pension payments - WHX Pension Plan	(20,540)	(13,106)	(15,919)
Pension expense	3,739	5,206	3,195
Other current assets and liabilities	487	45	(1,047)
Net cash used in operating activities	(23,209)	(17,192)	(20,195)
Cash flows from investing activities:
Investments in associated company	(1,499)	—	(6,321)
Dividends from subsidiaries	85,000	10,000	6,321
Net cash provided by investing activities	83,501	10,000	—
Cash flows from financing activities:
Notes payable - Handy & Harman	20,540	18,106	19,419
Purchases of treasury stock	(60,579)	(9,796)	—
Net cash (used in) provided by financing activities	(40,039)	8,310	19,419
Net change for the year	20,253	1,118	(776)
Cash and cash equivalents at beginning of year	1,853	735	1,511
Cash and cash equivalents at end of year	$22,106	$1,853	$735

Note 23 – Unaudited Quarterly Results

Unaudited quarterly financial results during the years ended December 31, 2014 and 2013 were as follows:

	Fiscal 2014 Quarter Ended (Unaudited)
(in thousands, except per share amounts)	March 31,	June 30,	September 30,	December 31,
Net sales	$135,487	$168,545	$164,524	$131,912
Operating income	$5,353	$17,585	$18,640	$4,142
Income from continuing operations before tax and equity investment	$3,878	$15,299	$17,515	$2,610
Net income from discontinued operations	$2,856	$3,667	$2,290	$1,164
Net (loss) income	$(370)	$11,076	$11,860	$2,604
Comprehensive (loss) income	$(599)	$11,186	$10,880	$(50,188)
Basic and diluted (loss) income per share of common stock
(Loss) income from continuing operations, net of tax, per share	$(0.25)	$0.56	$0.77	$0.13
Discontinued operations, net of tax, per share	$0.22	$0.28	$0.18	$0.11
Net (loss) income per share	$(0.03)	$0.84	$0.95	$0.24

	Fiscal 2013 Quarter Ended (Unaudited)
(in thousands, except per share amounts)	March 31,	June 30,	September 30,	December 31,
Net sales	$127,653	$160,975	$153,151	$129,385
Operating income	$8,143	$15,127	$14,563	$2,370
(Loss) income from continuing operations before tax and equity investment	$(827)	$14,870	$12,318	$1,135
Net income from discontinued operations	$11,455	$3,455	$3,978	$1,800
Net income	$8,015	$11,872	$9,643	$12,499
Comprehensive income	$11,431	$12,691	$7,694	$54,450
Basic and diluted (loss) income per share of common stock
(Loss) income from continuing operations, net of tax, per share	$(0.26)	$0.62	$0.43	$0.81
Discontinued operations, net of tax, per share	$0.87	$0.26	$0.30	$0.14
Net income per share	$0.61	$0.88	$0.73	$0.95

Other comprehensive (loss) income of $(52.8) million and $42.0 million, net of tax, were recorded in the fourth quarter of 2014 and 2013, respectively, primarily from unrealized actuarial (losses) gains associated with the Company's defined benefit pension plan.

Note 24 – Subsequent Events

On December 30, 2014, the Company issued a press release announcing that it had sent a letter to JPS Industries, Inc. ("JPS") stating its willingness to enter into a definitive merger agreement with JPS to acquire all of the outstanding shares of common stock of JPS not already owned by the Company’s parent, SPLP, for $10.00 per share in cash. On January 26, 2015, the Company issued a press release announcing that HNH Group Acquisition LLC, a newly formed subsidiary of H&H Group, has commenced a tender offer to purchase up to 10,028,724 shares, or approximately 96.5% of the outstanding shares, of common stock of JPS at a price of $10.00 per share in cash to all stockholders other than SPH Group Holdings LLC ("SPHG Holdings"), a subsidiary of SPLP, and with respect to the 4,021,580 JPS shares owned by SPHG Holdings, in exchange for common stock of the Company. If all shares are tendered, the Company would exchange approximately $60.1 million in cash and 863,946 shares of its common stock.

On January 22, 2015, H&H Group, and certain subsidiaries of H&H Group, entered into a second amendment ("Second Amendment") to its Senior Credit Facility to, among other things, provide for the consent of the administrative agent and the lenders, subject to compliance with certain conditions, for the tender offer by HNH Group Acquisition LLC for the shares of JPS, including the use of up to $71.0 million under the Senior Credit Facility to purchase such shares, and certain transactions related thereto. In addition, HNH Group Acquisition LLC and HNH Acquisition LLC, another newly formed subsidiary of H&H Group, will become guarantors under the Senior Credit Facility pursuant to the Second Amendment.

On February 23, 2015, HNH announced that it was extending the expiration of the tender offer from February 26, 2015 to March 9, 2015. The extension of the tender offer is intended to facilitate the discussions between the Company and JPS regarding a potential negotiated transaction. There is no assurance that HNH and JPS will enter into a definitive agreement.

Annex D

Handy & Harman Ltd.’s Unaudited Consolidated Interim Financial Statements

HANDY & HARMAN LTD.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
(in thousands, except par value)	2015	2014
ASSETS
Current Assets:
Cash and cash equivalents	$18,861	$31,649
Trade and other receivables - net of allowance for doubtful accounts of $1,677 and $1,742, respectively	83,809	59,463
Inventories, net	73,660	63,929
Deferred income tax assets - current	12,702	26,719
Prepaid and other current assets	6,000	7,111
Assets of discontinued operations	—	69,673
Total current assets	195,032	258,544
Property, plant and equipment at cost, less accumulated depreciation	68,575	67,621
Goodwill	89,145	68,253
Other intangibles, net	37,013	33,338
Investment in associated company	32,803	23,936
Deferred income tax assets	82,149	71,710
Other non-current assets	15,147	15,357
Total assets	$519,864	$538,759
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Trade payables	$40,534	$30,805
Accrued liabilities	20,805	23,368
Accrued environmental liabilities	1,480	2,424
Short-term debt	868	602
Current portion of long-term debt	6,314	6,378
Deferred income tax liabilities - current	209	186
Liabilities of discontinued operations	—	13,698
Total current liabilities	70,210	77,461
Long-term debt	92,645	196,423
Accrued pension liability	206,651	208,388
Other post-retirement benefit obligations	2,700	2,914
Other liabilities	4,149	4,184
Total liabilities	376,355	489,370
Commitments and Contingencies
Stockholders' Equity:
Common stock - $.01 par value; authorized 180,000 shares; issued 13,586 and 13,580 shares, respectively	136	136
Accumulated other comprehensive loss	(235,592)	(235,822)
Additional paid-in capital	570,802	570,256
Treasury stock, at cost - 2,800 shares	(70,375)	(70,375)
Accumulated deficit	(121,462)	(214,806)
Total stockholders' equity	143,509	49,389
Total liabilities and stockholders' equity	$519,864	$538,759

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

HANDY & HARMAN LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31,
(in thousands, except per share)	2015	2014
Net sales	$137,982	$135,487
Cost of goods sold	99,603	98,336
Gross profit	38,379	37,151
Selling, general and administrative expenses	30,861	30,693
Pension expense	2,072	1,105
Operating income	5,446	5,353
Other:
Interest expense	1,167	1,546
Realized and unrealized loss (gain) on derivatives	207	(140)
Other expense	93	69
Income from continuing operations before tax and equity investment	3,979	3,878
Tax provision	1,643	1,806
(Gain) loss from associated company, net of tax	(922)	5,298
Income (loss) from continuing operations, net of tax	3,258	(3,226)
Discontinued operations:
Income from discontinued operations, net of tax	565	2,814
Gain on disposal of assets, net of tax	89,521	42
Net income from discontinued operations	90,086	2,856
Net income (loss)	$93,344	$(370)
Basic and diluted income (loss) per share of common stock
Income (loss) from continuing operations, net of tax, per share	$0.30	$(0.25)
Discontinued operations, net of tax, per share	8.36	0.22
Net income (loss) per share	$8.66	$(0.03)
Weighted-average number of common shares outstanding	10,780	12,995

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

HANDY & HARMAN LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Unaudited)

	Three Months Ended
	March 31,
(in thousands)	2015	2014
Net income (loss)	$93,344	$(370)

Other comprehensive income (loss), net of tax:
Changes in pension liability and other post-retirement benefit obligations	2,022	—
Tax effect of changes in pension liability and other post-retirement benefit obligations	(395)	—
Foreign currency translation adjustments	(1,397)	(229)
Other comprehensive income (loss)	230	(229)

Comprehensive income (loss)	$93,574	$(599)

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

HANDY & HARMAN LTD.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
(Unaudited)

	Common Stock		Accumulated Other Comprehensive	Additional Paid-In	Treasury Stock,	Accumulated	Total Stockholders'
(in thousands)	Shares	Amount	Loss	Capital	at Cost	Deficit	Equity
Balance, December 31, 2014	13,580	$136	$(235,822)	$570,256	$(70,375)	$(214,806)	$49,389
Amortization, issuance and forfeitures of restricted stock grants	6	—	—	546	—	—	546
Changes in pension liability and post-retirement benefit obligations, net of tax	—	—	1,627	—	—	—	1,627
Foreign currency translation adjustments	—	—	(1,397)	—	—	—	(1,397)
Net income	—	—	—	—	—	93,344	93,344
Balance, March 31, 2015	13,586	$136	$(235,592)	$570,802	$(70,375)	$(121,462)	$143,509

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

HANDY & HARMAN LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	March 31,
(in thousands)	2015	2014
Cash flows from operating activities:
Net income (loss)	$93,344	$(370)
Net income from discontinued operations	(90,086)	(2,856)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	3,250	3,327
Non-cash stock-based compensation	1,345	1,078
Non-cash (gain) loss from investment in associated company, net of tax	(922)	5,298
Amortization of debt issuance costs	284	207
Deferred income taxes	1,166	1,270
Gain from asset dispositions	(55)	(23)
Non-cash loss (gain) from derivatives	198	(442)
Reclassification of net cash settlements on precious metal contracts to investing activities	8	302
Change in operating assets and liabilities, net of acquisitions:
Trade and other receivables	(21,908)	(17,061)
Inventories	(8,367)	(9,345)
Prepaid and other current assets	1,073	1,080
Other current liabilities	(1,914)	(2,472)
Other items, net	(295)	19
Net cash used in continuing operations	(22,879)	(19,988)
Net cash (used in) provided by discontinued operations	(2,264)	1,315
Net cash used in operating activities	(25,143)	(18,673)
Cash flows from investing activities:
Additions to property, plant and equipment	(3,775)	(2,419)
Net cash settlements on precious metal contracts	(8)	(302)
Acquisitions, net of cash acquired	(27,000)	—
Proceeds from sale of assets	79	64
Investments in associated company	(7,368)	—
Proceeds from sale of discontinued operations	152,889	—
Net cash used in investing activities of discontinued operations	(75)	(834)
Net cash provided by (used in) investing activities	114,742	(3,491)
Cash flows from financing activities:
Net revolver (repayments) borrowings	(103,670)	19,800
Net borrowings on loans - foreign	266	225
Repayments of term loans - domestic	(88)	(3,205)
Deferred finance charges	(282)	—
Net change in overdrafts	1,555	2,672
Purchases of treasury stock	—	(33)
Other financing activities	(7)	(9)
Net cash provided by financing activities of discontinued operations	—	1,495

	Three Month Ended March 31,
	2015	2014
Net cash (used in) provided by financing activities	(102,226)	20,945
Net change for the period	(12,627)	(1,219)
Effect of exchange rate changes on cash and cash equivalents	(161)	(19)
Cash and cash equivalents at beginning of period	31,649	10,300
Cash and cash equivalents at end of period	$18,861	$9,062

Cash paid during the period for:
Interest	$1,011	$1,537
Taxes	$1,006	$1,784

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 1 – The Company and Nature of Operations

Handy & Harman Ltd. ("HNH") is a diversified manufacturer of engineered niche industrial products. HNH's diverse product offerings are marketed throughout the United States and internationally. HNH owns Handy & Harman Group Ltd. ("H&H Group"), which owns Handy & Harman ("H&H") and Bairnco, LLC ("Bairnco"), formerly Bairnco Corporation. HNH manages its group of businesses on a decentralized basis with operations principally in North America. HNH's business units encompass the following segments: Joining Materials, Tubing, Building Materials and Kasco Blades and Route Repair Services ("Kasco"). All references herein to "we," "our" or the "Company" refer to HNH together with all of its subsidiaries.

Note 2 – Basis of Presentation

The consolidated balance sheet as of December 31, 2014, which has been derived from audited financial statements, and the unaudited consolidated financial statements included herein have been prepared by the Company in accordance with the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP") have been condensed or omitted in accordance with those rules and regulations, although the Company believes that the disclosures made are adequate to make the information not misleading. This quarterly report on Form 10-Q should be read in conjunction with the Company's audited consolidated financial statements on Form 10-K for the year ended December 31, 2014. Certain amounts for the prior year have been reclassified to conform to the current year presentation.

In the opinion of management, the interim financial statements reflect all normal and recurring adjustments necessary to present fairly the consolidated financial position and the results of operations and changes in cash flows for the interim periods. The preparation of financial statements in conformity with U.S. GAAP requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Estimates are based on historical experience, expected future cash flows and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates. The results of operations for the three months ended March 31, 2015 are not necessarily indicative of the operating results for the full year.

New Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2014-09, Revenue from Contracts with Customers (Topic 606). The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services, and the guidance defines a five step process to achieve this core principle. The ASU is scheduled to be effective for the Company's 2017 fiscal year, however, the FASB has proposed a one-year deferral of the effective date of the new revenue recognition standard. The ASU may be applied either (i) retrospectively to each prior reporting period presented with an election for certain specified practical expedients, or (ii) retrospectively with the cumulative effect of initially applying the ASU recognized at the date of initial application, with additional disclosure requirements. The Company is evaluating the potential impact of this new guidance, but does not currently anticipate that the application of ASU No. 2014-09 will have a significant effect on its financial condition, results of operations or its cash flows. We have not yet determined the method by which we will adopt the standard.

In April 2015, the FASB issued ASU No. 2015-03, Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. The amendments in this ASU require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this ASU. The ASU is effective for the Company's 2016 fiscal year and will be applied on a retrospective basis. As of March 31, 2015, debt issuance costs totaling $4.8 million are included in other non-current assets on the consolidated balance sheet and will be reclassified upon adoption of this ASU.

Note 3 – Acquisitions

On March 31, 2015, the Company, through its indirect subsidiary, OMG, Inc. (“OMG”), acquired certain assets and assumed certain liabilities of ITW Polymers Sealants North America Inc. (“ITW”), which are used in the business of manufacturing two-component polyurethane adhesive for the roofing industry, for a cash purchase price of $27.0 million, subject to a final working capital adjustment. The assets acquired and liabilities assumed primarily include net working capital of inventories and accrued liabilities; property, plant and equipment; and intangible assets, primarily unpatented technology, valued at $1.6 million, $0.1 million and $4.4 million, respectively, on a preliminary basis. ITW was the exclusive supplier of certain adhesive products to OMG, and this acquisition will provide OMG with greater control of its supply chain and allow OMG to expand its product development initiatives. The results of operations of the acquired business will be reported within the Company's Building Materials segment. In connection with the ITW acquisition, the Company has recorded goodwill totaling approximately $20.9 million on a preliminary basis, which is expected to be deductible for income tax purposes.

Note 4 – Discontinued Operations

The following business is classified as a discontinued operation in the consolidated financial statements.

Arlon, LLC

On December 18, 2014, H&H Group and Bairnco entered into a stock purchase agreement to sell all of the issued and outstanding equity interests of Arlon, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Bairnco, and its subsidiaries (other than Arlon India (Pvt) Limited) for $157.0 million in cash, less transaction fees, subject to a working capital adjustment and certain potential reductions as provided in the stock purchase agreement. The closing of the sale occurred in January 2015. The operations of Arlon, LLC comprised substantially all of the Company's former Arlon Electronic Materials segment, which manufactured high performance materials for the printed circuit board industry and silicone rubber-based materials.

The assets and liabilities of discontinued operations were segregated on the consolidated balance sheet as of December 31, 2014. No balances from discontinued operations remain at March 31, 2015.

December 31,
(in thousands)	2014
Assets of Discontinued Operations:
Trade and other receivables, net	$16,044
Inventories, net	8,294
Prepaid and other current assets	811
Property, plant and equipment, net	24,754
Goodwill	9,298
Other intangibles, net	10,472
Total assets of discontinued operations	$69,673

Liabilities of Discontinued Operations:
Trade payables	$6,252
Accrued liabilities	3,986
Accrued pension liability	1,794
Other liabilities	1,666
Total liabilities of discontinued operations	$13,698

The net income from discontinued operations includes the following:

	Three Months Ended
	March 31,
(in thousands)	2015	2014
Net sales	$5,952	$26,360
Operating income	920	4,337
Interest expense and other income	(10)	(13)
Tax provision	365	1,536
Income from discontinued operations, net of tax	565	2,814
Gain on disposal of assets	93,455	42
Tax provision	3,934	—
Gain on disposal of assets, net of tax	89,521	42
Net income from discontinued operations	$90,086	$2,856

Based on a tax reorganization completed in anticipation of the sale of Arlon, LLC, as well as the write-off of Arlon, LLC’s net deferred tax liabilities totaling $7.6 million, the effective tax rate on the gain on disposal of Arlon, LLC was 4.2%.

Note 5 – Inventories

Inventories, net at March 31, 2015 and December 31, 2014 were comprised of:

	March 31,	December 31,
(in thousands)	2015	2014
Finished products	$28,224	$24,424
In-process	11,845	10,310
Raw materials	14,008	12,346
Fine and fabricated precious metals in various stages of completion	20,084	17,094
	74,161	64,174
LIFO reserve	(501)	(245)
Total	$73,660	$63,929

In order to produce certain of its products, H&H purchases, maintains and utilizes precious metal inventory. H&H records certain of its precious metal inventory at the lower of last-in, first-out ("LIFO") cost or market, with any adjustments recorded through cost of goods sold. Remaining precious metal inventory is accounted for primarily at fair value.

Certain customers and suppliers of H&H choose to do business on a "pool" basis and furnish precious metal to H&H for return in fabricated form or for purchase from or return to the supplier. When the customer metal is returned in fabricated form, the customer is charged a fabrication charge. The value of this customer metal is not included on the Company's consolidated balance sheet. To the extent H&H is able to utilize customer precious metal in its production processes, such customer metal replaces the need for H&H to purchase its own inventory. As of March 31, 2015, customer metal in H&H's custody consisted of 175,164 ounces of silver, 534 ounces of gold and 1,392 ounces of palladium.

Supplemental inventory information:	March 31,	December 31,
(in thousands, except per ounce)	2015	2014
Precious metals stated at LIFO cost	$6,410	$4,684
Precious metals stated under non-LIFO cost methods, primarily at fair value	$13,173	$12,165
Market value per ounce:
Silver	$17.06	$15.75
Gold	$1,195.75	$1,199.25
Palladium	$748.00	$798.00

Note 6 – Goodwill and Other Intangibles

The changes in the net carrying amount of goodwill by reportable segment for the three months ended March 31, 2015 were as follows (in thousands):

Segment	Balance at January 1, 2015	Foreign Currency Translation Adjustments	Additions	Adjustments	Balance at March 31, 2015	Accumulated Impairment Losses
Joining Materials	$16,238	$(29)	$—	$—	$16,209	$—
Tubing	1,895	—	—	—	1,895	—
Building Materials	50,120	—	20,921	—	71,041	—
Total	$68,253	$(29)	$20,921	$—	$89,145	$—

Other intangible assets as of March 31, 2015 and December 31, 2014 consisted of:

(in thousands)	March 31, 2015			December 31, 2014
	Cost	Accumulated Amortization	Net	Cost	Accumulated Amortization	Net
Customer relationships	$31,977	$(9,015)	$22,962	$31,977	$(8,524)	$23,453
Trademarks, trade names and brand names	8,419	(2,128)	6,291	8,419	(2,004)	6,415
Patents and patent applications	5,397	(2,325)	3,072	5,354	(2,229)	3,125
Non-compete agreements	771	(679)	92	709	(671)	38
Other	5,689	(1,093)	4,596	1,358	(1,051)	307
Total	$52,253	$(15,240)	$37,013	$47,817	$(14,479)	$33,338

The $20.9 million addition to goodwill within the Building Materials segment during the three months ended March 31, 2015 was due to the Company's ITW acquisition discussed in Note 3 - "Acquisitions." Other intangible assets as of March 31, 2015 also include $4.4 million in intangible assets, primarily unpatented technology, associated with the ITW acquisition. These balances are subject to adjustment during the finalization of the purchase price allocation for the ITW acquisition.

Amortization expense totaled $0.8 million and $0.8 million for the three months ended March 31, 2015 and 2014, respectively.

Note 7 – Investments

The Company holds an investment in the common stock of a public company, ModusLink Global Solutions, Inc. ("ModusLink"), which is classified as an investment in associated company on the consolidated balance sheet. The Company carries its ModusLink investment on the consolidated balance sheet at fair value, calculated based on the closing market price for ModusLink common stock, with unrealized gains and losses on the investment reported in net income or loss. HNH owned 8,368,076 and 6,383,005 shares of the common stock of ModusLink at March 31, 2015 and December 31, 2014, respectively, and the value of this investment increased from $23.9 million at December 31, 2014 to $32.8 million at March 31, 2015 due primarily to the additional shares of ModusLink common stock purchased by the Company during 2015.

As of March 31, 2015, Steel Partners Holdings L.P. ("SPLP") and its associated companies, which include the Company, owned a combined total of 16,408,091 ModusLink common shares, which represented 31.4% of ModusLink's outstanding shares. SPLP is a majority shareholder of HNH, owning directly or indirectly through its subsidiaries in excess of 50% of HNH's common shares. The power to vote and dispose of the securities held by SPLP is controlled by Steel Partners Holdings GP Inc. ("SPH GP"). SPLP also holds warrants to purchase 2,000,000 additional shares of ModusLink common stock at an exercise price of $5.00 per share. These warrants will expire in March 2018.

ModusLink's fiscal year ends on July 31. Summarized unaudited information as to assets, liabilities and results of operations of ModusLink for the quarter ended January 31, 2015, its most recently completed fiscal quarter, and the comparable prior periods are as follows:

	January 31,	July 31,
(in thousands)	2015	2014
Current assets	$415,829	$405,768
Non-current assets	$41,193	$45,878
Current liabilities	$210,180	$198,594
Non-current liabilities	$83,650	$81,434
Stockholders' equity	$163,192	$171,618

	Three Months Ended
	January 31,
(in thousands)	2015	2014
Net revenue	$148,310	$194,011
Gross profit	$16,594	$22,580
(Loss) income from continuing operations	$(1,556)	$1,063
Net (loss) income	$(1,566)	$1,064

Note 8 – Debt

Debt at March 31, 2015 and December 31, 2014 was as follows:

	March 31,	December 31,
(in thousands)	2015	2014
Short-term debt
Foreign	$868	$602
Long-term debt
Revolving facilities	89,705	193,375
Other H&H debt - domestic	7,926	8,014
Foreign loan facilities	1,328	1,412
Sub total	98,959	202,801
Less portion due within one year	6,314	6,378
Total long-term debt	92,645	196,423
Total debt	$99,827	$203,403

Senior Credit Facilities

On August 29, 2014, H&H Group entered into an amended and restated senior credit agreement ("Senior Credit Facility"), which provides for an up to $365.0 million senior secured revolving credit facility, including a $20.0 million sublimit for the issuance of letters of credit and a $20.0 million sublimit for the issuance of swing loans. Borrowings under the Senior Credit Facility bear interest, at H&H Group's option, at either LIBOR or the Base Rate, as defined, plus an applicable margin as set forth in the loan agreement (2.25% and 1.25%, respectively, for LIBOR and Base Rate borrowings at March 31, 2015), and the revolving facility provides for a commitment fee to be paid on unused borrowings. The weighted-average interest rate on the revolving facility was 3.16% at March 31, 2015. H&H Group's availability under the Senior Credit Facility was $157.4 million as of March 31, 2015.

On January 22, 2015, H&H Group, and certain subsidiaries of H&H Group, entered into an amendment to its Senior Credit Facility to, among other things, provide for the consent of the administrative agent and the lenders, subject to compliance with certain conditions, for the tender offer by HNH Group Acquisition LLC, a newly formed subsidiary of H&H Group, for the shares of JPS Industries, Inc. ("JPS"), including the use of up to $71.0 million under the Senior Credit Facility to purchase such shares, and certain transactions related thereto. In addition, HNH Group Acquisition LLC and HNH Acquisition LLC, another newly formed subsidiary of H&H Group, will become guarantors under the Senior Credit Facility pursuant to the amendment. See further discussion regarding the JPS transaction in Note 19 - "Subsequent Events."

The Senior Credit Facility will expire, with all amounts outstanding due and payable, on August 29, 2019. The Senior Credit Facility is guaranteed by substantially all existing and thereafter acquired or created domestic and Canadian wholly-owned subsidiaries of H&H Group, and obligations under the Senior Credit Facility are collateralized by first priority security interests in and liens upon all present and future assets of H&H Group and these subsidiaries. The Senior Credit Facility restricts H&H Group's ability to transfer cash or other assets to HNH, subject to certain exceptions, including required pension payments to the WHX Corporation Pension Plan ("WHX Pension Plan"). The Senior Credit Facility is subject to certain mandatory prepayment provisions and restrictive and financial covenants, which include a maximum ratio limit on Total Leverage and a minimum ratio limit on Fixed Charge Coverage, as defined, as well as a minimum liquidity level. The Company was in compliance with all debt covenants at March 31, 2015.

The Company's prior senior credit facility, as amended, consisted of a revolving credit facility in an aggregate principal amount not to exceed $110.0 million and a senior term loan. On August 5, 2014, this agreement was further amended to, among other things, permit a new $40.0 million term loan and permit H&H Group to make a distribution to HNH of up to $80.0 million. The revolving facility provided for a commitment fee to be paid on unused borrowings. Borrowings under the prior senior credit facility bore interest, at H&H Group's option, at a rate based on LIBOR or the Base Rate, as defined, plus an applicable margin as set forth in the loan agreement. On August 29, 2014, all amounts outstanding under this agreement were repaid.

Interest Rate Swap Agreements

H&H Group entered into an interest rate swap agreement in February 2013 to reduce its exposure to interest rate fluctuations. Under the interest rate swap, the Company receives one-month LIBOR in exchange for a fixed interest rate of 0.569% over the life of the agreement on an initial $56.4 million notional amount of debt, with the notional amount decreasing by $1.1 million, $1.8 million and $2.2 million per quarter in 2013, 2014 and 2015, respectively. The agreement expires in February 2016. H&H Group entered into a second interest rate swap agreement in June 2013, also to reduce its exposure to interest rate fluctuations. Under the interest rate swap, the Company receives one-month LIBOR in exchange for a fixed interest rate of 0.598% over the life of the agreement on an initial $5.0 million notional amount of debt, with the notional amount decreasing by $0.1 million, $0.2 million and $0.2 million per quarter in 2013, 2014 and 2015, respectively. The agreement expires in February 2016.

Note 9 – Derivative Instruments

Precious Metal and Commodity Inventories

H&H's precious metal and commodity inventories are subject to market price fluctuations. H&H enters into commodity futures and forward contracts to mitigate the impact of price fluctuations on its precious and certain non-precious metal inventories that are not subject to fixed price contracts. The Company's hedging strategy is designed to protect it against normal volatility; therefore, abnormal price changes in these commodities or markets could negatively impact HNH's earnings. The Company does not enter into derivatives or other financial instruments for trading or speculative purposes.

As of March 31, 2015, the Company had the following outstanding futures contracts with settlement dates ranging from April 2015 to June 2015. There were no forward contracts outstanding at March 31, 2015.

			Notional Value
Commodity	Amount		($ in millions)
Silver	795,000	ounces	$13.6
Gold	900	ounces	$1.1
Copper	350,000	pounds	$1.0
Tin	60	metric tons	$1.0

H&H accounts for these contracts as either fair value hedges or economic hedges under the guidance in Accounting Standards Codification ("ASC") 815, Derivatives and Hedging.

Fair Value Hedges. Of the total futures contracts outstanding, 655,000 ounces of silver and substantially all of the copper contracts are designated and accounted for as fair value hedges under ASC 815. The fair values of these derivatives are recognized as derivative assets and liabilities on the consolidated balance sheet. The net change in fair value of the derivative assets and liabilities, and the change in the fair value of the underlying hedged inventory, are recognized in the consolidated statement of operations, and such amounts principally offset each other due to the effectiveness of the hedges. The fair value hedges are associated primarily with the Company's precious metal inventory carried at fair value.

Economic Hedges. The remaining outstanding futures contracts for silver, and all of the contracts for gold and tin, are accounted for as economic hedges. As these derivatives are not designated as accounting hedges under ASC 815, they are accounted for as derivatives with no hedge designation. The derivatives are marked to market, and both realized and unrealized gains and losses are recorded in current period earnings in the consolidated statement of operations. The economic hedges are associated primarily with the Company's precious metal inventory valued using the LIFO method.

The futures contracts are exchange traded contracts acquired through a third party broker. Accordingly, the Company has determined that there is minimal credit risk of default. The Company estimates the fair value of its derivative contracts through the use of market quotes or with the assistance of brokers when market information is not available. The Company maintains collateral on account with the third-party broker. Such collateral consists of both cash that varies in amount depending on the value of open futures contracts, as well as ounces of precious metal held on account by the broker.

Debt Agreements

H&H Group has entered into two interest rate swap agreements to reduce its exposure to interest rate fluctuations. See Note 8 - "Debt" for further discussion of the terms of these arrangements. These derivatives are not designated as accounting hedges under U.S. GAAP; they are accounted for as derivatives with no hedge designation. The Company records the gains or losses both from the mark-to-market adjustments and net settlements in interest expense in the consolidated statement of operations as the hedges are intended to offset interest rate movements.

Effect of Derivative Instruments in the Consolidated Statements of Operations - Income/(Expense)

(in thousands)		Three Months Ended
		March 31,
Derivative	Statement of Operations Line	2015	2014
Commodity contracts	Cost of goods sold	$(914)	$(126)
	Total derivatives designated as hedging instruments	(914)	(126)
Commodity contracts	Cost of goods sold	147	(21)
Commodity contracts	Realized and unrealized (loss) gain on derivatives	(207)	140
Interest rate swap agreements	Interest expense	(45)	(45)
	Total derivatives not designated as hedging instruments	(105)	74
	Total derivatives	$(1,019)	$(52)

Fair Value of Derivative Instruments on the Consolidated Balance Sheets - Asset/(Liability)

(in thousands)		March 31,	December 31,
Derivative	Balance Sheet Location	2015	2014
Commodity contracts	Prepaid and other current assets	$409	$667
	Total derivatives designated as hedging instruments	409	667
Commodity contracts	Prepaid and other current assets	139	97
Interest rate swap agreements	Other liabilities	(131)	(138)
	Total derivatives not designated as hedging instruments	8	(41)
	Total derivatives	$417	$626

Note 10 – Pension and Other Post-Retirement Benefits

The following table presents the components of net periodic pension expense for the Company's pension plan for the three months ended March 31, 2015 and 2014:

	Three Months Ended
	March 31,
(in thousands)	2015	2014
Interest cost	$4,760	$5,248
Expected return on plan assets	(5,518)	(6,050)
Amortization of actuarial loss	2,830	1,907
Total	$2,072	$1,105

The actuarial loss occurred principally because the historical investment returns on the assets of the WHX Pension Plan have been lower than the actuarial assumptions. The actuarial losses are being amortized over the average future lifetime of the participants, which is expected to be approximately 20 years. The Company believes that use of the future lifetime of the participants is appropriate because the WHX Pension Plan is completely inactive.

The Company expects to have required minimum contributions to the WHX Pension Plan of $13.3 million for the remainder of 2015, $14.3 million, $15.3 million, $17.0 million, $18.3 million and $56.4 million in 2016, 2017, 2018, 2019, and for the five years thereafter, respectively. Required future contributions are estimated based upon assumptions such as discount rates on future obligations, assumed rates of return on plan assets and legislative changes. Actual future pension costs and required funding obligations will be affected by changes in the factors and assumptions described in the previous sentence, as well as other changes such as any plan termination.

In addition to its pension plan, which is included in the table above, the Company also maintains several other post-retirement benefit plans covering certain of its employees and retirees. The approximate aggregate expense for these plans was $0.5 million and $0.4 million for the three months ended March 31, 2015 and 2014, respectively.

Note 11 – Stockholders' Equity

Accumulated Other Comprehensive Loss

Changes, net of tax, in accumulated other comprehensive loss and its components follow:

(in thousands)	Foreign Currency Translation Adjustments	Changes in Net Pension and Other Benefit Obligations	Total
Balance at December 31, 2014	$(1,957)	$(233,865)	$(235,822)
Current period (loss) income	(1,397)	1,627	230
Balance at March 31, 2015	$(3,354)	$(232,238)	$(235,592)

The current period foreign currency translation adjustments include a $0.2 million increase in accumulated other comprehensive loss associated with the sale of Arlon, LLC. The changes in net pension and other benefit obligations of $1.6 million are also related to the sale of Arlon, LLC, which sponsored a defined benefit pension plan that had an accumulated other comprehensive loss. See Note 4 - "Discontinued Operations" for further discussion of the sale of Arlon, LLC.

Note 12 – Stock-Based Compensation

During the three months ended March 31, 2015, the Compensation Committee of the Company's Board of Directors approved the grant of an aggregate of 52,714 shares of restricted stock under the 2007 Incentive Stock Plan, as amended ("2007 Plan"), to certain employees, members of the Board of Directors and service providers. Restricted stock grants made to employees are in lieu of a long-term incentive plan component in the Company's bonus plan for those individuals who receive shares of restricted stock.

Compensation expense is measured based on the fair value of the stock-based awards on the grant date, as measured by the NASDAQ closing price for the Company's common stock. Compensation expense is recognized in the consolidated statement of operations on a straight-line basis over the requisite service period, which is the vesting period. The restricted stock grants made to employees and service providers in 2015 vest in approximately equal annual installments over a three year period from the grant date. The restricted stock grants to the Company's non-employee directors vest one year from the grant date.

The Company allows certain grantees to forego the issuance of shares to meet applicable income tax withholding due as a result of the vesting of restricted stock. Such shares are returned to the unissued shares of the Company's common stock.

Restricted stock activity under the 2007 Plan was as follows for the three months ended March 31, 2015:

	Employees
	and Service
(shares)	Providers	Directors	Total
Balance, January 1, 2015	616,248	785,000	1,401,248
Granted	12,439	40,275	52,714
Forfeited	(7,446)	—	(7,446)
Reduced for income tax obligations	(39,143)	—	(39,143)
Balance, March 31, 2015	582,098	825,275	1,407,373

Vested	488,874	785,000	1,273,874
Non-vested	93,224	40,275	133,499

The Company recognized compensation expense related to restricted shares of $1.3 million and $1.1 million for the three months ended March 31, 2015 and 2014, respectively. Unearned compensation expense related to restricted shares at March 31, 2015 is $3.3 million, which is net of an estimated 5% forfeiture rate for employees and service providers. This amount will be recognized over the remaining vesting period of the restricted shares.

Note 13 – Income Taxes

For the three months ended March 31, 2015 and 2014, tax provisions from continuing operations of $1.6 million and $1.8 million, respectively, were recorded. The effective tax rates in the three months ended March 31, 2015 and 2014 were 41.3% and 46.6%, respectively. The provision for income taxes is based on the current estimate of the annual effective tax rate, adjusted for discrete items that occurred within the respective periods. Changes in the effective tax rate arise principally from differences in the mix of income between taxable jurisdictions, including the impact of foreign sourced income, as well as changes in estimates associated with our projected annual state tax expense.

Note 14 – Earnings Per Share

The computation of basic earnings per share of common stock is calculated by dividing net income (loss) by the weighted-average number of shares of the Company's common stock outstanding, as follows:

	Three Months Ended March 31,
(in thousands, except per share)	2015	2014
Income (loss) from continuing operations, net of tax	$3,258	$(3,226)
Weighted-average number of common shares outstanding	10,780	12,995
Income (loss) from continuing operations, net of tax, per share	$0.30	$(0.25)
Net income from discontinued operations	$90,086	$2,856
Weighted-average number of common shares outstanding	10,780	12,995
Discontinued operations, net of tax, per share	$8.36	$0.22
Net income (loss)	$93,344	$(370)
Weighted-average number of common shares outstanding	10,780	12,995
Net income (loss) per share	$8.66	$(0.03)

Diluted earnings per share gives effect to dilutive potential common shares outstanding during the reporting period. The Company had potentially dilutive common share equivalents, in the form of outstanding stock options, during the three months ended March 31, 2015 and 2014, although none were dilutive because the exercise price of these equivalents exceeded the market value of the Company's common stock during those periods. As of March 31, 2015, stock options for an aggregate of 35,600 shares are excluded from the calculations above.

Note 15 – Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e. the "exit price") in an orderly transaction between market participants at the measurement date. Fair value measurements are broken down into three levels based on the reliability of inputs as follows:

Level 1 inputs are quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. An active market for the asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis. The valuation under this approach does not entail a significant degree of judgment ("Level 1").

Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets or liabilities in active markets, inputs other than quoted prices that are observable for the asset or liability (e.g. interest rates and yield curves observable at commonly quoted intervals or current market) and contractual prices for the underlying financial instrument, as well as other relevant economic measures ("Level 2").

Level 3 inputs are unobservable inputs for the asset or liability. Unobservable inputs are used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date ("Level 3").

The fair value of the Company's financial instruments, such as cash and cash equivalents, trade and other receivables, and trade payables, approximate carrying value due to the short-term maturities of these assets and liabilities. Carrying cost approximates fair value for the Company's long-term debt which has variable interest rates.

The fair value of the Company's investment in associated company is a Level 1 measurement because the underlying security is listed on a national securities exchange.

The precious metal and commodity inventories associated with the Company's fair value hedges (see Note 9 - "Derivative Instruments") are reported at fair value. Fair values of these inventories are based on quoted market prices on commodity exchanges and are considered Level 1 measurements. The derivative instruments that the Company purchases in connection with its precious metal and commodity inventories, specifically commodity futures and forward contracts, are also valued at fair value. The futures contracts are Level 1 measurements since they are traded on a commodity exchange. The forward contracts are entered into with a counterparty and are considered Level 2 measurements.

The Company's interest rate swap agreements are considered Level 2 measurements as the inputs are observable at commonly quoted intervals.

The following table summarizes the Company's assets and liabilities that are measured at fair value on a recurring basis as of March 31, 2015 and December 31, 2014:

	Asset (Liability) as of March 31, 2015
(in thousands)	Total	Level 1	Level 2	Level 3
Investment in associated company	$32,803	$32,803	$—	$—
Precious metal and commodity inventories recorded at fair value	$14,078	$14,078	$—	$—
Commodity contracts on precious metal and commodity inventories	$548	$548	$—	$—
Interest rate swap agreements	$(131)	$—	$(131)	$—

	Asset (Liability) as of December 31, 2014
(in thousands)	Total	Level 1	Level 2	Level 3
Investment in associated company	$23,936	$23,936	$—	$—
Precious metal and commodity inventories recorded at fair value	$13,249	$13,249	$—	$—
Commodity contracts on precious metal and commodity inventories	$764	$764	$—	$—
Interest rate swap agreements	$(138)	$—	$(138)	$—

The Company's non-financial assets and liabilities measured at fair value on a non-recurring basis include goodwill and other intangible assets, any assets and liabilities acquired in a business combination, or its long-lived assets written down to fair value. To measure fair value for such assets and liabilities, the Company uses techniques including an income approach, a market approach and/or appraisals (Level 3 inputs). Long-lived assets consisting of land and buildings used in previously operating businesses and currently unused, which total $8.4 million as of March 31, 2015, are carried at the lower of cost or fair value, and are included primarily in other non-current assets on the consolidated balance sheet. A reduction in the carrying value of such long-lived assets is recorded as an asset impairment charge in the consolidated statement of operations.

Note 16 – Commitments and Contingencies

Environmental Matters

Certain H&H Group subsidiaries have existing and contingent liabilities relating to environmental matters, including capital expenditures, costs of remediation, and potential fines and penalties relating to possible violations of national and state environmental laws. Those subsidiaries have remediation expenses on an ongoing basis, although such costs are continually being readjusted based upon the emergence of new techniques and alternative methods. The Company had approximately $1.5 million accrued related to estimated environmental remediation costs as of March 31, 2015. The Company also has insurance coverage available for several of these matters and believes that excess insurance coverage may be available as well. During the quarter ended March 31, 2015, the Company recorded an insurance reimbursement of $1.2 million for previously incurred remediation costs.

In addition, certain H&H Group subsidiaries have been identified as potentially responsible parties ("PRPs") under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or similar state statutes at sites and are parties to administrative consent orders in connection with certain properties. Those subsidiaries may be subject to joint and several liabilities imposed by CERCLA on PRPs. Due to the technical and regulatory complexity of remedial activities and the difficulties attendant in identifying PRPs and allocating or determining liability among them, the subsidiaries are unable to reasonably estimate the ultimate cost of compliance with such laws.

Based upon information currently available, however, the H&H Group subsidiaries do not expect that their respective environmental costs, including the incurrence of additional fines and penalties, if any, will have a material adverse effect on them or that the resolution of these environmental matters will have a material adverse effect on the financial position, results of operations or cash flows of such subsidiaries or the Company, but there can be no such assurances. The Company anticipates that the H&H Group subsidiaries will pay any such amounts out of their respective working capital, although there is no assurance that they will have sufficient funds to pay them. In the event that the H&H Group subsidiaries are unable to fund their liabilities, claims could be made against their respective parent companies, including H&H Group and/or HNH, for payment of such liabilities.

Among the sites where certain H&H Group subsidiaries may have more substantial environmental liabilities are the following:

H&H has been working with the Connecticut Department of Energy and Environmental Protection ("CTDEEP") with respect to its obligations under a 1989 consent order that applies to a property in Connecticut that H&H sold in 2003 ("Sold Parcel") and an adjacent parcel ("Adjacent Parcel") that together with the Sold Parcel comprises the site of a former H&H manufacturing facility. Remediation of all soil conditions on the Sold Parcel was completed on April 6, 2007. On September 11, 2008, the CTDEEP advised H&H that it had approved H&H's December 28, 2007 Soil Remediation Action Report, as amended, thereby concluding the active remediation of the Sold Parcel. The remaining remediation, monitoring and regulatory administrative costs for the Sold Parcel are expected to approximate $0.1 million. With respect to the Adjacent Parcel, an ecological risk assessment has been completed and the results, along with proposed clean up goals, will be submitted to the CTDEEP for their review and approval. The total remediation costs for the Adjacent Parcel cannot be reasonably estimated at this time. Accordingly, there can be no assurance that the resolution of this matter will not be material to the financial position, results of operations or cash flows of H&H or the Company.

In 1986, Handy & Harman Electronic Materials Corporation ("HHEM"), a subsidiary of H&H, entered into an administrative consent order ("ACO") with the New Jersey Department of Environmental Protection ("NJDEP") with regard to certain property that it purchased in 1984 in New Jersey. The ACO involves investigation and remediation activities to be performed with regard to soil and groundwater contamination. Thereafter, in 1998, HHEM and H&H settled a case brought by the local municipality in regard to this site and also settled with certain of its insurance carriers. HHEM is actively remediating the property and continuing to investigate effective methods for achieving compliance with the ACO. A remedial investigation report was filed with the NJDEP in December 2007. By letter dated December 12, 2008, the NJDEP issued its approval with respect to additional investigation and remediation activities discussed in the December 2007 remedial investigation report. HHEM anticipates entering into discussions with the NJDEP to address that agency's potential natural resource damage claims, the ultimate scope and cost of which cannot be estimated at this time. Pursuant to a settlement agreement with the former owner/operator of the site, the responsibility for site investigation and remediation costs, as well as any other costs, as defined in the settlement agreement, related to or arising from environmental contamination on the property (collectively, "Costs") are contractually allocated 75% to the former owner/operator (with separate guaranties by the two joint venture partners of the former owner/operator for 37.5% each) and 25% jointly to HHEM and H&H after the first $1.0 million. The $1.0 million was paid solely by the former owner/operator. As of March 31, 2015, over and above the $1.0 million, total investigation and remediation costs of approximately $4.6 million and $1.5 million have been expended by the former owner/operator and HHEM, respectively, in accordance with the settlement agreement. Additionally, HHEM is currently being reimbursed indirectly through insurance coverage for a portion of the Costs for which HHEM is responsible. HHEM believes that there is additional excess insurance coverage, which it intends to pursue as necessary. HHEM anticipates that there will be additional remediation expenses to be incurred once a final remediation plan is agreed upon. There is no assurance that the former owner/operator or guarantors will continue to timely reimburse HHEM for expenditures and/or will be financially capable of fulfilling their obligations under the settlement agreement and the guaranties. The final Costs cannot be reasonably estimated at this time, and accordingly, there can be no assurance that the resolution of this matter will not be material to the financial position, results of operations or cash flows of HHEM or the Company.

HHEM is continuing to comply with a 1987 consent order from the Massachusetts Department of Environmental Protection ("MADEP") to investigate and remediate the soil and groundwater conditions at a commercial/industrial property in Massachusetts. On June 30, 2010, HHEM filed a Response Action Outcome report to close the site since HHEM's licensed site professional concluded that groundwater monitoring demonstrated that the groundwater conditions have stabilized or continue to improve at the site. On June 20, 2013, HHEM received the MADEP's Notice of Audit Findings and Notice of Noncompliance ("Notice"). HHEM and its consultant held meetings with the MADEP to resolve differences identified in the Notice. As a result of those meetings and subsequent discussions, HHEM initiated additional sampling, testing and well installations. The additional work is expected to be completed in the second quarter of 2015, with a follow-up response report submitted to the MADEP in the third quarter of 2015. The cost of this additional work is estimated at $0.2 million. Additional costs could result from these testing activities and final acceptance of the remediation plan by the MADEP, which cannot be reasonably estimated at this time.

Other Litigation

In the ordinary course of our business, we are subject to periodic lawsuits, investigations, claims and proceedings, including, but not limited to, contractual disputes, employment, environmental, health and safety matters, as well as claims associated with our historical acquisitions and divestitures. There is insurance coverage available for many of the foregoing actions. Although we cannot predict with certainty the ultimate resolution of lawsuits, investigations, claims and proceedings asserted against us, we do not believe any currently pending legal proceeding to which we are a party will have a material adverse effect on our business, prospects, financial condition, cash flows, results of operations or liquidity.

Note 17 – Related Party Transactions

As of March 31, 2015, SPLP owned directly or indirectly through its subsidiaries 7,131,185 shares of the Company's common stock, representing approximately 66.1% of outstanding shares. The power to vote and dispose of the securities held by SPLP is controlled by SPH GP. Warren G. Lichtenstein, our Chairman of the Board of Directors, is also the Executive Chairman of SPH GP. Certain other affiliates of SPH GP hold positions with the Company, including Jack Howard, as Vice Chairman and Principal Executive Officer, James F. McCabe, Jr., as Chief Financial Officer and Leonard J. McGill, as Chief Legal Officer.

The Company has entered into a Management Services Agreement, as amended ("Management Services Agreement"), with SP Corporate Services LLC ("SP Corporate"). SP Corporate is an affiliate of SPLP. Pursuant to the Management Services Agreement, SP Corporate provides the Company with certain executive and corporate services, including, without limitation, legal, tax, accounting, treasury, consulting, auditing, administrative, compliance, environmental health and safety, human resources, marketing, investor relations and other similar services rendered for the Company or its subsidiaries. The Management Services Agreement further provides that the Company pay SP Corporate a fixed annual fee of approximately $8.89 million, consisting of (a) $1.74 million in consideration of the executive services provided by SP Corporate under the Management Services Agreement and (b) $7.15 million in consideration of the corporate services provided by SP Corporate under the Management Services Agreement. During the three months ended March 31, 2015 and 2014, the Company also reimbursed SP Corporate and its affiliates approximately $0.1 million and $0.1 million, respectively, for business expenses incurred on its behalf pursuant to the Management Services Agreement.

The fees payable under the Management Services Agreement are subject to an annual review and such adjustments as may be agreed upon by SP Corporate and the Company. The Management Services Agreement has a term of one year and automatically renews for successive one-year periods unless and until terminated in accordance with the terms set forth therein, which include, under certain circumstances, the payment by the Company of a termination fee to SP Corporate.

Note 18 – Reportable Segments

HNH is a diversified holding company whose strategic business units encompass the following segments: Joining Materials, Tubing, Building Materials and Kasco. For a more complete description of the Company's segments, see "Item 2 - Management's Discussion and Analysis of Financial Condition and Results of Operations - The Company."

Management has determined that certain operating companies should be aggregated and presented within a single segment on the basis that such segments have similar economic characteristics and share other qualitative characteristics. Management reviews net sales, gross profit and operating income to evaluate segment performance. Operating income for the segments generally includes costs directly attributable to the segment and excludes other unallocated general corporate expenses. Interest expense, other income and expense, and income taxes are not presented by segment since they are excluded from the measures of segment profitability reviewed by the Company's management.

The following table presents information about the Company's reportable segments for the three months ended March 31, 2015 and 2014:

Statement of Operations Data	Three Months Ended
(in thousands)	March 31,
	2015	2014
Net sales:
Joining Materials	$47,793	$51,713
Tubing	21,080	20,706
Building Materials	54,989	48,531
Kasco	14,120	14,537
Total net sales	$137,982	$135,487
Segment operating income:
Joining Materials	$6,247	$5,378
Tubing	3,080	3,068
Building Materials	3,233	3,010
Kasco	863	726
Total segment operating income	13,423	12,182
Unallocated corporate expenses and non-operating units	(5,960)	(5,747)
Unallocated pension expense	(2,072)	(1,105)
Gain from asset dispositions	55	23
Operating income	5,446	5,353
Interest expense	(1,167)	(1,546)
Realized and unrealized (loss) gain on derivatives	(207)	140
Other expense	(93)	(69)
Income from continuing operations before tax and equity investment	$3,979	$3,878

Note 19 – Subsequent Events

On January 26, 2015, the Company issued a press release announcing that HNH Group Acquisition LLC has commenced a tender offer to purchase up to 10,028,724 shares, or approximately 96.5% of the outstanding shares, of common stock of JPS at a price of $10.00 per share in cash to all stockholders other than SPH Group Holdings LLC ("SPHG Holdings"), a subsidiary of SPLP, and with respect to the 4,021,580 JPS shares owned by SPHG Holdings, in exchange for common stock of the Company. If all shares are tendered, the Company would exchange approximately $60.1 million in cash and 863,946 shares of its common stock. On April 29, 2015, HNH announced that it was extending the expiration of the tender offer to May 15, 2015. The extension of the tender offer is intended to facilitate the discussions between the Company and JPS regarding a potential negotiated transaction. There is no assurance that HNH and JPS will enter into a definitive agreement.

Annex E

Management’s Discussion and Analysis of Financial Condition and Results of Operations

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated annual financial statements and related notes thereto and our unaudited consolidated interim financial statements and related notes thereto attached as Annex C and Annex D, respectively. The following is a discussion and analysis of Handy & Harman Ltd.’s (“HNH” or the “Company”) consolidated results of operations for the years ended December 31, 2014, 2013 and 2012 and the three months ended March 31, 2015 and March 31, 2014. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and in our Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Report on Form 10-Q for the period ended March 31, 2015.

The Company

HNH is a diversified manufacturer of engineered niche industrial products with leading market positions in many of the markets it serves. Through its wholly-owned operating subsidiaries, HNH focuses on high margin products and innovative technology and serves customers across a wide range of end markets. HNH's diverse product offerings are marketed throughout the United States and internationally. HNH owns Handy & Harman Group Ltd. ("H&H Group"), which owns Handy & Harman ("H&H") and Bairnco, LLC, formerly Bairnco Corporation. HNH manages its group of businesses on a decentralized basis with operations principally in North America. HNH's business units encompass the following segments: Joining Materials, Tubing, Building Materials and Kasco Blades and Route Repair Services ("Kasco"). All references herein to "we," "our" or the "Company" refer to HNH together with all of its subsidiaries.

Joining Materials segment primarily fabricates precious metals and their alloys into brazing alloys. Brazing alloys are used to join similar and dissimilar metals, as well as specialty metals and some ceramics, with strong, hermetic joints. Joining Materials segment offers these metal joining products in a wide variety of alloys, including gold, silver, palladium, copper, nickel, aluminum and tin. These brazing alloys are fabricated into a variety of engineered forms and are used in many industries, including electrical, appliance, transportation, construction and general industrial, where dissimilar material and metal joining applications are required. Operating income from precious metal products is principally derived from the "value added" of processing and fabricating and not from the direct purchase and resale of precious metals. Joining Materials segment enters into commodity futures and forward contracts to mitigate the impact of price fluctuations on its precious and certain non-precious metal inventories that are not subject to fixed price contracts. We believe that the business unit that comprises our Joining Materials segment is the North American market leader in many of the markets that it serves.

Tubing segment manufactures a wide variety of steel tubing products. We believe that the Tubing segment manufactures the world's longest continuous seamless stainless steel tubing coils, in excess of 5,000 feet, serving the petrochemical infrastructure and shipbuilding markets. In addition, we believe it is the number one supplier of small diameter (less than 3 mm) coil tubing to industry leading specifications serving the aerospace, defense and semiconductor fabrication markets. This segment also manufactures welded carbon steel tubing in coiled and straight lengths with a primary focus on products for the transportation, appliance and heating, and oil and gas industries. In addition to producing bulk tubing, it produces value added fabrications for several of these industries.

Building Materials segment manufactures and supplies products primarily to the commercial construction and building industries. It manufactures fasteners and fastening systems for the U.S. commercial low slope roofing industry, which are sold to building and roofing material wholesalers, roofing contractors and private label roofing system manufacturers, and a line of engineered specialty fasteners for the building products industry for fastening applications in the remodeling and construction of homes, decking and landscaping. We believe that our primary business unit in the Building Materials segment is the market leader in fasteners and accessories for commercial low-slope roofing applications and that the majority of the net sales for the segment are for the commercial construction repair and replacement market.

Kasco provides meat-room blade products, repair services and resale products for the meat and deli departments of supermarkets, restaurants, meat and fish processing plants, and for distributors of electrical saws and cutting equipment, principally in North America and Europe. Kasco also provides wood cutting blade products for the pallet manufacturing, pallet recycler and portable saw mill industries in North America.

Management has determined that certain operating companies should be aggregated and presented within a single segment on the basis that such segments have similar economic characteristics and share other qualitative characteristics. Management reviews net sales, gross profit and operating income to evaluate segment performance. Operating income for the segments generally includes costs directly attributable to the segment and excludes other unallocated general corporate expenses. Interest expense, other income and expense, and income taxes are not presented by segment since they are excluded from the measures of segment profitability reviewed by the Company's management.

Discontinued Operations

The results of operations of Arlon, LLC have been reported as a discontinued operation in the Company's consolidated financial statements and are not reflected in the tables and discussion of the Company's continuing operations below.

Results of Operations

Comparison of the Three Months Ended March 31, 2015 and 2014

The Company's consolidated operating results for the three months ended March 31, 2015 and 2014 are summarized in the following table:
	Three Months Ended
	March 31,
(in thousands)	2015	2014
Net sales	$137,982	$135,487
Gross profit	38,379	37,151
Gross profit margin	27.8%	27.4%
Selling, general and administrative expenses	30,861	30,693
Pension expense	2,072	1,105
Operating income	5,446	5,353
Other:
Interest expense	1,167	1,546
Realized and unrealized loss (gain) on derivatives	207	(140)
Other expense	93	69
Income from continuing operations before tax and equity investment	3,979	3,878
Tax provision	1,643	1,806
(Gain) loss from associated company, net of tax	(922)	5,298
Income (loss) from continuing operations, net of tax	$3,258	$(3,226)

Net Sales

Net sales for the three months ended March 31, 2015 increased by $2.5 million, or 1.8%, to $138.0 million, as compared to $135.5 million for the same period in 2014. The change in net sales reflects a net increase from core growth of approximately $6.7 million, which were partially offset by a reduction of approximately $4.2 million in net sales due to lower average silver prices. Value added sales, defined as net sales less revenue from the direct purchase and resale of precious metals, increased by approximately $6.7 million on higher volume, primarily from the Building Materials segment. The average silver market price was approximately $16.74 per troy ounce in the first quarter of 2015, as compared to $20.14 per troy ounce in the same period in 2014.

Gross Profit

Gross profit for the three months ended March 31, 2015 increased to $38.4 million, as compared to $37.2 million for the same period in 2014, and as a percentage of net sales, increased to 27.8%, as compared to 27.4% in the first quarter last year. The change in gross profit reflects a net increase from core growth of approximately $1.8 million, which was partially offset by a reduction of approximately $0.5 million in gross profit due to lower average silver prices. Higher sales volume from the Building Materials segment lead to the increase in gross profit from our core business. The gross profit margin improvement of 0.4% was principally due to favorable product mix in the Joining Materials segment and favorable labor and manufacturing overhead costs in the Tubing segment.

Selling, General and Administrative Expenses

Selling, general and administrative expenses ("SG&A") for the three months ended March 31, 2015 were $30.9 million, as compared to $30.7 million for the same period a year ago. The higher SG&A in the first quarter of 2015 was driven by higher compensation costs during the three months ended March 31, 2015, which were partially offset by lower employee benefit costs and the recording of an insurance reimbursement of $1.2 million for previously incurred environmental remediation costs.

Pension Expense

Non-cash pension expense was $2.1 million for the three months ended March 31, 2015, which was $1.0 million higher than the three months ended March 31, 2014. We currently expect non-cash pension expense to be approximately $8.3 million in 2015, as compared to $3.7 million in 2014, due to a decline in discount rates based on changes in corporate bond yields, an increase in participant life expectancy reflected in revised mortality assumptions, and also because the investment returns on the assets of the WHX Corporation Pension Plan ("WHX Pension Plan") were lower than actuarial assumptions during 2014.

Interest Expense

Interest expense for the three months ended March 31, 2015 was $1.2 million, as compared to $1.5 million for the three months ended March 31, 2014. The lower interest expense for the three months ended March 31, 2015 was primarily due to lower borrowing levels in the first quarter of 2015.

Realized and Unrealized (Loss) Gain on Derivatives

H&H utilizes commodity forward and futures contracts to mitigate the impact of price fluctuations on its precious metal and certain non-precious metal inventories. The factors that affect the gain or loss on these derivative instruments are changes in the price of the associated metals and the amount of ounces hedged.

Tax Provision

For the three months ended March 31, 2015 and 2014, tax provisions from continuing operations of $1.6 million and $1.8 million, respectively, were recorded. The effective tax rates in the three months ended March 31, 2015 and 2014 were 41.3% and 46.6%, respectively. The provision for income taxes is based on the current estimate of the annual effective tax rate, adjusted for discrete items that occurred within the respective periods. Changes in the effective tax rate arise principally from differences in the mix of income between taxable jurisdictions, including the impact of foreign sourced income, as well as changes in estimates associated with our projected annual state tax expense.

Gain (Loss) from Associated Company

The Company carries its investment in ModusLink Global Solutions, Inc. ("ModusLink") at fair value, calculated based on the closing market price for ModusLink common stock, and the gain (loss) recorded during the three months ended March 31, 2015 and 2014 is due entirely to changes in the share price of ModusLink's common stock.

Segment Analysis

Segment net sales and operating income data for the three months ended March 31, 2015 and 2014 are shown in the following table:

	Three Months Ended March 31,
			Inc./	%
(in thousands)	2015	2014	(Decr.)	Change
Net sales:
Joining Materials	$47,793	$51,713	$(3,920)	(7.6)%
Tubing	21,080	20,706	374	1.8%
Building Materials	54,989	48,531	6,458	13.3%
Kasco	14,120	14,537	(417)	(2.9)%
Total net sales	$137,982	$135,487	$2,495	1.8%
Segment operating income:
Joining Materials	$6,247	$5,378	$869	16.2%
Tubing	3,080	3,068	12	0.4%
Building Materials	3,233	3,010	223	7.4%
Kasco	863	726	137	18.9%
Total segment operating income	$13,423	$12,182	$1,241	10.2%

Joining Materials

For the three months ended March 31, 2015, the Joining Materials segment net sales decreased by $3.9 million, or 7.6%, to $47.8 million, as compared to net sales of $51.7 million for the same period in 2014. The change in net sales reflects a reduction of approximately $4.2 million in net sales due to a $3.40 per troy ounce decline in the average market price of silver. Value added sales increased approximately $0.3 million primarily due to higher sales volume from our North American facilities.

Segment operating income for the first quarter of 2015 increased by $0.9 million, or 16.2%, to $6.2 million, as compared to $5.4 million for the same period in 2014. Improved operating income during the first quarter of 2015 was driven by favorable product mix and lower SG&A costs due to higher severance and recruitment costs incurred during the first quarter of 2014, as well as lower benefit costs in the first quarter of 2015, which were partially offset by reduced profit generated on the material portion of our products, due principally to lower average silver prices during the first quarter of 2015. The effect of lower average silver prices reduced operating income by approximately $0.5 million on a quarter versus prior year's quarter basis.

Tubing

For the three months ended March 31, 2015, the Tubing segment net sales increased by $0.4 million, or 1.8%, to $21.1 million, as compared to $20.7 million in the first quarter of 2014. The increase was primarily driven by higher sales volume of our stainless steel tubing products in the nuclear, aerospace and defense markets served by the Tubing segment.

Segment operating income for the first quarter of 2015 was $3.1 million, which was relatively flat as compared to the first quarter of 2014. Gross profit was higher during the first quarter of 2015, as compared to the same period in 2014, driven by higher sales volume and lower labor and manufacturing overhead costs, as compared to the first quarter of 2014. However, the higher gross profit was offset by unfavorable SG&A expenses as a result of higher personnel costs during the first quarter of 2015.

Building Materials

For the three months ended March 31, 2015, the Building Materials segment net sales increased by $6.5 million, or 13.3%, to $55.0 million, as compared to $48.5 million for the same period in 2014. Sales of both our roofing and FastenMaster products were higher, as compared to the first quarter of 2014, due to strong growth from our private label roofing products and strong demand from home centers and lumberyards for our FastenMaster products.

Segment operating income increased by $0.2 million, or 7.4%, to $3.2 million for the three months ended March 31, 2015, as compared to $3.0 million for the same period in 2014. Gross profit increased during the first quarter of 2015 due to the higher sales volume, but gross profit margin for the three months ended March 31, 2015 was lower, as compared to the three months ended March 31, 2014, primarily due to a change in sales mix, higher freight costs, in part due to the West Coast port slowdown, as well as costs associated with the consolidation of our Midwest manufacturing and warehouse facilities into a single location. SG&A also increased, reflecting increased employee headcount and promotional expenses during the 2015 period.

Kasco

For the three months ended March 31, 2015, the Kasco segment net sales decreased by $0.4 million, or 2.9%, to $14.1 million, as compared to $14.5 million for the same period in 2014, due to lower net sales from its Canadian equipment business as well as lower sales from its European region, primarily due to the negative impact of foreign currency exchange rates.

Segment operating income increased by $0.1 million to $0.9 million for the three months ended March 31, 2015, as compared to $0.7 million for the same period in 2014. Gross margin improved for the three months ended March 31, 2015, primarily due to higher cost absorption in its Mexico manufacturing facility as well as lower fuel costs, as compared with the same period of the prior year.

Discussion of Consolidated Cash Flows

Comparison of the Three Months Ended March 31, 2015 and 2014

The following table provides a summary of the Company's consolidated cash flows for the three months ended March 31, 2015 and 2014:

	Three Months Ended
	March 31,
(in thousands)	2015	2014
Net cash used in operating activities	$(25,143)	$(18,673)
Net cash provided by (used in) investing activities	114,742	(3,491)
Net cash (used in) provided by financing activities	(102,226)	20,945
Net change for the period	$(12,627)	$(1,219)

Operating Activities

Operating cash flows for the three months ended March 31, 2015 were $6.5 million lower, as compared to the same period in 2014. Trade and other receivables used $21.9 million during the three month period of 2015, as compared to a use of $17.1 million for the same period in 2014. The higher usage during the first quarter of 2015 was primarily driven by higher net sales during the 2015 period. Inventories used $8.4 million during the three month period of 2015, as compared to $9.3 million for the same period in 2014. The lower inventory usage during the 2015 period was primarily driven by lower silver prices, as compared to the same period of 2014. Discontinued operations used $2.3 million during the first quarter of 2015, as compared to a cash inflow of $1.3 million in 2014.

Investing Activities

Investing activities provided $114.7 million of cash for the three months ended March 31, 2015 and used $3.5 million during the same period of 2014. Investing activities for the three months ended March 31, 2015 included net proceeds of $152.9 million from the sale of Arlon, LLC, partially offset by acquisition costs of $27.0 million related to the ITW Polymers Sealants North America Inc. acquisition. Capital spending of $3.8 million in the 2015 period was relatively comparable with $2.4 million in the 2014 period. The Company also invested approximately $7.4 million, including brokerage commissions, in the common stock of ModusLink during the first quarter of 2015.

Financing Activities

For the three months ended March 31, 2015, the Company's financing activities used $102.2 million of cash. Borrowings under the Company's revolving credit facilities decreased by $103.7 million during the three months ended March 31, 2015, driven by cash proceeds from the sale of Arlon, LLC.

For the three months ended March 31, 2014, the Company's financing activities provided $20.9 million of cash. The Company increased net borrowings on its revolving credit facility by $19.8 million, which was partially offset by repayments of $3.2 million on its domestic term loans.

Comparison of the Years Ended December 31, 2014 and 2013

The Company's consolidated operating results for the years ended December 31, 2014 and 2013 are summarized in the following table:
	Year Ended
	December 31,
(in thousands)	2014	2013
Net sales	$600,468	$571,164
Gross profit	164,779	159,822
Gross profit margin	27.4%	28.0%
Selling, general and administrative expenses	114,141	114,413
Pension expense	3,739	5,206
Asset impairment charges	1,179	—
Operating income	45,720	40,203
Other:
Interest expense	7,544	13,662
Realized and unrealized gain on derivatives	(1,307)	(1,195)
Other expense	181	240
Income from continuing operations before tax and equity investment	39,302	27,496
Tax provision	17,008	12,161
Loss (gain) from associated company, net of tax	7,101	(6,006)
Income from continuing operations, net of tax	$15,193	$21,341

Net Sales

Net sales for the year ended December 31, 2014 increased by $29.3 million, or 5.1%, to $600.5 million, as compared to $571.2 million in 2013. The change in net sales reflects approximately $26.7 million in incremental sales associated with our recent acquisitions and a net increase from core growth of approximately $27.8 million, which were partially offset by a reduction of approximately $25.2 million in net sales due to lower average precious metal prices, principally due to silver. The acquisitions of Wolverine Joining and PAM, net of sales volume transferred to or from the acquired business units as part of the Company's integration activities, provided incremental net sales of approximately $16.7 million and $10.0 million, respectively, during the year ended December 31, 2014. Excluding the impact of these acquisitions, value added sales, defined as net sales less revenue from the direct purchase and resale of precious metals, increased by approximately $27.8 million on higher volume, primarily from the Building Materials and Joining Materials segments, which were partially offset by lower sales volume from the Tubing segment. The average silver market price was approximately $19.05 per troy ounce during 2014, as compared to $23.79 per troy ounce in 2013.

Gross Profit

Gross profit for the year ended December 31, 2014 increased to $164.8 million, as compared to $159.8 million in 2013. Gross profit as a percentage of net sales decreased to 27.4%, as compared to 28.0% in 2013. The decrease of 0.6% was principally due to unfavorable production variances in the Tubing segment driven by lower sales volume, along with higher international freight costs and a change in product mix in the Building Materials segment, which were partially offset by favorable sales mix in the Joining Materials segment. The change in gross profit reflects approximately $4.0 million in incremental gross profit associated with our recent acquisitions and a net increase from core growth of approximately $4.0 million, which were partially offset by a reduction of approximately $3.0 million in gross profit due to lower average precious metal prices. The acquisitions of Wolverine Joining and PAM, net of sales volume transferred to or from the acquired business units as part of the Company's integration activities, provided incremental gross profit of approximately $1.2 million and $2.8 million, respectively, for the year ended December 31, 2014. Higher sales volume from the Building Materials and Joining Materials segments led to the increase in gross profit from our core business, which was partially offset by unfavorable production variances, leading to a decline in gross profit margin, in the Tubing segment due to lower sales volume.

Selling, General and Administrative Expenses

SG&A for the year ended December 31, 2014 were $114.1 million, as compared to $114.4 million in 2013. The $0.3 million reduction in 2014 was driven by a decrease of approximately $3.4 million from our core business in 2014, primarily due to the recording of insurance reimbursements totaling $3.1 million, as compared to similar reimbursements of $1.1 million in 2013, as well as lower benefit costs and reduced business development expenses, which were partially offset by approximately $3.1 million in incremental expenses from the Wolverine Joining and PAM acquisitions.

Pension Expense

Non-cash pension expense was $3.7 million for the year ended December 31, 2014, which was $1.5 million lower than 2013. The decrease in non-cash pension expense was primarily due to an increase in the discount rate utilized to determine net periodic pension costs, based on rising interest rates, as well as strong returns on pension plan assets during 2013. We currently expect non-cash pension expense to be approximately $8.3 million in 2015.

Asset Impairment Charges

In the fourth quarter of 2014, a non-cash asset impairment charge of $0.6 million was recorded related to certain equipment owned by the Company's Joining Materials segment located in Toronto, Canada, which will either be sold or scrapped as part of the Company's continued integration activities associated with the Wolverine Joining acquisition. In addition, the Company recorded a $0.6 million asset impairment charge associated with certain unused, real property owned by the Company's Kasco segment located in Atlanta, Georgia in the fourth quarter of 2014.

Interest Expense

Interest expense for the year ended December 31, 2014 was $7.5 million, as compared to $13.7 million in 2013. Interest expense for the year ended December 31, 2013 included a $5.7 million loss associated with the Company's redemption of its Subordinated Notes, including the redemption premium and the write-off of remaining deferred finance costs and unamortized debt discounts. The Company's average interest rate was also lower for the year ended December 31, 2014, principally due to the Company's redemption of the Subordinated Notes and a decrease in the applicable interest rate margin associated with the Company's new senior credit facility, but was offset by increased average borrowing levels in the second half of 2014.

Realized and Unrealized Gain on Derivatives

Realized and unrealized gain (loss) on derivatives for the years ended December 31, 2014 and 2013 were as follows:

(in thousands)	Year Ended
	December 31,
Derivative	2014	2013
Commodity contracts (economic hedges)	$1,307	$1,988
Derivative features of Subordinated Notes	—	(793)
Total realized and unrealized gain on derivatives	$1,307	$1,195

H&H utilizes commodity forward and futures contracts to mitigate the impact of price fluctuations on its precious metal and certain non-precious metal inventories. The factors that affect the gain or loss on these derivative instruments are changes in the price of the associated metals and the amount of ounces hedged. The $1.3 million gain in the year ended December 31, 2014 was primarily driven by a 19.9% average silver price decrease during the year. In addition, the Company's Subordinated Notes had embedded call premiums and warrants associated with them. The Company treated the fair value of these features together as both a discount on the debt and a derivative liability prior to the redemption of the Subordinated Notes and warrants in the first quarter of 2013. Upon redemption, the value of the derivative was removed from the balance sheet and such write-off is included in the $0.8 million loss noted above.

Tax Provision

For the years ended December 31, 2014 and 2013, tax provisions from continuing operations of $17.0 million and $12.2 million, respectively, were recorded. The effective tax rates in the years ended December 31, 2014 and 2013 were 43.3% and 44.2%, respectively. Changes in the effective tax rate arise principally from differences in the mix of income between taxable jurisdictions, including the impact of foreign sourced income.

Loss (Gain) from Associated Company

As described in Note 10 to its consolidated financial statements included as Annex C to this Information Statement, the Company concluded that it gained significant influence over the operating and financial policies of ModusLink during the first quarter of 2013. The $6.0 million gain from associated company, net of tax, for the year ended December 31, 2013 includes the impact of the reclassification of the Company's historical unrealized loss associated with this investment from accumulated other comprehensive loss to earnings. HNH has elected the option to value its investment in ModusLink using fair value in order to more appropriately reflect the value of the investment in its consolidated financial statements, and the loss recorded during the year ended December 31, 2014 is due entirely to changes in the share price of ModusLink's common stock.

Segment Analysis

The following table summarizes information about HNH's segment operating results for the years ended December 31, 2014 and 2013:
	Year Ended
	December 31,
(in thousands)	2014	2013	Inc./(Decr.)	% Change
Net sales:
Joining Materials	$207,320	$195,187	$12,133	6.2%
Tubing	81,264	91,002	(9,738)	(10.7)%
Building Materials	253,644	226,806	26,838	11.8%
Kasco	58,240	58,169	71	0.1%
Total net sales	$600,468	$571,164	$29,304	5.1%
Segment operating income:
Joining Materials (a)	$19,428	$16,624	$2,804	16.9%
Tubing	13,340	17,434	(4,094)	(23.5)%
Building Materials	30,217	27,789	2,428	8.7%
Kasco (b)	3,176	4,496	(1,320)	(29.4)%
Total segment operating income	$66,161	$66,343	$(182)	(0.3)%

a)
The results of the Joining Materials segment in 2014 include a non-cash impairment charge of $0.6 million related to certain equipment located in Toronto, Canada, which will either be sold or scrapped as part of the Company's continued integration activities associated with the Wolverine Joining acquisition.

b)	The results of the Kasco segment in 2014 include a non-cash impairment charge of $0.6 million related to certain unused, real property located in Atlanta, Georgia.

Joining Materials

For the year ended December 31, 2014, the Joining Materials segment net sales increased by $12.1 million, or 6.2%, to $207.3 million, as compared to net sales of $195.2 million in 2013. The change in net sales reflects approximately $16.7 million in incremental sales associated with the acquisition of Wolverine Joining and a net increase from core growth of approximately $20.6 million, which were partially offset by a reduction of approximately $25.2 million in net sales due to lower average precious metal prices, primarily due to a $4.74 per troy ounce decline in the average market price of silver. The core growth of approximately $20.6 million was due to overall higher sales volume, including increased sales for our distributed product and aluminum product lines, partially offset by softness from the European and refining markets.

Segment operating income for the year ended December 31, 2014 increased by $2.8 million, or 16.9%, to $19.4 million, as compared to $16.6 million in 2013, as a result of higher sales volume and favorable product mix, which were partially offset by reduced profit generated on the material portion of our products in the Joining Materials segment, due principally to lower average precious metal prices, as well as due to higher severance and recruitment costs incurred in the year ended December 31, 2014. The effect of lower average precious metal prices reduced operating income by approximately $3.0 million versus 2013.

Tubing

For the year ended December 31, 2014, the Tubing segment net sales decreased by $9.7 million, or 10.7%, to $81.3 million, as compared to $91.0 million in 2013. The decrease was primarily driven by lower sales volume of our seamless stainless steel tubing products in the chemical processing and oil and gas markets, partially offset by increased seamless stainless steel tubing sales in our precision materials product line and higher welded carbon steel tubing sales for the transportation market.

Segment operating income for the year ended December 31, 2014 decreased by $4.1 million, or 23.5%, to $13.3 million, as compared to $17.4 million in 2013. Gross profit was lower for the year ended December 31, 2014, as compared 2013, driven by the lower sales volume and associated unfavorable production variances.

Building Materials

For the year ended December 31, 2014, the Building Materials segment net sales increased by $26.8 million, or 11.8%, to $253.6 million, as compared to $226.8 million in 2013. The acquisition of PAM provided incremental net sales of approximately $10.0 million within the Building Materials segment for the year ended December 31, 2014, and sales of both roofing and FastenMaster products were higher, as compared to 2013, due to strong demand for roofing products in the private label sales channel and FastenMaster products from home centers and lumberyards.

Segment operating income increased by $2.4 million, or 8.7%, to $30.2 million for the year ended December 31, 2014, as compared to $27.8 million in 2013. Gross profit margin for the year ended December 31, 2014 was lower as compared to 2013, primarily due to higher international freight costs and a change in product mix. Higher SG&A reflected increased employee headcount and product development expenses. The acquisition of PAM provided incremental operating income of approximately $1.0 million within the Building Materials segment for the year ended December 31, 2014.

Kasco

Kasco segment net sales were $58.2 million for both the years ended December 31, 2014 and 2013, as sales improvements from its domestic operations were offset by lower sales from its Canadian operations.

Segment operating income decreased by $1.3 million, or 29.4%, to $3.2 million for the year ended December 31, 2014, as compared to $4.5 million in 2013. The reduced operating income was primarily due to higher overhead and severance costs, as compared with 2013, and reduced route productivity in the first quarter of 2014 due to adverse weather conditions. Kasco also recorded a $0.6 million asset impairment charge associated with certain unused, real property located in Atlanta, Georgia in the fourth quarter of 2014.

Comparison of the Years Ended December 31, 2013 and 2012

The Company's consolidated operating results for the years ended December 31, 2013 and 2012 are summarized in the following table:
	Year Ended
	December 31,
(in thousands)	2013	2012
Net sales	$571,164	$498,713
Gross profit	159,822	143,500
Gross profit margin	28.0%	28.8%
Selling, general and administrative expenses	114,413	101,904
Pension expense	5,206	3,195
Operating income	40,203	38,401
Other:
Interest expense	13,662	16,688
Realized and unrealized gain on derivatives	(1,195)	(2,582)
Other expense	240	434
Income from continuing operations before tax and equity investment	27,496	23,861
Tax provision	12,161	9,637
Gain from associated company, net of tax	(6,006)	—
Income from continuing operations, net of tax	$21,341	$14,224

Net Sales

Net sales for the year ended December 31, 2013 increased by $72.5 million, or 14.5%, to $571.2 million, as compared to $498.7 million in 2012. Value added sales increased by $92.2 million on higher volume, primarily from the Joining Materials segment, including the acquisition of Wolverine Joining, the Tubing segment, and the Building Materials segment, and were partially offset by the impact of lower average precious metal prices of approximately $19.8 million, principally due to silver. The average silver market price was approximately $23.79 per troy ounce in the year ended December 31, 2013, as compared to $31.17 per troy ounce in 2012. The acquisition of Wolverine Joining provided incremental net sales of approximately $39.8 million in the year ended December 31, 2013, and the December 31, 2012 acquisition of Hickman provided incremental net sales of $17.1 million in 2013.

Gross Profit

Gross profit for the year ended December 31, 2013 increased to $159.8 million, as compared to $143.5 million in 2012. Gross profit as a percentage of net sales decreased to 28.0%, as compared to 28.8% in 2012. The decrease of 0.8% was due to unfavorable product mix and reduced profit generated on the material portion of our products in the Joining Materials segment, due principally to lower precious metal prices, which were partially offset by favorable product mix in the Tubing segment and increased sales of higher-margin branded fasteners in the Building Materials segment. The acquisition of Wolverine Joining provided incremental gross profit of approximately $3.6 million during the year ended December 31, 2013, and the acquisition of Hickman provided incremental gross profit of $7.5 million in 2013.

Selling, General and Administrative Expenses

SG&A for the year ended December 31, 2013 was $114.4 million, as compared to $101.9 million in 2012. This increase was primarily due to the Company's recent acquisitions, including related integrations costs and acquisition fees, as well as the Company's overall higher sales volume in 2013. Incremental costs directly associated with the recent acquisitions totaled approximately $7.2 million. These increases were partially offset by an insurance reimbursement of $1.1 million received for previously incurred environmental remediation costs.

Pension Expense

Non-cash pension expense was $5.2 million for the year ended December 31, 2013, which was $2.0 million higher than in 2012. The increase in non-cash pension expense was primarily due to the fact that historical investment returns on the assets of the WHX Pension Plan have been lower than actuarial assumptions. Such actuarial losses are amortized and result in an increase in pension expense over the amortization period.

Interest Expense

Interest expense for the year ended December 31, 2013 was $13.7 million, as compared to $16.7 million in 2012. Interest expense for the year ended December 31, 2013 included a $5.7 million loss associated with the Company's redemption of its Subordinated Notes, including the redemption premium and the write-off of remaining deferred finance costs and unamortized debt discounts. This loss was offset by a lower average interest rate in the year ended December 31, 2013, principally due to the Company's debt refinancing in the fourth quarter of 2012, which resulted in the write-off of $1.1 million in prior debt issuance costs in that period, and the redemption of the Subordinated Notes.

Realized and Unrealized Gain on Derivatives

Realized and unrealized gain (loss) on derivatives for the years ended December 31, 2013 and 2012 were as follows:

(in thousands)	Year Ended
	December 31,
Derivative	2013	2012
Commodity contracts (economic hedges)	$1,988	$522
Derivative features of Subordinated Notes	(793)	2,060
Total realized and unrealized gain on derivatives	$1,195	$2,582

H&H utilizes commodity forward and futures contracts to mitigate the impact of price fluctuations on its precious metal and certain non-precious metal inventories. The factors that affect the gain or loss on these derivative instruments are changes in the price of the associated metals and the amount of ounces hedged. The $2.0 million gain in the year ended December 31, 2013 was primarily driven by a 23.7% average silver price decrease during the year.

In addition, the Company's Subordinated Notes had embedded call premiums and warrants associated with them. Prior to redemption of the Subordinated Notes in the first quarter of 2013, the Company treated the fair value of these features together as both a discount on the debt and a derivative liability. The discount was being amortized over the 7-year life of the notes as an adjustment to interest expense, and the derivative was marked to market at each balance sheet date. Interest rates and the market price of HNH's stock were significant factors that influenced the valuation of the derivative. Upon redemption, the value of the derivative was removed from the balance sheet and such write-off is included in the $0.8 million loss noted above.

Tax Provision

For the years ended December 31, 2013 and 2012, tax provisions from continuing operations of $12.2 million and $9.6 million, respectively, were recorded. The effective tax rates in the years ended December 31, 2013 and 2012 were 44.2% and 40.4%, respectively. Changes in the effective tax rate arise principally from differences in the mix of income between taxable jurisdictions, including the impact of foreign sourced income.

Gain from Associated Company

As indicated above, the Company concluded that it gained significant influence over the operating and financial policies of ModusLink during the first quarter of 2013. The $6.0 million gain from associated company was due primarily to increases in the share price of ModusLink's common stock, which were partially offset by the impact of the reclassification of the Company's historical unrealized loss associated with this investment from accumulated other comprehensive loss to earnings.

Segment Analysis

The following table summarizes information about HNH's segment operating results for the years ended December 31, 2013 and 2012:
	Year Ended
	December 31,
(in thousands)	2013	2012	Inc./(Decr.)	% Change
Net sales:
Joining Materials	$195,187	$174,621	$20,566	11.8%
Tubing	91,002	80,849	10,153	12.6%
Building Materials	226,806	189,106	37,700	19.9%
Kasco	58,169	54,137	4,032	7.4%
Total net sales	$571,164	$498,713	$72,451	14.5%
Segment operating income:
Joining Materials (a)	$16,624	$23,942	$(7,318)	(30.6)%
Tubing	17,434	14,258	3,176	22.3%
Building Materials	27,789	22,172	5,617	25.3%
Kasco	4,496	4,431	65	1.5%
Total segment operating income	$66,343	$64,803	$1,540	2.4%

a)
The results of the Joining Materials segment for 2012 include a gain of $0.6 million, resulting from the liquidation of precious metal inventory valued at LIFO cost. No similar gain was recorded in 2013 due to an increase in ending inventory quantities.

Joining Materials

For the year ended December 31, 2013, the Joining Materials segment net sales increased by $20.6 million, or 11.8%, to $195.2 million, as compared to net sales of $174.6 million in 2012. The increase in net sales was driven by higher sales volume, including the acquisition of Wolverine Joining, partially offset by a decrease of approximately $7.38 per troy ounce in the average market price of silver in the year ended December 31, 2013, as compared to 2012, as well as lower demand from the mining and exploration sectors. The effect of lower average precious metal prices reduced net sales by approximately $19.8 million, as compared to 2012. The acquisition of Wolverine Joining provided incremental net sales of approximately $39.8 million during the year ended December 31, 2013.

Segment operating income for the year ended December 31, 2013 decreased by $7.3 million, or 30.6%, to $16.6 million, as compared to $23.9 million in 2012. During the year ended December 31, 2013, lower gross profit margin resulted from unfavorable product mix and reduced profit generated on the material portion of our products in the Joining Materials segment, due principally to lower precious metal prices, as compared to 2012. The Joining Materials segment operating income was also unfavorably impacted by higher SG&A associated with business development activities, including acquisition fees and integration costs related to our acquisition of Wolverine Joining.

Tubing

For the year ended December 31, 2013, the Tubing segment net sales increased by $10.2 million, or 12.6%, to $91.0 million, as compared to $80.8 million in 2012. The increase was primarily driven by higher sales volume of our seamless stainless steel tubing products for the oil and gas and chemical processing sectors served by the Tubing segment.

Segment operating income for the year ended December 31, 2013 increased by $3.2 million, or 22.3%, to $17.4 million, as compared to $14.3 million in 2012. The increase in segment operating income was driven primarily by gross profit margin improvement resulting from favorable product mix and higher sales volume.

Building Materials

For the year ended December 31, 2013, the Building Materials segment net sales increased by $37.7 million, or 19.9%, to $226.8 million, as compared to $189.1 million in 2012. The increase in net sales was primarily the result of higher sales of roofing products and FastenMaster products for the home center segment, as well as $17.1 million of incremental sales associated with the Hickman acquisition.

Segment operating income increased by $5.6 million, or 25.3%, to $27.8 million for the year ended December 31, 2013, as compared to $22.2 million in 2012. Gross profit margin for the year ended December 31, 2013 was higher, as compared to the year ended December 31, 2012, primarily due to increased sales of higher-margin branded fasteners. The remaining increase in operating income was primarily due to the higher roofing products sales level during the year ended December 31, 2013, as compared to the prior year.

Kasco

For the year ended December 31, 2013, the Kasco segment net sales increased by $4.0 million, or 7.4%, to $58.2 million, as compared to $54.1 million in 2012. The net sales improvements were principally from its repair business sales in North America.

Segment operating income was $4.5 million for the year ended December 31, 2013, which was relatively flat compared to 2012. Higher gross profit as a result of increased sales levels during 2013 was offset by higher sales commissions, travel costs and automobile expenses, as compared with the prior year.

Discussion of Consolidated Cash Flows

Comparison of the Years Ended December 31, 2014 and 2013

The following table provides a summary of the Company's consolidated cash flows for the years ended December 31, 2014 and 2013:

	Year Ended
(in thousands)	2014	2013
Net cash provided by operating activities	$50,689	$49,163
Net cash used in investing activities	(11,902)	(36,875)
Net cash used in financing activities	(17,143)	(17,422)
Net change for the year	$21,644	$(5,134)

Operating Activities

Operating cash flows for the year ended December 31, 2014 provided $50.7 million, as compared to $49.2 million in 2013, reflecting an increase in operating income of $5.5 million, which was partially offset by an increase in working capital. Trade and other receivables used $0.8 million during 2014, as compared to a source of $6.0 million in 2013, and inventories used $5.4 million during 2014, as compared to a source of $2.4 million in 2013. Such usages from both trade and other receivables and inventories reflect higher net sales in the fourth quarter of 2014, as compared to the fourth quarter in 2013. Other current liabilities used $18.6 million during 2014, as compared to $14.4 million in 2013, primarily due to higher pension contributions of $20.5 million during 2014, as compared to $13.1 million in 2013. Prepaid and other current assets provided $2.2 million during 2014, as compared to a use of $3.3 million in 2013, primarily due to the Company's precious metal hedging activities. Discontinued operations provided $18.6 million during 2014, as compared to $11.8 million in 2013.

Investing Activities

Investing activities used $11.9 million of cash for the year ended December 31, 2014 and used $36.9 million during 2013. Capital spending of $12.7 million in 2014 was comparable with $11.7 million in 2013. Investing activities included acquisition costs of $68.6 million, primarily related to Wolverine Joining and PAM in 2013, and also included proceeds from sale of discontinued operations of $45.3 million. The Company received $3.7 million during the third quarter of 2014 from the prior year sale of Continental, which was previously held in escrow pending resolution of certain indemnification provisions contained in the sales agreement. During 2014, the Company also invested approximately $1.5 million, including brokerage commissions, in the common stock of ModusLink.

Financing Activities

For the year ended December 31, 2014, the Company's financing activities used $17.1 million of cash. Net term loan repayments totaled $116.3 million, and the Company used $60.6 million for the repurchase of its common stock. Borrowings under the Company's revolving credit facilities increased by $162.4 million. The Company also initiated $12.6 million in borrowings on its new WHX CS Loan facility during the third quarter of 2014, which were fully repaid during the same quarter. The changes in the Company's financing structure during 2014 were primarily the result of the Company's entry into an amended and restated senior credit agreement on August 29, 2014, which also resulted in payments of approximately $3.2 million for deferred finance charges.

During 2013, the Company increased net borrowings on its revolving credit facility by $31.0 million and borrowed an additional $10.0 million on its senior term loan. These increases were offset by $36.3 million used for the repurchase of the Company's remaining Subordinated Notes and repayments of $9.3 million on its domestic term loans. The Company also used $9.8 million for the repurchase of its common stock during the year ended December 31, 2013.

Comparison of the Years Ended December 31, 2013 and 2012

The following table provides a summary of the Company's consolidated cash flows for the years ended December 31, 2013 and 2012:
	Year Ended
(in thousands)	2013	2012
Net cash provided by operating activities	$49,163	$58,439
Net cash used in investing activities	(36,875)	(37,882)
Net cash used in financing activities	(17,422)	(12,230)
Net change for the year	$(5,134)	$8,327

Operating Activities

Operating cash flows for the year ended December 31, 2013 were $9.3 million lower, as compared to 2012, primarily due an $18.6 million decline in operating cash flows from discontinued operations. Prepaid and other current assets used $3.3 million for the year ended December 31, 2013, as compared to $1.2 million provided in 2012, primarily due to precious metal hedging activities. Inventory provided $2.4 million for the year ended December 31, 2013, as compared to a use of $0.8 million in 2012, primarily due to lower precious metal prices in 2013. Other current liabilities used $14.4 million in 2013 as compared to $15.7 million used in 2012, primarily due to higher accounts payable levels as a result of increased sales volume in 2013.

Investing Activities

Investing activities used $36.9 million for the year ended December 31, 2013 and used $37.9 million in 2012. The investing activities in 2013 included acquisition consideration of $68.6 million, primarily related to the acquisitions of Wolverine Joining and PAM, as compared to $12.4 million in 2012. The 2013 balance also included proceeds from the sale of discontinued operations of $45.3 million. Capital spending in 2013 of $11.7 million was lower than the $15.2 million in 2012, primarily due to the purchase of a new building in the Building Materials segment and a facility expansion project in the Tubing segment during 2012. During 2012, the Company invested approximately $6.3 million, including brokerage commissions, in the common stock of ModusLink.

Financing Activities

For the year ended December 31, 2013, the Company increased net borrowings on its revolving credit facility by $31.0 million and borrowed an additional $10.0 million on its senior term loan. These increases were offset by $36.3 million used for the repurchase of the Company's remaining Subordinated Notes and repayments of $9.3 million on its domestic term loans. The Company also used $9.8 million for the repurchase of its common stock during the year ended December 31, 2013.

During 2012, the Company's financing activities used $12.2 million of cash. This included net borrowings of $25.5 million on its domestic term loans, net repayments of $23.8 million on its revolving credit facilities and $10.8 million for the repurchase of Subordinated Notes during the year ended December 31, 2012.

Contractual Obligations

The following table summarizes the Company's contractual obligations at December 31, 2014 and the effects such obligations are expected to have on liquidity and cash flows in future periods:

	Payments due by period
(in thousands)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-term debt (a)	$202,801	$6,378	$3,048	$193,375	$—
Estimated interest expense (a)(b)	$24,136	$5,011	$9,620	$9,505	$—
Minimum pension contributions (c)	$140,900	$17,100	$28,700	$35,600	$59,500
Lease commitments	$9,505	$3,059	$4,105	$1,628	$713

a)	Assumes repayment of the $193.4 million outstanding balance on H&H Group's senior secured revolving credit facility on its August 29, 2019 contractual maturity date.
b)
Estimated interest expense does not include non-cash amortization of debt issuance costs, which is included in interest expense in the Company's consolidated financial statements. The interest rates used to estimate future interest expense were based on interest rates at December 31, 2014. As the majority of the Company's long-term debt bears interest at variable rates, any future interest rate fluctuations will impact future cash payments.

c)
Actual future pension costs and required funding obligations will be affected by changes in the factors and assumptions described elsewhere in the consolidated financial statements and related notes thereto attached as Annex C and Annex D to this Information Statement, as well as other changes such as any plan termination or other acceleration events.

The Company's facilities and operations are subject to extensive environmental laws and regulations imposed by federal, state, foreign and local authorities relating to the protection of the environment. Although it maintains insurance coverage for certain environmental matters, the Company could incur substantial costs, including cleanup costs, fines or sanctions, and third-party claims for property damage or personal injury, as a result of violations of or liabilities under environmental laws. The Company has incurred, and in the future may continue to incur, liability under environmental statutes and regulations with respect to the contamination detected at sites owned or operated by the Company (including contamination caused by prior owners and operators of such sites, abutters or other persons) and the sites at which it has disposed of hazardous substances. As of December 31, 2014, the Company established a reserve totaling $2.4 million with respect to certain presently estimated environmental remediation costs. This reserve may not be adequate to cover the ultimate costs of remediation, including discovery of additional contaminants or the imposition of additional cleanup obligations, which could result in significant additional costs. In addition, the Company expects that future regulations, and changes in the text or interpretation of existing regulations, may subject it to increasingly stringent standards. Compliance with such requirements may make it necessary for the Company to retrofit existing facilities with additional pollution-control equipment, undertake new measures in connection with the storage, transportation, treatment and disposal of by-products and wastes or take other steps, which may be at a substantial cost to it.

Liquidity and Capital Resources

The Company's principal source of liquidity is its cash flows from operations. As of March 31, 2015, the Company's current assets totaled $195.0 million, its current liabilities totaled $70.2 million and its net working capital was $124.8 million, as compared to net working capital of $181.1 million as of December 31, 2014 and $147.7 million as of December 31, 2013. The Company's debt is principally held by H&H Group, a wholly-owned subsidiary of HNH. HNH's subsidiaries borrow funds in order to finance capital expansion programs and for working capital needs. The terms of certain of those financing arrangements place restrictions on distributions of funds to HNH, the parent company, subject to certain exceptions including required pension payments to the WHX Pension Plan. The Company does not expect these restrictions to have an impact on its ability to meet its cash obligations. HNH's ongoing operating cash flow requirements consist primarily of arranging for the funding of the minimum requirements of the WHX Pension Plan and paying HNH's administrative costs. The Company expects to have required minimum contributions to the WHX Pension Plan of $13.3 million for the remainder of 2015, and $14.3 million, $15.3 million, $17.0 million, $18.3 million and $56.4 million in 2016, 2017, 2018, 2019, and for the five years thereafter, respectively. Required future contributions are estimated based upon assumptions regarding such matters as discount rates on future obligations, assumed rates of return on plan assets and legislative changes. Actual future pension costs and required funding obligations will be affected by changes in the factors and assumptions described in the previous sentence, as well as other changes such as any plan termination or other acceleration events.

The Company believes it has access to adequate resources to meet its needs for normal operating costs, capital expenditures, mandatory debt redemptions and working capital for its existing business. These resources include cash and cash equivalents, cash provided by operating activities and unused lines of credit. On August 29, 2014, H&H Group entered into an amended and restated senior credit agreement, which provides for an up to $365.0 million senior secured revolving credit facility. As of March 31, 2015, H&H Group's availability under its senior secured revolving credit facility was $157.4 million. The Company's ability to satisfy its debt service obligations, to fund planned capital expenditures and required pension payments, and to make acquisitions will depend upon its future operating performance, which will be affected by prevailing economic conditions in the markets in which it operates, as well as financial, business and other factors, some of which are beyond its control. In addition, the Company's senior secured revolving credit facility is subject to certain mandatory prepayment provisions and restrictive and financial covenants. There can be no assurances that H&H Group will continue to have access to its lines of credit if its financial performance does not satisfy the financial covenants set forth in the financing agreements. If H&H Group does not meet certain of its financial covenants, and if it is unable to secure necessary waivers or other amendments from the respective lenders on terms acceptable to management, its ability to access available lines of credit could be limited, its debt obligations could be accelerated by the respective lenders and liquidity could be adversely affected.

Management is utilizing the following strategies to continue to enhance liquidity: (1) continuing to implement improvements, using the HNH Business System, throughout all of the Company's operations to increase sales and operating efficiencies, (2) supporting profitable sales growth both internally and potentially through acquisitions and (3) evaluating from time to time and as appropriate, strategic alternatives with respect to its businesses and/or assets. The Company continues to examine all of its options and strategies, including acquisitions, divestitures and other corporate transactions, to increase cash flow and stockholder value. Consistent with this philosophy, the Company through direct and indirect subsidiaries has entered into an agreement to acquire JPS Industries, Inc.

Off-Balance Sheet Arrangements

It is not the Company's usual business practice to enter into off-balance sheet arrangements such as guarantees on loans and financial commitments, indemnification arrangements and retained interests in assets transferred to an unconsolidated entity for securitization purposes. Certain customers and suppliers of the Joining Materials segment choose to do business on a "pool" basis. Such customers or suppliers furnish precious metal to subsidiaries of H&H for return in fabricated form or for purchase from or return to the supplier. When the customer's precious metal is returned in fabricated form, the customer is charged a fabrication charge. The value of pooled precious metal is not included on the Company's consolidated balance sheet. As of March 31, 2015, customer metal in H&H's custody consisted of 175,164 ounces of silver, 534 ounces of gold and 1,392 ounces of palladium.

The Company’s discussion and analysis of financial condition and results of operations is based upon its consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. Preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Estimates are based on historical experience, expected future cash flows and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.